UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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VISHAY INTERTECHNOLOGY, INC.
(Name of Registrant as Specified in Its Charter)
_____________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

April 4, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Vishay Intertechnology, Inc., to be held at 9:30 a.m., local time, on Tuesday, May 20, 2014, at Vishay Intertechnology, Inc. World Headquarters, 63 Lancaster Ave., Malvern, PA 19355. The Board of Directors looks forward to greeting you personally at the annual meeting.

During the annual meeting, we will discuss each item of business described in the attached Notice of Annual Meeting of Stockholders and proxy statement and provide a report on Vishay's business operations.  We will provide time for questions.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Vishay.  We hope you will be able to attend the annual meeting.  Whether or not you expect to attend the annual meeting, and regardless of the number of shares you own, it is important that your shares are represented and voted at the annual meeting.  Therefore, you are encouraged to sign, date, and return the enclosed proxy card in the return envelope provided so that your shares will be represented and voted at the annual meeting.

Sincerely,

Marc Zandman
Executive Chairman of the Board of Directors

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held May 20, 2014.

The following materials, also included with this Notice, are available for view on the Internet:

Proxy Statement for the 2014 Annual Meeting of Stockholders

2013 Annual Report to Stockholders

To view these materials, visit ir.vishay.com.

VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 20, 2014

The 2014 Annual Meeting of Stockholders of Vishay Intertechnology, Inc. will be held at Vishay Intertechnology, Inc. World Headquarters, 63 Lancaster Ave., Malvern, PA 19355, on Tuesday, May 20, 2014 at 9:30 a.m., local time.  The meeting will be held to consider and act upon:

1.	the election of three directors to hold office until 2017;
2.	the ratification of our independent registered public accounting firm;
3.	the advisory vote on executive compensation;
4.	the approval of the Amended and Restated 2007 Stock Incentive Program; and
5.	such other business as may be brought properly before the meeting.

The Board of Directors unanimously recommends a vote "FOR ALL" nominees and "FOR" proposals two, three, and four.

The stockholders of record at the close of business on March 28, 2014 will be entitled to vote at the annual meeting or at any adjournment thereof.  Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy card and return it without delay in the enclosed envelope which requires no additional postage if mailed in the United States.

If you are enrolled in our electronic proxy materials delivery service and received these proxy materials via the Internet, you will need to follow the procedures for online voting to vote your shares.

By Order of the Board of Directors,

Peter Henrici
Corporate Secretary

Malvern, Pennsylvania
April 4, 2014

VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Meeting Information

Date and time	Tuesday, May 20, 2014 at 9:30 a.m.
Meeting location	Vishay Intertechnology, Inc. World Headquarters 63 Lancaster Ave. Malvern, PA 19355
Record date	March 28, 2014
Voting	Each share of common stock will be entitled to one vote and each share of Class B common stock will be entitled to 10 votes with respect to each matter to be voted on at the annual meeting

Meeting Agenda

The meeting will be held to consider and act upon:

•	The election of three directors to hold office until 2017;
•	The ratification of Ernst & Young as our independent registered public accounting firm;
•	The advisory vote on executive compensation;
•	The approval of the Amended and Restated 2007 Stock Incentive Plan; and
•	Such other business as may be brought properly before the meeting.

Recommendations of the Board of Directors

The Board of Directors recommends a vote:

•	FOR the election of three directors to hold office until 2017 (see Proposal One);
•	FOR the ratification of Ernst & Young as our independent registered public accounting firm (see Proposal Two);
•	FOR the advisory vote on executive compensation (see Proposal Three); and
•	FOR the approval of the Amended and Restated 2007 Stock Incentive Program (See Proposal Four).

Nominees for Directors

The total number of shares of our common stock and Class B common stock outstanding was 135,319,976 and 12,129,227, respectively, at March 28, 2014. Ruta Zandman controls, solely or on a shared basis with Mr. Marc Zandman and Ziv Shoshani, approximately 42.4% of the total voting power of our capital stock; Mr. Marc Zandman controls, solely or on a shared basis with Ruta Zandman and Ziv Shoshani, approximately 31.2% of the total voting power of our capital stock; and Ziv Shoshani controls, solely or on a shared basis with Ruta Zandman and Mr. Marc Zandman, approximately 31.2% of the total voting power of our capital stock. While holders of our common stock and Class B common stock vote together as a single class on most matters, including the election of directors, all of our current directors received a majority of the votes cast by holders of common stock who are unaffiliated with the current Class B stockholders when they last stood for election at an annual meeting of stockholders.

The nominees for election as Class II Directors for terms of three years, expiring at the 2017 annual meeting of stockholders, are summarized as follows:

Name	Age	Director since
Dr. Abraham Ludomirski Founder and Managing Director of Vitalife Fund, a venture capital company specializing in high-tech electronic medical devices	61	2003
Wayne Rogers Investor, specializing in small and mid-sized acquisitions; stock commentator and analyst for Fox News Channel	81	2006
Ronald Ruzic Retired Group President, BorgWarner Automotive, Inc.	75	2009

The Board of Directors recommends a vote FOR the election of three directors to hold office until 2017 (see Proposal One).

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has determined to reappoint the public accounting firm of Ernst & Young LLP as independent registered public accounting firm to audit our financial statements for the year ending December 31, 2014, as well as to audit the effectiveness of our internal control over financial reporting.  Although stockholder approval for the appointment of Ernst & Young LLP is not required, we are continuing our practice of submitting the selection of the independent registered public accounting firm to stockholders for their ratification.  The Board of Directors recommends a vote FOR the ratification of Ernst & Young as our independent registered public accounting firm (see Proposal Two).

Executive Compensation Advisory Vote

As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Congress adopted Section 14A of the Securities Exchange Act of 1934, pursuant to which the Board is giving our stockholders an opportunity to approve on an advisory, or non-binding, basis, the compensation of our Named Executive Officers, as disclosed in this proxy statement.

Historically, the Compensation Committee of the Board of Directors was responsible for establishing and approving the compensation of the Chief Executive Officer, recommending to the Board of Directors the compensation of other Named Executive Officers, and administering Vishay's incentive compensation and equity based plans. Other than with respect to the Chief Executive Officer, the Board of Directors makes the final determination with respect to compensation of Vishay's Named Executive Officers.  In March 2014, the Board determined to enhance the responsibilities of the Compensation Committee and amended the Compensation Committee charter to provide that, with respect to all Named Executive Officers, the Committee will establish and approve all compensation.

As discussed in greater detail in "Executive Compensation – Compensation Discussion and Analysis," Vishay's compensation programs are designed to support our business goals and promote the short- and long-term profitable growth of the Company. The compensation program should help to recruit, retain, and motivate key employees who can function effectively both in periods of recession and economic upturn.

The compensation arrangements are designed to provide an incentive for positive performance while avoiding the encouragement of inappropriate risk-taking.

The compensation arrangements vary among our Named Executive Officers, but generally include:
•	a market-competitive base salary;
•
cash incentive compensation, a portion of which is based on Company-wide achievements and another portion of which is based on personal achievements, with a cap to discourage inappropriate risk-taking;

•	equity-based compensation, of which 75% vests only upon the achievement of three-year performance metrics and the balance of which vests on January 1 of the third year following the grant date;
•	deferred cash compensation generally payable at retirement / termination of employment;
•	deferred equity compensation in the form of phantom stock units payable at retirement / termination of employment for certain of our Named Executive Officers;
•	retirement benefits; and
•	perquisites and other personal benefits.
This proxy statement includes a comprehensive "Summary Compensation Table" that calculates compensation earned by our Named Executive Officers in accordance with SEC rules. Some of the compensation reported in the Summary Compensation Table, for example, equity-based compensation, deferred cash compensation, retirement benefits, and phantom stock units, was not realized by the executives, and in the case of equity-compensation measured on the grant date, might never be fully realized.

The Board of Directors believes that our executive compensation program is appropriately designed to support the Company's long-term success by achieving the following objectives: attracting and retaining talented senior executives, tying executive pay to Company and individual performance, supporting our annual and long-term business strategies, and aligning executives' interests with those of the stockholders. Accordingly, the Board of Directors recommends that you vote FOR approval of the compensation of our Named Executive Officers (see Proposal Three).

Approval of the Amended and Restated 2007 Stock Incentive Program

The Board of Directors has approved, and is proposing that the stockholders approve, the Amended and Restated 2007 Stock Incentive Program (the "2007 Program").  The 2007 Program allows the Company to grant executive officers, key employees and directors of the Company stock options, restricted stock, restricted stock units, phantom stock units, and stock appreciation rights that are payable in cash.  The purpose of granting awards under the 2007 Program is to enhance the long-term performance of the Company and to provide the selected individuals with an incentive to improve the growth and profitability of the Company by acquiring a proprietary interest in the success of the Company.  Stockholder approval of the 2007 Program will, among other changes, increase the total number of shares available for issuance to officers, key employees, and directors, merge the Company's existing Senior Executive Phantom Stock Plan with and into the 2007 Program, and extend the term of the 2007 Program until 2024.  The Board of Directors recommends a vote FOR the approval of the Amended and Restated 2007 Stock Incentive Program (see Proposal Four).

________________

PROXY STATEMENT
________________

The accompanying proxy is solicited by the Board of Directors of Vishay Intertechnology, Inc. for use at the 2014 Annual Meeting of Stockholders of Vishay to be held at Vishay Intertechnology, Inc. World Headquarters, 63 Lancaster Ave., Malvern, PA 19355 on Tuesday, May 20, 2014 at 9:30 a.m., local time, or any adjournments thereof.

We are first sending the proxy materials to stockholders on or about April 4, 2014.

ABOUT THE MEETING

Why did I receive these materials?

We hold a meeting of stockholders annually.  This year's meeting will be held on May 20, 2014.  There will be several items of business that must be voted on by our stockholders at the meeting, and our Board of Directors is seeking your proxy to vote on these items.  This proxy statement contains important information about Vishay Intertechnology, Inc. and the matters that will be voted on at the meeting.  Please read these materials carefully so that you have the information you need to make informed decisions.  Throughout this proxy statement, we will refer to ourselves as "Vishay Intertechnology, Inc.," "Vishay," "we," "our," or the "Company."

What is a proxy?

A proxy is your legal designation of another person to vote the shares of stock that you own. The person you designate to vote your shares is also called a proxy.  When you submit a proxy, the people named on the proxy card are required to vote your shares at the annual meeting in the manner you have instructed.

What is the record date and why is it important?

The record date is the date used by our Board of Directors to determine which stockholders are entitled to receive notice of, and vote on the items presented at, the annual meeting. Our Board established March 28, 2014 as the record date for the 2014 annual meeting.

What is the difference between "Stockholders of Record" and "Beneficial Owners"?

If your shares are registered directly in your name with Vishay's transfer agent, you are considered, with respect to those shares, the "Stockholder of Record." The proxy statement, annual report and proxy card have been sent directly to you by Vishay.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "Beneficial Owner" of shares held in street name. This proxy statement and annual report have been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, are invited to attend the meeting.

What proposals will I be voting on and how does the Board of Directors recommend I vote?

The Board of Directors' recommendations are set forth together with the description of each proposal in this proxy statement.  In summary, the Board of Directors (which throughout this proxy statement we refer to as the "Board") recommends a vote:

•	FOR the election of three directors to hold office for terms of three years (see Proposal One);
•	FOR the ratification of the appointment of Ernst & Young LLP as Vishay's independent registered public accounting firm for the year ending December 31, 2014 (see Proposal Two);
•	FOR the advisory approval of executive compensation (See Proposal Three); and
•	FOR the approval of the Amended and Restated 2007 Stock Incentive Program (See Proposal Four).

Does Vishay have more than one class of stock outstanding?

We have two classes of stock outstanding, common stock and Class B common stock.  On the record date, there were 135,319,976 shares of common stock and 12,129,227 shares of Class B common stock outstanding and entitled to vote.

What are the voting rights of each class of stock?

Each share of common stock will be entitled to one vote and each share of Class B common stock will be entitled to 10 votes with respect to each matter to be voted on at the annual meeting.

A list of stockholders entitled to vote at the annual meeting will be available for examination by Vishay's stockholders during ordinary business hours for a period of ten days prior to the annual meeting at the Company's headquarters, 63 Lancaster Avenue, Malvern, PA 19355. A stockholder list will also be available for examination at the annual meeting.

What constitutes a quorum?

A quorum is the minimum number of votes required to be present at the annual meeting to conduct business.  As set forth in Vishay's by-laws, the holders of a majority of the votes represented by the outstanding shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting.

How are abstentions and broker non-votes considered?

Shares represented by proxies that are properly marked "ABSTAIN" will be counted for purposes of determining the presence of a quorum at the annual meeting.  Abstentions are not regarded as voted shares and will have no effect on the election of directors under Proposal One or on the votes with respect to Proposals Two, Three, and Four.

Brokers holding shares for beneficial owners in street name must vote those shares according to specific instructions they receive from the beneficial owners.  If instructions are not received, brokers may only vote the shares, in their discretion, on matters for which they are not precluded from exercising their discretion by the rules of the New York Stock Exchange ("NYSE").  Under the NYSE rules, a broker is permitted to vote shares on routine matters, which include ratifying the appointment of independent auditors but do not include the election of directors, advisory votes on executive compensation, or approval of equity plans.  Accordingly, brokers may vote in their discretion only on Proposal Two.

A broker "non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.  Broker non-votes will be counted in determining whether there is a quorum at the annual meeting but will not be regarded as voted shares.   Because the Company has a plurality voting standard for the election of directors, and because the other proposals will be determined by a majority of votes cast, broker non-votes will have no effect on the outcome of the vote on any of the proposals.

What vote is required to approve each proposal?

Assuming a quorum is present, the vote required and method of calculation for the proposals to be considered at the annual meeting are as follows:

•
Proposal One.  The election of three directors to hold office for terms of three years or until their successors are duly elected and qualified requires a plurality of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy and voted on the election of directors.

•
Proposal Two. The ratification of the appointment of Ernst & Young LLP as Vishay's independent registered public accounting firm for the year ending December 31, 2014 requires the affirmative vote of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy and voted on the ratification of the appointment of Ernst & Young LLP.

•
Proposal Three.  The advisory approval of the compensation of the Company's executive officers as disclosed in the "Compensation and Discussion Analysis" section of this proxy statement requires a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy and voted on the advisory approval of the compensation of the Company's executive officers.

•
Proposal Four. The approval of the Amended and Restated 2007 Stock Incentive Program requires the affirmative vote of holders of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy and voted on the approval of the Amended and Restated 2007 Stock Incentive Program.

Who paid to send me the proxy materials?

The cost of solicitation of proxies will be borne by Vishay.  The Board of Directors may use the services of Vishay's directors, officers and other regular employees to solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such fiduciaries, and Vishay will reimburse them for the reasonable expenses incurred by them in so doing.

Vishay is required to make these materials available to you.  SEC rules require that we mail a notice to our stockholders advising that our proxy statement, annual report to stockholders, electronic proxy card, and related materials are available for viewing, free of charge, on the Internet. Stockholders may then access these materials and vote over the Internet or request delivery of a full set of materials by mail or email. We have elected to utilize this process for the 2014 annual meeting. We intend to begin mailing the required notice, called Notice of Internet Availability of Proxy Materials, to stockholders on or about April 4, 2014. The proxy materials will be posted on the Internet, at ir.Vishay.com, no later than the day we begin mailing the Notice.

These rules give us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage.  If you receive a Notice, you will not receive a paper or electronic copy of the proxy materials unless you request one, using the procedure described in the Notice and on Vishay's investor relations website. You may also elect to receive the Notice for future meetings electronically, which will save Vishay printing and mailing costs, by registering for this program at www.icsdelivery.com/vsh or by contacting your broker.

How do I vote my shares? Can I vote electronically?

If you are a holder of record of our common stock as of the record date, there are four ways to vote:

•
If you elected to receive hardcopy proxy materials, please complete, date, and sign the proxy card included in the materials sent to you and return it without delay in the provided envelope, which requires no additional postage if mailed in the United States.

•
If you are enrolled in our electronic proxy materials delivery service and received these proxy materials via the Internet, you will need to follow the procedures for online voting in order to vote your shares.

•	You can vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week, and following the instructions on your proxy card.

•	You may also vote by written ballot at the annual meeting.

The shares represented by your proxy will be voted as directed with respect to each of the proposals set forth in the proxy statement, OR, if no direction is indicated, at the recommendations of the Board of Directors.

You may either vote "FOR ALL" or "WITHHOLD" your vote for the election of the nominees as directors under Proposal One, or you may vote for only some of the nominees. You may vote "FOR," "AGAINST" or "ABSTAIN" on Proposals Two, Three, and Four.

Whether or not you plan to attend the meeting, we strongly encourage you to vote by proxy prior to the meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you must follow the instructions provided by your broker, bank, or nominee on how to vote your proxy.

Can I change my vote after I return my proxy card?

Yes.  You may revoke your proxy at any time before it is voted at the annual meeting. In order to revoke your proxy, you may either:

•	sign and timely return another proxy card bearing a later date;
•	provide written notice of the revocation to Vishay's Corporate Secretary; or
•    attend the annual meeting and vote in person.

If your shares are held in a stock brokerage account or by a bank or other nominee, you must follow the instructions provided by your broker, bank, or nominee on how to revoke your proxy.

What will happen if I provide my proxy but do not vote on a proposal?

You should provide voting instructions for all proposals appearing on the proxy card. The persons named as proxies on the proxy card will vote your shares according to your instructions. However, if you fail to provide instructions on how you want your shares to be voted, properly signed and dated proxies will be voted in accordance with the recommendation of the Board of Directors.

What will happen if I do not provide my proxy?

If you are a stockholder of record, your shares will not be voted.

If you are the beneficial owner of shares held in street name, your broker, bank, or other holder of record might be authorized to vote your shares on certain routine matters. The NYSE considers the ratification of the independent registered public accounting firm to be a routine matter.  On routine matters, your broker or nominee can vote your street name shares even though you have not provided voting instructions, or chose not to vote your shares on those matters.

Who will verify the election results?

Vishay will appoint an inspector who will ascertain the number of shares outstanding and the voting powers of each, determine the shares represented at the annual meeting and the validity of the proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determinations by such inspector, and certify a determination of the number of shares represented at the annual meeting and his count of all votes and ballots.

Are there any stockholders who own more than 5% of Vishay's shares or voting power?

Ruta Zandman controls, solely or on a shared basis with Mr. Marc Zandman and Ziv Shoshani, approximately 42.4% of the total voting power of our capital stock; Mr. Marc Zandman controls, solely or on a shared basis with Ruta Zandman and Ziv Shoshani, approximately 31.2% of the total voting power of our capital stock; and Ziv Shoshani controls, solely or on a shared basis with Ruta Zandman and Mr. Marc Zandman, approximately 31.2% of the total voting power of our capital stock.  They intend to vote FOR ALL nominees and FOR Proposals Two, Three, and Four.

According to filings made with the Securities and Exchange Commission ("SEC"), BlackRock, Inc., The Bank of New York Mellon Corporation, The Vanguard Group, Dimensional Fund Advisors LP, Royce & Associates, LLC, and LSV Asset Management each own greater than 5% of Vishay's outstanding common stock.  Additionally, Deborah Larkin, a private stockholder, owns greater than 5% of our Class B common stock.  See "Security Ownership of Certain Beneficial Owners and Management" for more information.   BlackRock, Inc., The Bank of New York Mellon Corporation, The Vanguard Group, Dimensional Fund Advisors LP, Royce & Associates, LLC, LSV Asset Management, and Ms. Larkin have not indicated their intentions to Vishay regarding matters to be voted on at the annual meeting.

GOVERNANCE OF THE COMPANY

What is corporate governance?

Corporate governance is the process by which companies govern themselves.

At Vishay, day-to-day business activities are carried out by our employees under the direction and supervision of our Chief Executive Officer ("CEO").  The Board of Directors oversees these activities. In doing so, each director is required to use his or her business judgment in the best interests of Vishay and its stockholders. The Board's primary responsibilities include:

•	Review of Vishay's performance, strategies, and major decisions;
•	Oversight of Vishay's compliance with legal and regulatory requirements and the integrity of its financial statements;
•	Oversight of management, including review of the CEO's performance and succession planning for key management roles;
•	Oversight of risk management; and
•	Oversight of compensation for the CEO, key executives and the Board, as well as oversight of compensation policies and programs for all employees.

Additional description of the Board's responsibilities is included in our Corporate Governance Principles, which is available to stockholders on our website and in print upon request, as described below.

Where can I find more information about the corporate governance practices of Vishay?

Various corporate governance related documents are available on our website.  These include:

•	Corporate Governance Principles
•	Code of Business Conduct and Ethics
•	Code of Ethics Applicable to the Company's Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Financial Managers
•	Audit Committee Charter
•	Nominating and Corporate Governance Committee Charter
•	Compensation Committee Charter
•	Strategic Affairs Committee Charter
•	Policy on Director Attendance at Annual Meetings
•	Nominating and Corporate Governance Committee Policy Regarding Qualification of Directors
•	Procedures for Securityholders' Submissions of Nominating Recommendations
•	Securityholder Communications with Directors and Interested Party Communication with Independent Directors
•	Whistleblower and Ethics Hotline Procedures
•	Related Party Transaction Policy

To view these documents, access ir.Vishay.com and click on "Corporate Governance."  Any of these documents can be obtained in print by any stockholder upon written request to Vishay's investor relations department.

We intend to post any amendments to or any waivers from, a provision of our Code of Ethics Applicable to the Company's Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Financial Managers on our website.

What is the composition of our Board of Directors?

Vishay has a staggered Board of Directors divided into three classes.  The number of directors is fixed by the Board of Directors, subject to a minimum of three and a maximum of fifteen directors as provided in the Company's charter documents.  There are currently ten members of the Board.  As described in Proposal One, three directors are nominated for election as Class II directors for a term expiring at the annual meeting of stockholders in 2017.  If all three nominated directors are elected, our Board will continue to have ten members.  Biographical information on each of the current and nominated directors is included in Proposal One.

How does the Board determine which directors are considered independent?

The Board has adopted a formal set of director qualification standards used to determine director independence which meet the independence requirements of the NYSE corporate governance listing standards.   The Board has determined that, to be considered independent, a director may not have a direct or indirect material relationship with the Company other than as a director.  A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a director's exercise of critical and disinterested judgment on behalf of the Company and its stockholders.  The materiality standard applied by the Board includes, but is not limited to, the disqualifying relationships set forth in the governance listing standards of the NYSE.  The standards specify the criteria for determining director independence, including strict guidelines for directors and their immediate families regarding employment or affiliation with us or our independent registered public accounting firm.  The standards also prohibit the Audit Committee members from having any direct or indirect financial relationship with us.

The Nominating and Corporate Governance Committee, with the help of counsel, has reviewed the applicable legal standards for Board and committee member independence, the Company's standards of independence and applied the criteria to determine "audit committee financial expert status". The Committee has also reviewed a summary of the answers to annual questionnaires completed by each director.  On the basis of this review the Committee has communicated its findings to the full Board and the Board has affirmatively concluded that Frank Dieter Maier, Dr. Abraham Ludomirski, Wayne M. Rogers, Ronald Ruzic, Timothy Talbert, and Thomas Wertheimer qualify as independent directors.  Each of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee of the Board is composed entirely of independent directors.

How often did the Board meet during 2013?

The Board of Directors met 5 times during the year ended December 31, 2013.  Regularly scheduled executive sessions of the Board's independent directors were also held.  In 2013, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and any Committee on which such director served.  Vishay's policy on director attendance at annual meetings of stockholders may be found on our website at ir.Vishay.com.  At the 2013 annual meeting of stockholders, all ten of our directors attended in person.

What is the role of the Board's Committees and what is their composition?

The Board of Directors maintains an Executive Committee, a Nominating and Corporate Governance Committee, an Audit Committee, a Compensation Committee, and a Strategic Affairs Committee, each of which is described below.  Copies of all Committee charters are available on our website and in print upon request.

Executive Committee - The Executive Committee is authorized to exercise all functions of the Board of Directors in the intervals between meetings of the Board to the extent delegated by the Board and as permitted by Delaware law.  The current chairman of the Committee is Mr. Marc Zandman.

Nominating and Corporate Governance Committee - The functions of the Nominating and Corporate Governance Committee include identifying individuals qualified to become members of the Board; selecting, or recommending that the Board of Directors select, the director nominees for the next annual meeting of stockholders; developing and recommending to the Board a set of corporate governance principles for Vishay; overseeing the evaluation of the Board and the management of Vishay; administering Vishay's Related Party Transactions Policy; and performing other related functions specified in the Committee's charter.  The current chairman of the Committee is Dr. Abraham Ludomirski.

Audit Committee - The functions of the Audit Committee include overseeing Vishay's accounting and financial reporting processes; overseeing the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting; assisting the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence and qualifications of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm; and performing other related functions specified in the Committee's charter. The Audit Committee consists of three non-management directors, each of whom satisfies the independence requirements of the rules of the SEC and the governance listing requirements of the NYSE.  All of the members of the Committee also satisfy the financial literacy requirements of the NYSE and Mr. Thomas Wertheimer, the chairman of the Committee, qualifies as an Audit Committee financial expert under the rules of the SEC.

Compensation Committee - The functions of the Compensation Committee include evaluating the performance of the Chief Executive Officer and, based on this evaluation, determining and approving the compensation of the Chief Executive Officer; making recommendations to the Board with respect to compensation of our other executive officers; making recommendations to the Board with respect to compensation of non-management directors; making recommendations to the Board with respect to, and administering, our incentive compensation plans and equity based compensation plans; and performing other related functions specified in the Committee's charter.  The Compensation Committee is authorized, within the limits of the 2007 Program of Vishay, to determine the individuals who are to receive grants, including stock, stock options, restricted stock and restricted stock units ("RSUs"), and the vesting requirements with respect to those grants, and to administer and interpret the plan.  In March 2014, the Board determined to enhance the responsibilities of the Compensation Committee and amended the Compensation Committee charter to provide that, with respect to all Named Executive Officers, the Committee will establish and approve all compensation.  Mr. Wayne Rogers is the chairman of this Committee.  Also see "Executive Compensation."

Strategic Affairs Committee - The functions of the Strategic Affairs Committee include advising and making recommendations to the Board and management with respect to potential significant acquisitions, divestitures, joint ventures, business combinations, restructuring and other strategic initiatives, and considering and negotiating on behalf of the Company strategic initiatives involving the Company's management with respect to which actual or perceived conflicts may exist with management directors. The current chairman of the Committee is Mr. Wayne Rogers.

The chairman of the Strategic Affairs Committee presides at the executive sessions of the Board's independent directors.

The following table summarizes the composition of these Committees as of March 28, 2014 (C-Chairman, M-Member):

	Executive Committee	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Strategic Affairs Committee
(1)
Marc Zandman	C	–	–	–	–
Dr. Abraham Ludomirski	–	–	C	M	–
Frank Dieter Maier	–	M	M	–	M
Dr. Gerald Paul	M	–	–	–	–
Wayne M. Rogers	–	–	–	C	C
Ronald Ruzic	–	M	M	–	–
Ziv Shoshani	–	–	–	–	M
Timothy Talbert	–	–	–	–	–
Thomas C. Wertheimer	–	C	–	M	M
Ruta Zandman	–	–	–	–	–

Number of Meetings during 2013	1	7	4	10	0

(1)	The Executive Committee meets informally throughout the year to discuss various business issues. Informal meetings are not included in the number of meetings disclosed above.

What is the Board's leadership structure?

The Board believes that it is important and in the Company's best interests to retain the flexibility to combine or separate the responsibilities of the offices of Chairman of the Board and Chief Executive Officer, as determined by the Board from time to time.  The Board separated the positions of Chairman and Chief Executive Officer in 2004 when the Company's late founder and Chairman, Dr. Felix Zandman, stepped down from his position as our Chief Executive Officer to focus mainly on technical and business development issues.  Mr. Marc Zandman succeeded Dr. Zandman as Executive Chairman of the Board of Directors and Chief Business Development Officer upon Dr. Zandman's passing.  Mr. Marc Zandman is significantly involved with the Company's strategic direction as our Executive Chairman and Chief Business Development Officer, overseeing our acquisition strategy.  Accordingly, the Company believes that it is appropriate that he serve as Executive Chairman.  At the same time, the active membership of Dr. Paul, our Chief Executive Officer, on the Board assures our Board of the benefit of his comprehensive knowledge of the Company's business, operations, industry environment and competitive challenges.  At the current time, the Board believes this remains the optimal structure.

Independent directors and management have different perspectives and roles in strategy development.  Our independent directors bring oversight skills and experience from outside the Company and the industry, while our CEO and Executive Chairman bring Company-specific expertise. This structure permits open discussion and assessment of the Company's ability to manage the risks and challenges the Company faces and provides the appropriate balance between strategy development and independent oversight of management.

The independent directors meet in regularly scheduled executive sessions and when required, in special executive sessions.

What is the Board's role in risk oversight?

Management continually monitors the material risks facing the Company, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management's identification and management of, and planning for, those risks. Although the Board is ultimately responsible for risk oversight at the Company, the Board has delegated to certain Committees oversight responsibility for those risks that are directly related to their area of focus.

•
 The Audit Committee reviews our policies and guidelines with respect to risk assessment and risk management, including our major financial risk exposures, and oversees the steps management has taken to monitor and control those exposures.

•	The Compensation Committee considers risk issues when establishing and administering our compensation programs for executive officers and other key personnel.
•
The Strategic Affairs Committee reviews, advises and consults with management regarding our risk management strategies, as well as potential significant acquisitions, divestitures, joint ventures, business combinations, restructuring and  other strategic initiatives, and issues that require independent arms-length decisions.

•
The Nominating and Corporate Governance Committee oversees corporate governance risks, including matters relating to the composition and organization of the Board and recommends to the Board how its effectiveness can be improved by changes in its composition and organization.

Each of these Committees routinely reports to the Board on the management of these specific risk areas. To permit the Board and its Committees to perform their respective risk oversight roles, individual members of management who supervise the Company's risk management report directly to the Board or the relevant Committee of the Board responsible for overseeing the management of specific risks, as applicable.

The Board believes that full and open communication between management and the Board is essential for effective risk management and oversight. Members of the Company's senior management regularly attend Board and Committee meetings and are available to address any questions or concerns raised on matters related to risk management. The Board and its Committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board.

How does the Board select nominees for the Board?

In selecting candidates for nomination at the annual meeting of our stockholders, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the meeting desire and are qualified to continue their service on the Board. We are of the view that the repeated service of qualified incumbents promotes stability and continuity in the boardroom, giving us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure and contributing to the Board's ability to work as a collective body.  Accordingly, it is the policy of the Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the Committee's criteria for membership on the Board, who the Committee believes will continue to make important contributions to the Board, and who consent to stand for re-election and, if re-elected, to continue their service on the Board.  If there are Board positions for which the Committee will not be re-nominating a qualified incumbent, the Committee will solicit recommendations for nominees from persons who the Committee believes are likely to be familiar with qualified candidates, including members of the Board and senior management.

The Committee may also engage an independent search firm to assist in identifying qualified candidates.  Where such a search firm is engaged, the Committee will set the fees and scope of engagement.  The Committee will review and evaluate each candidate who it believes merits serious consideration, taking into account all available information concerning the candidate, the qualifications for Board membership established by the Committee, the existing composition and mix of talent and expertise on the Board and other factors that it deems relevant.  In conducting its review and evaluation, the Committee may solicit the views of management and other members of the Board and may, if deemed helpful, conduct interviews of proposed candidates.  The Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of Vishay and whether the stockholders or stockholder group intend to continue holding its interest through the annual meeting date.

What qualifications must a director have?

Candidates for nomination to our Board are selected by the Nominating and Corporate Governance Committee in accordance with the Committee's charter, our Amended and Restated Articles of Incorporation, our Bylaws and our Corporate Governance Principles.  Under a policy formulated by our Nominating and Corporate Governance Committee, we require that all candidates for director (including the continued service of existing members) be persons of integrity and sound ethical character; be able to represent all stockholders fairly; have no interests that materially conflict with those of Vishay and its stockholders; have demonstrated professional achievement; have meaningful management, advisory or policy making experience; have a general appreciation of the major business issues facing the Company; and have adequate time to devote to serve on the Board of Directors. When considering nominees, the Committee may also consider whether the candidate possesses the qualifications, experience and skills it considers appropriate in the context of the Board's overall composition and needs.  A limited exception to some of these requirements, other than the requirements of integrity and ethics and the absence of material conflict, may be made for a holder of substantial voting power.  Additionally, directors may not stand for re-election after the age of 75 unless the Board makes an affirmative determination that, because of the importance and value of the continued service of a director, the retirement policy should be waived.  This policy does not apply to any person who controls more than 20% of the voting power of the Company. We also require that a majority of directors be independent; at least three of the directors have the financial literacy necessary for service on the Audit Committee and at least one of these directors qualifies as an Audit Committee financial expert; at least some of the independent directors have served as senior executives of public or substantial private companies; and at least some of the independent directors have general familiarity with the industries in which we operate.  Additionally, while the Company does not have a formal policy with respect to the consideration of diversity in identifying director candidates, the benefits of board diversity are considered in the nominations process, including diversity of background and experience. A detailed description of the qualifications required of candidates for director, as well as the specific qualities or skills we believe should be possessed by one or more directors, can be found on our website under our Nominating and Corporate Governance Committee Policy Regarding Qualifications of Directors.

To assist it with its evaluation of the director nominees for election at the 2014 annual meeting of stockholders, the Nominating and Corporate Governance Committee took into account all of the factors listed above.  Under the heading "Nominees for Election as Class II Directors – Terms Expiring 2017,"  we provide an overview of each nominee's principal occupation, together with the qualifications, key attributes and skills that the Committee and the Board believes will best serve the interests of the Board, the Company and our stockholders.

Can I recommend a nomination for director?

Yes. The Nominating and Corporate Governance Committee will consider recommendations for director nominations submitted by stockholders entitled to vote generally in the election of directors. Submissions must be made in accordance with the Committee's procedures, as outlined below and set forth on our website.  For each annual meeting of our stockholders, the Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. The Committee will only consider candidates who satisfy our minimum qualifications for director, as summarized in this proxy statement and as set forth on our website.  In considering a stockholder recommendation, the Committee will take into account, among other factors, the size and duration of the recommending stockholder's ownership interest in Vishay and whether the stockholder intends to continue holding that interest through the annual meeting date.  Stockholders should be aware, as discussed above, that it is our general policy to re-nominate qualified incumbent directors and that, absent special circumstances, the Committee will not consider other candidates when a qualified incumbent director consents to stand for re-election.

A stockholder wishing to recommend to the Nominating and Corporate Governance Committee a candidate for election as director must submit the recommendation in writing, addressed to the Committee, care of our Corporate Secretary, at Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355.  Submissions must be made by mail, courier, or personal delivery.  E-mailed submissions will not be considered.  Submissions recommending candidates for election at an annual meeting of stockholders must generally be received no later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders.  In the event that the date of an annual meeting of stockholders is more than 30 days following the first anniversary date of the annual meeting of stockholders for the prior year, the submission must be made a reasonable time in advance of the mailing of our proxy statement for the current year.   Each nominating recommendation must be accompanied by the information called for by our "Procedures for Securityholders' Submission of Nominating Recommendations," which is posted on our website.  This includes specified information concerning the stockholder or group of stockholders making the recommendation and the proposed nominee, any relationships between the recommending stockholder or stockholders and the proposed nominee and the qualifications of the proposed nominee to serve as director.  The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and elected and the agreement of the nominee to be contacted by the Committee, if the Committee decides in its discretion to do so.

How do stockholders and others communicate with the Board?

Vishay stockholders may communicate with the Board of Directors, any Committee of the Board or any individual director, and any interested party may communicate with the independent directors of the Board as a group, by delivering such communications either in writing addressed to our Corporate Secretary at Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355; or by e-mail to boardofdirectors@Vishay.com.  Communications should not exceed 1,000 words.

All communications must be accompanied by the following information: (i) if the person submitting the communication is a securityholder, a statement of the type and amount of the securities of Vishay that the person holds; (ii) if the person submitting the communication is not a securityholder and is submitting the communication to the independent directors as an interested party, the nature of the person's interest in Vishay; (iii) any special interest, meaning an interest not in the capacity as a securityholder of Vishay, of the person in the subject matter of the communication; and (iv) the address, telephone number and e-mail address, if any, of the person submitting the communication.  Communications addressed to directors may, at the direction of the directors, be shared with Vishay's management.

DIRECTOR COMPENSATION

Our non-employee directors are compensated as follows:

•	An annualized cash retainer of $55,000, paid in two semi-annual installments;
•	An additional $10,000 for service on each of the Compensation, Strategic Affairs, or Audit Committees;
•	An additional $5,000 for service on the Nominating and Corporate Governance Committee;
•	An additional $5,000 for each Committee chair; and
•	On the first stock trading day of each year, an annual grant of 10,000 RSUs vesting in 3 years or ratably upon earlier cessation of service.

Board members do not receive a per-meeting fee.

Our employee directors are not separately compensated for services performed as directors.

The Board evaluates director compensation annually and has maintained this level of compensation since 2010.

The following table provides information with respect to the compensation paid or provided to the Company's non-employee directors during 2013:

Name	Fees Earned and Paid in Cash	Stock Awards (1)	Total
Dr. Abraham Ludomirski	$75,000	$107,500	$182,500
Frank Dieter Maier	$80,000	$107,500	$187,500
Wayne M. Rogers	$85,000	$107,500	$192,500
Ronald Ruzic	$70,000	$107,500	$177,500
Ziv Shoshani	$65,000	$107,500	$172,500
Timothy V. Talbert (2)	$41,250	$107,175	$148,425
Thomas C. Wertheimer	$90,000	$107,500	$197,500
Ruta Zandman	$205,000	$107,500	$312,500

(1)
Amounts represent the fair value of the RSUs granted, determined in accordance with FASB ASC Topic 718 in the year of grant and the assumptions set forth in Note 12 of our consolidated financial statements on Form 10-K filed on February 19, 2014. The grant-date fair value is recognized for accounting purposes over the respective vesting periods.

(2)	Mr. Talbert became a board member in May 2013.

Effective January 1, 2012, Mrs. Ruta Zandman was appointed as the director responsible for preserving the memory of the late Dr. Felix Zandman and the Company's corporate history.  Mrs. Zandman is being paid $150,000 per annum in addition to her Board of Directors fees for her service on this project.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our stockholders will be asked to consider three nominees for election to our Board to serve as Class II directors for a term expiring at the annual meeting of stockholders in 2017, and until their successors, if any, are elected or appointed, or their earlier death, resignation, retirement, disqualification or removal.

The names of the three nominees for director, their current positions and offices, tenure as a Vishay director and their qualifications are set forth below. Each of their respective committee memberships are set forth under the question heading "What is the role of the Board's committees and what is their composition?"  All of the nominees are current Vishay directors and have been determined by our Board to be independent.  The Nominating and Corporate Governance Committee reviewed the qualifications of each of the nominees and recommended to our Board that each nominee be submitted to a vote of our stockholders at the annual meeting.  The Board approved the Committee's recommendation at its meeting on March 4, 2014.

Each of the nominees has agreed to be named and to serve if elected.  If any nominee for director becomes unavailable for election, the proxies will be voted for such substitute nominee(s) as the Board of Directors may propose.  If you voted for the unavailable nominee, your vote will be cast for his or her replacement.  We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

While holders of our common stock and Class B common stock vote together as a single class on most matters, including the election of directors, all of our current directors received a majority of the votes cast by holders of common stock who are unaffiliated with the current Class B stockholders when they last stood for election at an annual meeting of stockholders.

The following table summarizes the current directors:

Name	Age	Director Since	Term Expiring

Nominees for Election as Class II Directors:

Dr. Abraham Ludomirski	61	2003	2017
Wayne M. Rogers	81	2006	2017
Ronald Ruzic	75	2009	2017

Class III Directors:

Marc Zandman (1)(2)	52	2001	2015
Ruta Zandman (3)	76	2001	2015
Ziv Shoshani (3)	47	2001	2015

Class I Directors:

Dr. Gerald Paul	65	1993	2016
Frank Dieter Maier	76	2010	2016
Timothy V. Talbert	67	2013	2016
Thomas C. Wertheimer	73	2004	2016

(1)	Executive Chairman of the Board.
(2)	Marc Zandman is the son of the late Dr. Felix Zandman.
(3)	Ruta Zandman is the wife of the late Dr. Felix Zandman. Ziv Shoshani is her nephew.

Nominees for Election as Class II Directors – Terms Expiring 2017

Dr. Abraham Ludomirski is the founder and, for more than the past five years, managing director of Vitalife Fund, a venture capital company specializing in high-tech electronic medical devices.  He is also the Chairman of the Board of POCARED Diagnostics, Ltd., an Israeli high-tech company specializing in miniature electronics and optical and video systems, and serves on the board of directors of Recro Pharma, Inc., Sensible Medical Innovations Ltd., Trig Medical, ENDOSPAN Ltd., and DIR Technologies.  Dr. Ludomirski earned his M.D. at the Sackler Tel-Aviv University Medical School, specializing in OBGYN and completed his fellowship at the University of Pennsylvania in maternal fetal medicine.  In addition to his general familiarity with corporate affairs and governance, Dr. Ludomirski's work in the high-tech venture capital and medical fields gives him a valuable perspective on investment in innovative technologies.

Wayne M. Rogers is an investor and regular stock commentator and analyst on Fox News Channel.  He is presently Chairman of Wayne M. Rogers & Co, an investment strategy firm, and Chairman of the Board of Kleinfeld, the famous wedding dress emporium in New York.  Mr. Rogers possesses extensive knowledge of corporate finance and insight with respect to mergers and acquisitons as well as general economic, business, and market trends.

Ronald Ruzic was, prior to his retirement, Executive Vice President of BorgWarner Inc. since 1992 and Group President of BorgWarner Automotive Inc. since 1989. Previously, he held various executive positions with BorgWarner. After joining BorgWarner in 1968 as a senior manufacturing engineer for its subsidiary Morse Chain, Mr. Ruzic progressed through engineering and management positions and managed various BorgWarner operations in Italy, Mexico, Germany and the United States. Mr. Ruzic formerly served on the boards of directors of Guilford Mills Inc., AG Kühnle Kopp & Kausch, Magneti Marelli S.p.A. and Citation Corporation.   Mr. Ruzic brings to the Board many years' experience with the management and technical challenges facing complex, multi-national businesses such as Vishay.

Under the Company's Corporate Governance Principles, directors may not stand for election or re-election after the age of 75, unless the Board makes an affirmative determination that, because of the importance and value of the continued service of a director, the retirement policy should be waived.  Prior to their nomination for re-election in 2014, the Board made such a determination with respect to Messrs. Rogers and Ruzic.  This policy does not apply to any person who controls more than 20% of the voting power of the Company.

The Board of Directors recommends that you vote "FOR ALL" the nominees for election as Class II directors.

Class III Directors – Terms Expiring 2015

Marc Zandman is Executive Chairman of the Board of Directors, the Chief Business Development Officer, and President of Vishay Israel Ltd. Mr. Zandman has been President of Vishay Israel Ltd. since 1998 and a Director of Vishay since 2001.  Mr. Zandman was Vice Chairman of the Board from 2003 to June 2011, Chief Administration Officer from 2007 to June 2011, and Group Vice President of Vishay Measurements Group from 2002 to 2004.  Mr. Zandman has served in various other capacities with Vishay since 1984. Mr. Zandman has served as the non-executive Chairman of the Board of Directors of Vishay Precision Group since the spin-off from Vishay on July 6, 2010. He is the son of the late Dr. Felix Zandman, founder and Vishay's former Executive Chairman.  As Executive Chairman and Chief Business Development Officer, Mr. Zandman has a breadth of knowledge concerning the Company's businesses, as well as close familiarity with the Company's Israel operations where the Company conducts significant research and development and manufacturing activities.

Ruta Zandman is a private stockholder and the wife of the late Dr. Felix Zandman, Vishay's founder and former Executive Chairman.  Mrs. Zandman has sole or shared voting power over approximately 42.4% of the Company's total voting power, for which it is deemed appropriate that she serve as a member of the Company's Board.  Mrs. Zandman was employed by Vishay as a public relations associate from 1993 to May 2011, and usually accompanied Dr. Zandman as a representative of Vishay; she provides the Board with valuable insight into the Company and its history, as well as her understanding of Dr. Zandman's vision and the evolution of our operations.

Ziv Shoshani is Chief Executive Officer and President, and a member of the board of directors of Vishay Precision Group, Inc., an independent, publicly-traded company spun off from Vishay on July 6, 2010. Mr. Shoshani was Chief Operating Officer of Vishay from January 1, 2007 to November 1, 2009, and had been Executive Vice President of Vishay from 2000 until the date of the spin-off, with various areas of responsibility, including Executive Vice President of the Capacitors and the Resistors businesses, as well as heading the Measurements Group and Foil Divisions. Mr. Shoshani was employed by Vishay Intertechnology, Inc. from 1995 to 2010, and has been a member of the Vishay Intertechnology, Inc. Board of Directors since 2001. Mr. Shoshani's long-standing dedication to our Company, exemplified by his extensive management experience with Vishay Intertechnology prior to the VPG spin-off, as well as his experience as the CEO of a publicly-traded company, provide him with valuable insight into our business and operations, and makes him a valuable advisor to the Board. Mr. Shoshani is a nephew of Ruta Zandman.

Class I Directors – Terms Expiring 2016

Dr. Gerald Paul was appointed Chief Executive Officer effective January 1, 2005. Dr. Paul has served as a Director of the Company since 1993, and has been President of the Company since March 1998. Dr. Paul also was Chief Operating Officer from 1996 to 2006. Dr. Paul previously was an Executive Vice President of the Company from 1996 to 1998, and President of Vishay Electronic Components, Europe from 1994 to 1996. Dr. Paul has been Managing Director of Vishay Electronic GmbH, a subsidiary of the Company, since 1991. Dr. Paul has been employed by Vishay and a predecessor company since 1978.  Dr. Paul possesses extensive experience with the Company, has senior responsibilities for our overall business, and has been instrumental in promoting our strategic advances.  His in-depth knowledge of our operations includes the integration of acquired companies and a proven understanding of the challenges facing the Company in all aspects of the business cycle.

Frank Dieter Maier was Managing Director of TEMIC GmbH where he was responsible for the development and concentration of electronic activities within Daimler, including the operations of 26 semiconductor and automotive electronics plants until 2002. He currently serves as a member of the Advisory Board of Montana Tech Components AG, member of the Board of Directors of VARTA Microbattery GmbH and VARTA Micro AG, Chairman of the Board of Directors and member of the Advisory Council of BASIC AG, and a director of ASTA Elektrodraht GmbH; and was a member of the Advisory Council of BMK GmbH until 2010. Mr. Maier's prior business experience has given him in-depth knowledge of and experience in semiconductors and passive electronic components.

Timothy V. Talbert has served as Senior Vice President of Credit and Originations for Lease Corporation of America ("LCA"), a national equipment lessor, since July 2000, and President of the LCA Bank Corporation, a bank that augments LCA's funding capacity, since its founding in January 2006. Previously, Mr. Talbert was Senior Vice President and Director of Asset Based Lending and Equipment Leasing of Huntington National Bank from 1997 to 2000; and prior to that, served in a variety of positions with Comerica Bank for more than 25 years.  Mr. Talbert previously served on the board of directors and was a member of the audit committee of Siliconix incorporated, a NASDAQ-listed manufacturer of power semiconductors of which the Company owned an 80.4% interest, from 2001 until the Company acquired the noncontrolling interests in 2005.  Mr. Talbert has also served on the board of Vishay Precision Group since it was spun off from the Company in 2010.  Mr. Talbert's previous and current service as a director of publicly traded companies will allow him to bring an important perspective to the Board. Additionally, Mr. Talbert's service as the president of a federally regulated institution gives him relevant understanding of compliance with complex regulations and current accounting rules which will add invaluable expertise to our Board.

Thomas C. Wertheimer is an independent financial and accounting consultant.  Prior to his retirement in 2000, he was a senior audit partner with the accounting firm of PricewaterhouseCoopers LLP and its predecessor Coopers & Lybrand LLP.  In this capacity, Mr. Wertheimer was responsible for the audits of major U.S. and international public companies and was also a technical consulting partner in the firm's national office.  From 2003 until 2007, Mr. Wertheimer was a consultant for the Public Company Accounting Oversight Board.  He is also a director of Fiserv, Inc., an information management and service provider, and Xinyuan Real Estate Co., Ltd., a residential real estate developer in China.  Mr. Wertheimer brings to the Board extensive knowledge and experience in accounting, finance, risk management and public company oversight.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for maintaining effective internal control over financial reporting, for assessing the effectiveness of internal control over financial reporting, and for preparing our consolidated financial statements. Our independent registered public accounting firm is responsible for, among other things, performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report thereon.   Our independent registered public accounting firm is also responsible for auditing the effectiveness of our internal control over financial reporting in accordance with standards of the PCAOB, and issuing a report thereon.  It is the responsibility of the Audit Committee to monitor and oversee these processes.

In fulfilling its oversight duties, the Audit Committee reviewed and discussed the following with management and our independent registered public accounting firm, Ernst & Young LLP:  (a) the audited financial statements for the fiscal year ended December 31, 2013; (b) the effectiveness of our internal control over financial reporting; and (c) discussed with the independent registered public accounting firm matters required to be discussed under PCAOB standards.  These required communications addressed, among other topics, overall audit strategy, timing of the audit, and significant risks identified and any changes thereto; the independent registered public accounting firm's responsibility under the standards of the PCAOB; going concern; significant and critical accounting policies and practices; critical accounting estimates; significant unusual transactions; difficult or contentious matters subject to consultation outside of the audit team; new accounting pronouncements; material alternative accounting treatments; corrected misstatements; uncorrected misstatements considered by management to be immaterial; significant deficiencies and material weaknesses in internal control over financial reporting; other information in documents containing audited financial statements; management's Section 302 disclosures about changes in internal control; additional information included in management's report on internal control; fraud and illegal acts; information relevant to the audit; fees and related SEC disclosures; significant issues discussed with management in connection with the auditor's retention; significant difficulties encountered in performing an audit; disagreements with management; management's consultations with other accountants; other material written communications with management; and AICPA ethics ruling regarding third-party service providers.  The Audit Committee received from the independent registered public accounting firm written disclosures regarding the firm's independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm, the firm's independence.  The Audit Committee also considered the compatibility of non-audit services provided to Vishay by Ernst & Young LLP, and the fees and costs billed or to be billed for these services, with the maintenance of the independent registered public accounting firm's independence. The Committee has concluded that the provision of the non-audit services by Ernst & Young LLP in 2013 did not impair the independent registered public accounting firm's independence. (The fees and costs billed by the independent registered public accounting firm for audit and non-audit services in 2012 and 2013 are shown under Proposal Two.) Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003 (which was amended and restated in October 2010), the Audit Committee must pre-approve all audit and non-audit services provided to Vishay by the independent registered public accounting firm.  The policy sets forth the procedures and conditions for pre-approval of these services.  All of the audit and non-audit services provided by the independent registered public accounting firm since adoption of the Audit and Non-Audit Services Pre-Approval Policy were pre-approved by the Committee in accordance with such policy.

Based upon the above review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission. The Audit Committee has also appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014, but the Committee has determined in accordance with our historical practices to submit the appointment for ratification by stockholders (See Proposal Two).

Respectfully submitted,

The Audit Committee of the Board of Directors

Thomas C. Wertheimer, Chairman
Frank Dieter Maier
Ronald Ruzic

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be "soliciting material" or "filed" with the SEC and shall not be deemed to be incorporated by reference into any such filing.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is responsible for the selection of our independent registered public accounting firm.  The Committee has determined to reappoint the public accounting firm of Ernst & Young LLP as independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2014, as well as to audit the effectiveness of our internal control over financial reporting.  Although stockholder approval for the appointment of the independent registered public accounting firm is not required, we are continuing our practice of submitting the selection of the independent registered public accounting firm to stockholders for their ratification.

Ernst & Young LLP has served as our independent registered public accounting firm continuously since 1968. The Audit Committee believes that the knowledge of the Company's business gained by Ernst & Young LLP through this period of service is valuable.  Pursuant to the SEC rules, the lead partner must be rotated after five years, which provides the Company the benefit of new thinking and approaches.

Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003 (which was amended and restated in October 2010), the Audit Committee must pre-approve all audit and non-audit services provided to Vishay by the independent registered public accounting firm.  The policy sets forth the procedures and conditions for pre-approval of these services.  The Audit Committee has pre-approved generally the engagement of the independent registered public accounting firm for services relating to our filings with the SEC (including comfort letters and consents for securities offerings), acquisition or disposition related diligence activities, internal control review and compliance, interpretation and compliance with accounting and accounting-related disclosure rules and standards, certain attest services, domestic and international tax planning and compliance, and risk management.

The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit and non-audit services rendered to Vishay in 2013 and 2012.  These fees are categorized as audit fees, audit-related fees, tax fees, and all other fees.  The nature of the services provided in each category is described following the table.

	2013	2012

Audit fees	$5,100,000	$4,800,000
Audit-related fees	100,000	200,000
Tax fees	700,000	900,000
All other fees	100,000	100,000
Total fees	$6,000,000	$6,000,000

Audit fees.  These fees generally consist of professional services rendered for the audits of the consolidated financial statements of Vishay and its internal control over financial reporting, quarterly reviews, subsidiary or equity investment audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with and review of documents filed with the SEC.

Audit-related fees.  These fees generally consist of assurance and other services related to the performance of the audit or review of Vishay's financial statements or that are traditionally performed by the independent registered public accounting firm, issuance of consents and letters to underwriters, due diligence related to acquisitions, internal control reviews, attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards, and financial audits of employee benefit plans.

Tax fees.  These fees generally relate primarily to tax compliance, including review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatment for certain expenses, extra-territorial tax analysis, and tax due diligence relating to acquisitions.  They also include fees for state and local tax planning and consultations with respect to various domestic and international tax matters.

All other fees.  These fees generally consist of reviews for compliance with various government regulations, risk management and treasury reviews and assessments and audits of various contractual arrangements.

Vishay did not make use in 2013 of the rule that waives pre-approval requirements for non-audit services in certain cases if the fees for these services constitute less than 5% of the total fees paid to the independent registered public accounting firm during the year.

The Audit Committee and the Board of Directors recommend that you vote "FOR"
the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

On March 28, 2014, Vishay had outstanding 135,319,976 shares of common stock, each of which entitles the holder to one vote, and 12,129,227 shares of Class B common stock, each of which entitles the holder to ten votes. Class B shares are transferable only to certain permitted transferees while the common stock is freely transferable.  Class B shares are convertible on a one-for-one basis at any time into shares of common stock.  Transfers of Class B shares other than to permitted transferees result in the automatic conversion of the Class B shares into common stock.  Voting is not cumulative.  The percentage of total voting power below represents voting power with respect to all shares of common stock and Class B common stock, as a single class, calculated on the basis of ten votes per share of Class B common stock and one vote per share of common stock.

The following table shows the number of shares of Vishay common stock and Class B common stock beneficially owned by (a) each director and director nominee, (b) each "Named Executive Officer" identified under "Executive Compensation," (c) the directors, director nominees, and executive officers of Vishay as a group, and (d) any person owning more than 5% of Vishay common stock or the Class B common stock.  Unless otherwise noted, the information is stated as of March 28, 2014, and the beneficial owners exercise sole voting or dispositive power over their shares.

	Common Stock					Class B Common Stock
Name	Shares of Stock		Restricted Stock Units Scheduled to Vest within 60 days	Right to Acquire Ownership Under Options Exercisable within 60 days	Percent of Class	Shares of Stock
								Percent of Class	Voting Power
Directors and Executive Officers
Marc Zandman	6,466		-	27,619	*	8,001,600	(2)	66.0%	31.2%
Lori Lipcaman	5,935		-	-	*	-		-	*
Dr. Abraham Ludomirski	46,047		-	-	*	-		-	*
Frank Dieter Maier	14,771		-	-	*	-		-	*
Dr. Gerald Paul	207,839		-	77,334	*	-		-	*
Wayne M. Rogers	66,389		-	-	*	-		-	*
Ronald Ruzic	37,047		-	-	*	-		-	*
Ziv Shoshani	18,251		-	-	*	8,000,100	(3)	66.0%	31.2%
Timothy V. Talbert	500		-	-	*	-		-	*
David Valletta	-		-	-	*	-		-	*
Johan Vandoorn	2,800		-	-	*	-		-	*
Thomas C. Wertheimer	22,447		-	-	*	-		-	*
Dieter Wunderlich	-		-	-	*	-		-	*
Ruta Zandman	278,100	(4)	-	-	*	10,849,383	(1)	89.4%	42.4%

All Directors and Executive Officers as a group (14 Persons) (5)	706,952		-	104,953	*	10,850,883		89.5%	42.6%

	Common Stock				Class B Common Stock
Name	Shares of Stock	Restricted Stock Units Scheduled to Vest within 60 days	Right to Acquire Ownership Under Options Exercisable within 60 days	Percent of Class	Shares of Stock
							Percent of Class	Voting Power

Eugenia Ames	-	-	-	*	2,232,549	(6)	18.4%	* (6)
c/o Mr. Leroy Rachlin
Janney Montgomery Scott
780 Route 37 West, Suite 130
Toms River, NJ 08755

Deborah S. Larkin	-	-	-	*	706,755		5.8%	2.8%
c/o Mr. Bruce Auerbach
World Financial
270 Madison Avenue, Suite 1503
New York, NY 10016

BlackRock, Inc. (7)	13,174,453	-	-	9.7%	-		-	5.1%
40 East 52nd Street
New York, NY 10022

Bank of New York Mellon Corp(8)	9,811,105	-	-	7.3%	-		-	3.8%
One Wall Street, 31st Floor
New York, New York 10286

Dimensional Fund Advisors, LP (9)	11,304,167	-	-	8.4%	-		-	4.4%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

The Vanguard Group, Inc. (10)	7,297,534	-	-	5.4%	-		-	2.8%
100 Vanguard Blvd.
Malvern, PA 19355

Royce & Associates, LLC (11)	12,840,824	-	-	9.5%	-		-	5.0%
745 Fifth Avenue
New York, NY 10151

LSV Asset Management. (12)	7,272,710	-	-	5.4%	-		-	2.8%
1 N. Wacker Drive, Suite 4600
Chicago, IL 60606

* Represents less than 1% of the outstanding shares of such class or the total voting power, as the case may be.

(1)	Includes 8,000,100 shares of Class B common stock held in family trusts, of which Mrs. Zandman, Mr. Marc Zandman, and Ziv Shoshani are joint trustees and have shared voting power; 616,734 shares of Class B common stock held by the estate of Dr. Felix Zandman, of which Mrs. Zandman is the named executrix, and as such, exercises sole voting control; and 2,232,549 shares of Class B common stock that are subject to a voting agreement pursuant to which Mrs. Zandman, as Voting Representative, may direct the voting of such shares. 8,000,100 shares of Class B common stock are expected to be transferred in the near term from the trust in which they are currently held to the estate of Dr. Felix Zandman, with respect to which Mrs. Ruta Zandman is the executrix. In accordance with the terms of Dr. Zandman's Last Will and Testament, these shares will be transferred from the estate to a family trust, of which Mrs. Zandman, Mr. Zandman and Mr. Shoshani are co-trustees, in the normal course of administration of the estate.

(2)	Includes the same 8,000,100 shares of Class B common stock held in family trusts, of which Mrs. Zandman, Mr. Marc Zandman, and Ziv Shoshani are joint trustees and have shared voting power; 750 shares of Class B common stock directly owned by Mr. Marc Zandman; and 750 shares of Class B common stock owned by one of Mr. Marc Zandman's children. 8,000,100 shares of Class B common stock are expected to be transferred in the near term from the trust in which they are currently held to the estate of Dr. Felix Zandman, with respect to which Mrs. Ruta Zandman is the executrix. In accordance with the terms of Dr. Zandman's Last Will and Testament, these shares will be transferred from the estate to a family trust, of which Mrs. Zandman, Mr. Zandman and Mr. Shoshani are co-trustees, in the normal course of administration of the estate.

(3)	Includes the same 8,000,100 shares of Class B common stock held in family trusts, of which Mrs. Zandman, Mr. Marc Zandman, and Ziv Shoshani are joint trustees and have shared voting power. 8,000,100 shares of Class B common stock are expected to be transferred in the near term from the trust in which they are currently held to the estate of Dr. Felix Zandman, with respect to which Mrs. Ruta Zandman is the executrix. In accordance with the terms of Dr. Zandman's Last Will and Testament, these shares will be transferred from the estate to a family trust, of which Mrs. Zandman, Mr. Zandman and Mr. Shoshani are co-trustees, in the normal course of administration of the estate.

(4)	Includes 240,683 shares of common stock directly owned by Mrs. Zandman; and 37,417 shares of common stock held by the estate of Dr. Felix Zandman, of which Mrs. Zandman is the named executrix, and as such, exercises sole voting control.

(5)	The address for all directors and officers is: c/o Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355.

(6)	Such shares are subject to a voting agreement pursuant to which Mrs. Ruta Zandman, as Voting Representative, may direct the voting of such shares, and are included in the 2,232,549 shares of Class B common stock reported as being beneficially owned by Mrs. Zandman in footnote 1. Ms. Ames has dispositive power of such shares. Ms. Ames is the record holder of 506,216 of these shares; the balance of the shares are held by trusts for the benefit of Ms. Ames's children and other family members.

(7)	Based on information provided in a Schedule 13G dated February 6, 2014 by BlackRock, Inc. According to the Schedule 13G, BlackRock, Inc. may be deemed to have sole power to vote or direct the vote with respect to 12,487,220 shares of common stock; sole power to dispose or direct the disposition with respect to 13,174,453 shares.

(8)	Based on information provided in a Schedule 13G filed on January 29, 2014 by The Bank of New York Mellon Corporation. According to the Schedule 13G, The Bank of New York Mellon Corporation may be deemed to have sole power to vote or direct the vote with respect to 8,864,246 shares of common stock, and shared power to vote or direct the vote with respect to 4,220 shares; and sole power to dispose or direct the disposition with respect to 8,472,849 shares, and shared power to dispose or direct the disposition with respect to 1,329,167 shares.

(9)	Based on information provided in a Schedule 13G filed on February 10, 2014 by Dimensional Fund Advisors, LP. According to the Schedule 13G, Dimensional Fund Advisors, LP may be deemed to have sole power to vote or direct the vote with respect to 11,112,093 shares of common stock; sole power to dispose or direct the disposition with respect to 11,304,167 shares.

(10)	Based on information provided in a Schedule 13G filed on February 12, 2014 by The Vanguard Group, Inc. According to the Schedule 13G, The Vanguard Group, Inc. may be deemed to have sole power to vote or direct the vote with respect to 80,574 shares of common stock; and sole power to dispose or direct the disposition with respect to 7,226,060 shares, and shared power to dispose or direct the disposition with respect to 71,474 shares.

(11)	Based on information provided in a Schedule 13G filed on January 17, 2014 by Royce & Associates, LLC.

(12)	Based on information provided in a Schedule 13G filed on March 19, 2014 by LSV Asset Management. According to the Schedule 13G, LSV Asset Management may be deemed to have sole power to vote or direct the vote with respect to 4,258,910 shares of common stock; and sole power to dispose or direct the disposition with respect to 7,272,710 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to report their ownership of and transactions in our stock in filings with the SEC.  Vishay believes, based solely on a review of our records and other publicly available information, that our directors and executive officers and persons who beneficially own more than ten percent of our common stock complied with all applicable Section 16(a) reporting requirements during the year ended December 31, 2013.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during 2013 an officer or employee of Vishay or any of the Company's subsidiaries nor was any such person a former officer of Vishay or any of the Company's subsidiaries.  In addition, no Compensation Committee member is an executive officer of another entity at which one of the Company's executive officers serves on the board of directors.

EXECUTIVE COMPENSATION

Information Concerning Executive Officers

This Executive Compensation section describes the overall compensation practices at Vishay and specifically describes the total compensation for our principal executive officer, our principal financial officer and our four other most highly compensated executive officers, each of whom is set forth below, all of whom we collectively refer to herein as our Named Executive Officers.

The Named Executive Officers of Vishay along with their respective ages and positions with Vishay, as of March 28, 2014, are as follows:

Name	Age	Position

Marc Zandman*	52	Executive Chairman of the Board, Chief Business Development Officer, President – Vishay Israel Ltd.
Dr. Gerald Paul*	65	Chief Executive Officer, President and Director
Lori Lipcaman	56	Executive Vice President and Chief Financial Officer
Dieter Wunderlich	61	Executive Vice President and Chief Operating Officer
Johan Vandoorn	57	Executive Vice President and Chief Technical Officer
David Valletta	53	Executive Vice President – Worldwide Sales

*	Biography is provided with the Directors' biographies in Proposal One

Lori Lipcaman was appointed Executive Vice President and Chief Financial Officer of the Company effective September 1, 2011. Ms. Lipcaman had been appointed Executive Vice President and Chief Accounting Officer in September 2008. Previously, she served as Vishay's Corporate Senior Vice President, Operations Controller, from March 1998 to September 2008. Prior to that, she served in various positions of increasing responsibility in finance and controlling since joining the Company in May 1989.

Dieter Wunderlich was appointed Executive Vice President and Chief Operating Officer effective August 1, 2011. Mr. Wunderlich has held various positions of increasing responsibility since Vishay's acquisition of Draloric Electronic GmbH ("Draloric") in 1987, including Executive Vice President – Semiconductors (2009 – 2012). Mr. Wunderlich's experience with Vishay includes worldwide or regional operations leadership roles within each of Vishay's five business reporting segments. Mr. Wunderlich had been employed by Draloric since 1975.

Johan Vandoorn was appointed Executive Vice President and Chief Technical Officer effective August 1, 2011. Mr. Vandoorn is responsible for Vishay's technical development and internal growth programs. Mr. Vandoorn has held various positions of increasing responsibility since Vishay's acquisition of BCcomponents Holdings BV ("BCcomponents") in 2002, including Executive Vice President – Passive Components (2006 – 2012). Mr. Vandoorn had been Vice President – Global Operations of BCcomponents from 2000 until its acquisition by Vishay, and previously worked for Philips Components ("Philips") from 1980 until Philips sold the BCcomponents business to a private equity firm in 1998.

David Valletta serves as Vishay's Executive Vice President – Worldwide Sales, a position he has held since 2007. Mr. Valletta has held various positions of increasing responsibility since Vishay's acquisition of Vitramon in 1994. Prior to joining Vitramon, Mr. Valletta also worked for AVX Corporation.  His experience with Vishay includes various positions within the Americas region in direct and distribution sales management and global sales responsibility for the Company's key strategic customers.

Officers serve, at the discretion of the Board of Directors, until the meeting of the Board of Directors next following each annual meeting of stockholders, subject to their rights under any contracts of employment described under "Compensation Discussion and Analysis."

Compensation Discussion and Analysis

Overview

Historically, the Compensation Committee of the Board of Directors was responsible for establishing and approving the compensation of only the Chief Executive Officer, recommending to the Board of Directors the compensation of other Named Executive Officers, and administering Vishay's incentive compensation and equity-based compensation plans.  Other than with respect to the Chief Executive Officer, the Board of Directors makes the final determination with respect to compensation of Vishay's Named Executive Officers.  In March 2014, the Board determined to enhance the responsibilities of the Compensation Committee and amended the Compensation Committee charter to provide that, with respect to all Named Executive Officers, the Committee will establish and approve all compensation.  This section of the proxy statement explains how our executive compensation is designed with respect to our Named Executive Officers.

Compensation Philosophy Generally

Vishay's compensation programs are designed to support our business goals and promote the short- and long-term profitable growth of the Company.  Vishay's equity plans are designed to ensure that executive compensation programs and practices are aligned with the long-term interests of Vishay's stockholders.  Total compensation of each individual varies with individual performance and Vishay's overall performance in achieving financial and non-financial objectives.

The Compensation Committee and Vishay's management believe that compensation should help to recruit, retain, and motivate key employees who can function effectively both in periods of recession and economic upturn.  Ordinarily an executive officer's total compensation should consist of a combination of cash payments and equity awards, to achieve the right balance between short- and long-term performance.  Equity-based compensation should serve to align the interests of management with those of stockholders.  Severance protection and retirement benefits should provide executives with an appropriate level of job security, commensurate with their contributions to the Company and their tenure.

The Compensation Committee, in consultation with Dr. Paul in his capacity as Chief Executive Officer, undertakes an annual review of the compensation arrangements of Vishay's other executive officers.

Performance Philosophy

The Company's compensation philosophy is intended to integrate with its philosophy of evaluating operating performance.  The Company utilizes several measures and metrics to evaluate its performance, as further described in "Performance Measures and Metrics" below, and in turn, the Compensation Committee utilizes similar measures in evaluating executive officer compensation.

The Compensation Committee has always believed that the elements of compensation for the Company's senior executives reward intrinsically sound management decisions and do not encourage risk taking to enhance short-term profitability at the expense of the long-term health and viability of the enterprise.  While the design of our executive compensation program is primarily performance-based, we do not believe that it encourages excessive risk-taking. The Committee believes that the Company's senior executives have taken a prudent approach to corporate risk management. In addition, the Company has in place a risk management program designed to identify, evaluate and control risks. Through this program, we take a company-wide view of risks and have a network of systems and oversight to insure that risks are not viewed in isolation and are appropriately controlled and reported, including a system of reporting to the full Board and its Committees. We believe that our compensation programs work within this system.

In designing executive compensation arrangements to avoid encouraging inappropriate risk-taking, the Compensation Committee considers various factors which are intended to provide an appropriate mix of compensation components, with no portion being too heavily weighted towards the achievement of short-term goals.  Historically, such consideration has largely been incorporated into the Committee's general deliberation of the overall structure and terms of executive compensation arrangements.  In response to current trends in executive compensation practices, as well as SEC rules encouraging more explicit focus on risks arising from compensation policies, Vishay has commenced a practice of more deliberately focusing on the risks, if any, arising from its executive compensation arrangements, and modifying such arrangements to the extent necessary to minimize any such risks.

The factors considered by the Compensation Committee in evaluating the risks arising from compensation arrangements, which have been incorporated into the terms and conditions of such compensation arrangements, include, in no particular weighting or order of prominence:

•	Minimum base salary levels are fixed in amount;
•
Annual cash bonuses for executive officers are capped; while annual cash bonuses focus on the achievement of short-term or annual goals and short-term goals may encourage risk-taking, the Committee considers the other compensation arrangements which appropriately balance risk and the desire to focus on short-term goals;

•	A meaningful portion of total compensation (for example, the annual contributions into the non-qualified deferred compensation plan) is deferred until retirement or termination of employment;

•	A significant portion of our RSUs carry both service and performance conditions which are tied to operating results over a three-year period; and

•
Compensation of certain executives is, in part, in the form of phantom stock units for which the stock is only received upon retirement or termination of employment, thus providing an incentive for the creation of long-term stockholder value.  The value of these phantom stock units is at risk if our stock price declines.

Each of these factors is intended to encourage an appropriate long-term focus, and to align the long-term interests of senior management with those of stockholders.

Historical Build of Senior Executive Compensation Packages

Following the personnel changes at the executive management level that occurred in 2011, the Company has two types of compensation arrangements with its executive officers.  The compensation arrangements for Mr. Marc Zandman and Dr. Gerald Paul are approximately the same with slight variations reflecting differences in their roles and tenure with the Company.  The compensation arrangements for Ms. Lipcaman and Messrs. Wunderlich, Vandoorn, and Valletta are approximately the same with slight variations reflecting differences in their roles and tenure as executive officers of the Company.

The respective compensation agreements for Mr. Marc Zandman and Dr. Paul are unique, as they are based upon their respective 2004 agreements, as amended, and feature certain compensation components which are not available to the other current Named Executive Officers.  In 2004, under the direction of its Compensation Committee, the Board engaged in a major review and overhaul of the compensation practices for its Named Executive Officers.  As a consequence of this review, Vishay entered into comprehensive employment agreements and other arrangements with each of Dr. Paul and Mr. Marc Zandman.  These agreements and arrangements, except for base salaries, remained unchanged and governed the compensation paid and awarded to the executive officers from 2004 and through the year ended December 31, 2009.

In 2010, the Compensation Committee hired compensation consultants from PricewaterhouseCoopers ("PwC") to assist in respect of an evaluation of the compensation of Vishay's executive officers.  The Compensation Committee reviewed data provided by PwC on compensation practices of 10 public companies that were at the time of PwC's review similar to Vishay in terms of revenues, number of employees, market capitalization, geographic location and/or scope of international operations.  These peer group companies include several active in the semiconductor and electronic components industry.  This peer group consisted of:

•	ADC Telecommunications(1)	•	International Rectifier Corporation
•	Amphenol Corp.	•	MEMC Electronic Materials
•	Analog Devices	•	Molex
•	AVX	•	ON Semiconductor
•	Fairchild Semiconductor	•	Xilinix

(1)	Acquired by TE Connectivity in December 2010.

The Compensation Committee reviewed average and median data for various types of cash and equity compensation within the group.  PwC made recommendations to the Compensation Committee concerning changes to the compensation packages of the then-named executive officers, particularly with respect to increasing performance-based equity-based compensation.  The PwC consultants that performed the consulting services reported directly to the Compensation Committee.

As a result of the compensation data provided and recommendations made by PwC, the Compensation Committee amended the employment agreements of its executives, including Dr. Paul and Mr. Marc Zandman, to provide increased base salaries and performance-based annual and long-term incentive opportunities commensurate with the compensation offered by the peer group.

The Compensation Committee designed the compensation packages for Vishay's executive officers with a view to the roles that each is expected to play over the medium-term in Vishay's operations, development, and strategic planning.  Our succession plan provides for the transition of Mr. Marc Zandman into the role of Chief Executive Officer upon the eventual retirement of Dr. Paul.  If Dr. Paul were unexpectedly unable to continue as Chief Executive Officer, it is anticipated that Mr. Marc Zandman would serve in that position.  Mr. Marc Zandman's responsibilities have been increasing with this gradual transition, having first become Vice Chairman and Chief Administration Officer of the Company in addition to his service as President of Vishay Israel Limited, and then, following the passing of Dr. Felix Zandman, receiving appointments to the roles of Executive Chairman of the Board and Chief Business Development Officer.

In light of his new positions, Mr. Marc Zandman's employment agreement was amended in August 2011 at the recommendation of the Compensation Committee.  The Committee believes that the compensation arrangement with Mr. Marc Zandman is commensurate with his responsibilities and roles as Executive Chairman and Chief Business Development Officer.

Dr. Paul has senior responsibilities for our overall business, and has been instrumental as well in promoting our strategic advances.  The compensation of Dr. Paul reflects his position and responsibilities at the most senior executive level.

In 2011, the Company engaged PwC to design appropriate employment arrangements for Ms. Lipcaman and Messrs. Wunderlich, Vandoorn, and Valletta. Based upon consultation with PwC and input from Dr. Paul as Chief Executive Officer, the Company entered into new agreements with Ms. Lipcaman, and Messrs. Wunderlich, Vandoorn, and Valletta.  These employment agreements are generally congruent, but feature certain variations based upon the respective positions and tenures with the Company of those Named Executive Officers.

The compensation arrangements were embodied in agreements with each of the executives with the expectation that they would remain in place for a significant period of time.  The agreements do not have definitive termination dates, but rather provide for three year "evergreen" terms that renew automatically, absent termination by the parties.  Accordingly, these Named Executive Officers are entitled to receive three years' of salary continuation in the event of involuntary termination without cause.

The Compensation Committee reviews the total compensation level of our executive officers each year to determine whether an increase would be appropriate, considering individual performance, prior years' compensation level, recent operating results, operating results of competitors, projections for the future, other components of the executive pay packages, perceived salary trends in executive base salary among the peer group of Vishay and input on executive performance from the Chief Executive Officer. The determination is subjective and the Compensation Committee does not assign any quantitative weight to these factors.  After considering the salaries and compensation practices of executive officers of comparable public companies identified by PwC, the total compensation of the executive officers was based on a determination by the Compensation Committee that it was appropriate to establish a mix of cash and equity compensation that was reasonable when compared to, but not necessarily within, the market-competitive range of compensation offered to similarly situated executives of comparable public companies.

Performance Measures and Metrics

Like its peers in the electronics industry, the Company has historically gauged its overall performance in accordance with what it terms "adjusted net earnings."  The Company uses this term to mean net earnings determined in accordance with U.S. generally accepted accounting principles ("GAAP") adjusted for various items that management believes are not indicative of the intrinsic operating performance of the Company's business, as detailed below.   Non-GAAP measures such as "adjusted net earnings" do not have uniform definitions and may not be comparable to similarly titled measures used by other companies.  Reconciling items to arrive at adjusted net earnings represent significant charges or credits that are important to understanding our intrinsic operations.  The bonuses for the most senior executive officers under the Company's cash bonus plans discussed below, including the Section 162(m) bonus plan for Dr. Paul and Mr. Marc Zandman, were based primarily on this performance metric.  Adjusted net earnings and/or adjusted net earnings per share, for a multi-year period, are also used in connection with performance-based RSUs for all Named Executive Officers.

Adjusted net earnings for the years ended December 31, 2013, 2012 and 2011 were as follows (in thousands, except per share):

	Years ended December 31,
	2013	2012	2011
GAAP net earnings attributable to Vishay stockholders	$122,980	$122,738	$238,821

Reconciling items affecting operating margin:
Restructuring and severance costs	$2,814	$-	$-
Executive compensation charges (credit)	(1,778)	-	5,762
Gain on sale of property	-	(12,153)	-

Reconciling items affecting tax expense (benefit):
Tax effects of items above and other one-time tax (benefit) expense	$(4,552)	$95	$1,383

Adjusted net earnings	$119,464	$110,680	$245,966

Adjusted weighted average diluted shares outstanding	151,417	155,844	168,514
Adjusted earnings per diluted share	$0.79	$0.71	$1.46

The Company also measures its overall performance based on "free cash."  The Company uses this term to mean the cash flows generated from continuing operations less capital expenditures plus net proceeds from the sale of assets.   Beginning in 2012, this metric is a component of the incentive compensation structures for Ms. Lipcaman and Messrs. Wunderlich, Vandoorn, and Valletta.  This same metric, for a multi-year period, was also used in connection with performance-based RSUs granted in 2011 for all Named Executive Officers.  Although the term "free cash" is not defined in GAAP, each of the elements used to calculate "free cash" is presented as a line item on the face of our consolidated statement of cash flows prepared in accordance with GAAP as follows:

	Years ended December 31,
	2013	2012	2011
Net cash provided by continuing operating activities	$292,070	$287,489	$376,037
Proceeds from sale of property and equipment	4,681	10,241	2,162
Less: Capital expenditures	(153,077)	(150,291)	(168,641)
Free cash	$143,674	$147,439	$209,558

The 2013 incentive compensation structures for Ms. Lipcaman and Messrs. Wunderlich, Vandoorn, and Valletta were tailored to their specific responsibilities.  The following measures and metrics were utilized in determining the incentive compensation payable to these Named Executive Officers for 2013:

•	third party net sales;
•	variable margin;
•	gross margin;
•	adjusted operating margin;
•	adjusted net earnings; and
•	free cash.

Third party net sales is an amount determined in accordance with GAAP which is reported in our consolidated financial statements, included in our annual report on Form 10-K for the year ended December 31, 2013.

Variable margin is a cost accounting metric which represents third party net sales less manufacturing costs which vary in a direct relationship with volume (in other words, excluding fixed manufacturing costs such as depreciation and overhead).

Gross margin is computed as gross profit as a percentage of net revenues. Gross profit is generally net revenues less costs of products sold, but also deducts certain other period costs, particularly losses on purchase commitments and inventory write-downs. Gross profit margin is clearly a function of net revenues, but also reflects our cost management programs and our ability to contain fixed costs.

Adjusted operating margin is operating margin determined in accordance with GAAP, adjusted for any reconciling items to arrive at adjusted net earnings that impact GAAP operating margin.  Adjusted operating margin for the years ended December 31, 2013, 2012 and 2011 was as follows (in thousands):

	Years ended December 31,
	2013	2012	2011
GAAP operating margin	$197,682	$189,201	$346,601

Reconciling items affecting operating margin:
Restructuring and severance costs	$2,814	$-	$-
Gain on sale of property	-	(12,153)	-
Executive compensation charges (credit)	(1,778)	-	5,762

Adjusted operating margin	$198,718	$177,048	$352,363

Role of the Compensation Consultant

During 2011, the Compensation Committee hired PwC to assist in respect of an evaluation of the compensation of Vishay's executive officers.  PwC provided the Committee with data on compensation practices at companies comparable to the Company in terms of size, industry and other characteristics.  PwC also made recommendations to the Compensation Committee concerning changes to the compensation packages of the executive officers, particularly with respect to equity-based compensation.  The PwC consultants that performed the consulting services reported directly to the Compensation Committee.

Each year the Compensation Committee reviews the need to engage an independent compensation consultant.  Based on a thorough review of the Company's existing executive compensation plans, practices and arrangements for the current year, the Company's historical practices, the stability of the Company's management team, and the Company's alignment with its identified peer group, the Compensation Committee did not engage the services of a compensation consultant in 2012.  In late 2013, the Compensation Committee again engaged PwC to advise on compensation matters as the Committee considered 2014 compensation.

The Committee determined PwC to be independent from the Company under the NYSE and SEC regulations. Fees incurred in 2013 for PwC executive compensation services were approximately $25,000.  Total worldwide fees incurred by the Company in 2013 for other PwC services were approximately $400,000, primarily for acquisition due diligence assistance, conflict minerals compliance consultation, and various tax services.  The PwC teams that provide other services to us are independently managed and are separate from the PwC team that provides executive compensation services. All of the other services were performed at the direction of management without Board oversight or approval in light of management's view that such other services were rendered in the ordinary course of our business and were not material in scope or nature to us or to PwC.

Compensation Components

The discussion that follows in this section addresses the executive compensation packages in effect in 2013.

The compensation packages for Dr. Paul and Mr. Marc Zandman, as mentioned above, are based upon employment agreements entered into in 2004, which have since been amended.  As such, these agreements include compensation components other than base salary, annual performance-based bonuses, and equity-based compensation, which are not available to our other Named Executive Officers.  These other components include deferred compensation, certain additional severance benefits, annual grants of phantom stock units, and customary welfare and retirement benefits.

The employment agreements for Ms. Lipcaman and Messrs. Wunderlich, Vandoorn, and Valletta, are generally similar in form and substance, but feature certain variations based upon the respective positions and tenures with the Company.  The components of the compensation packages defined by those employment agreements include base salary, commensurate with the roles and responsibility of the executives discussed above, annual performance-based bonuses, and equity-based compensation.

Base salary

The minimum base salary levels for the Named Executive Officers are fixed in their respective employment agreements.  The Compensation Committee determined the minimum base salaries in consultation with PwC in 2011, based upon the executives' salary level, present responsibilities, expectations with respect to future responsibilities and a comparison to peer group executive salaries.  In November 2012, the Compensation Committee approved a 3% increase in base salary for each Named Executive Officer in 2013.  In light of the economic environment at the time, the Company froze all salaries for the period January 1, 2013 through April 1, 2013.  The Named Executive Officers voluntarily deferred the increase in their base salaries until April of 2013.  The Compensation Committee selected the group of peer group companies on the advice of PwC.  Compensation practices in the peer group were only one of the factors considered by the Compensation Committee.  The base salaries of Dr. Paul, Ms. Lipcaman, and Messrs. Wunderlich and Vandoorn are denominated in euro, and, since 2007, the base salary of Mr. Marc Zandman has been denominated in Israeli shekels.  A portion of the change in the salaries for these Named Executive Officers expressed in terms of U.S. dollars reflects the significant fluctuations of the dollar against the currencies of the home jurisdiction of these executives.

Incentive compensation

Dr. Paul and Mr. Marc Zandman participate in the 162(m) Plan based on "adjusted net earnings," as described below.

Over many years, we have viewed adjusted net earnings as the primary indicator of the performance of our executive management team.  As more specifically addressed below, adjusted net earnings refers to net earnings determined in accordance with GAAP, adjusted to eliminate the after tax effects of items, positive or negative, that do not relate to our intrinsic operations.  These items include, among others, executive compensation charges, asset write-downs, severance and restructuring costs, special tax items, and other items, such as unusual gains or losses that impact GAAP net earnings, not reflecting on-going operating activities.  The calculation of adjusted net earnings is set forth in our annual report on Form 10-K as well as under the heading "Performance Measures and Metrics" in this proxy statement.  We utilize this measure in part because it eliminates factors that mask the actual performance of on-going operations and because of its currency with other public companies in our industry.  Accordingly, the Compensation Committee determined that the incentive compensation of Dr. Paul, and beginning with his appointment to Executive Chairman of the Board, Mr. Marc Zandman, should be primarily in the form of a percentage of adjusted net earnings, with a cap (three times salary) to avoid compensation that in fact or in appearance might be deemed excessive.

The 162(m) Plan provides an annual cash bonus as a percentage of our adjusted net earnings.  Dr. Paul's bonus, since 2012, is equal to 1.25% of adjusted net earnings.  Since January 1, 2012, Mr. Marc Zandman's annual bonus is 1.0% of adjusted net earnings.   Notwithstanding the foregoing, pursuant to the 162(m) Plan, the maximum annual bonus either Dr. Paul or Mr. Marc Zandman may receive is three times each executive's base salary.

Under their employment agreements, Ms. Lipcaman, and Messrs. Wunderlich, Vandoorn, and Valletta are each eligible to receive a performance bonus, based on the Company's overall and their individual performances.

Pursuant to their employment agreements, Ms. Lipcaman, and Messrs. Wunderlich, Vandoorn, and Valletta have maximum bonuses of 50%, 75%, 60%, and 60%, respectively, of their respective base salaries, since 2012.  Performance goals for purposes of the annual bonus award are recommended by the Chief Executive Officer and approved by the Compensation Committee and the Board.

The performance of these Named Executive Officers is reviewed by the Chief Executive Officer and the Compensation Committee following the end of the year, and each executive is assigned a performance score for several categories.  For a discussion of 2013 goals and achieved results, see "2013 Executive Compensation – Performance-based bonus."

Equity-Based Compensation

The 2007 Program permits the grant of up to 3,000,000 shares of restricted stock, unrestricted stock, restricted stock units ("RSUs"), and stock options to officers, employees, and non-employee directors.

The 2007 Program has been amended and restated and submitted for approval at the 2014 Annual Meeting of Stockholders.  See Proposal Four.

The Compensation Committee believes that the grant of equity awards is the primary tool for aligning interests of the executive officers with the long-term interests of the Company's stockholders.  Accordingly, the Compensation Committee includes a long-term incentive (LTI) component in the form of equity-based compensation in each of the executives' employment agreements.

In establishing the amount of equity awards, the Compensation Committee utilized the market-competitive range of equity awards granted to similarly situated executive officers of the peer group companies.  The Compensation Committee concluded that a grant of equity awards within such market-competitive range was appropriate to reward and incentivize our executive officers.

The employment agreements of the Named Executive Officers provide for annual grants of equity based compensation in the form of RSUs.  Of the total RSUs granted, 25% are in the form of time-vested RSUs that carry only a service condition. The remaining 75% are in the form of performance-based RSUs ("PBRSUs"), which also include a service condition. The PBRSUs will vest at the conclusion of the three–year performance periods if certain defined performance criteria established by the Compensation Committee (based on adjusted net earnings, adjusted net earnings per share, and/or free cash over a three year period) are realized. Beginning with awards granted in March of 2013, 50% of the PBRSUs will vest if 80% of the applicable objective is met, and the proportion of PBRSUs subject to such criterion will increase by 2.5% for each additional 1% of the applicable objective (between 80% and 100%).  The grants are sized based upon a percentage of base salary for the then current year as follows:

Name	LTI Value
Marc Zandman	125% of base salary
Dr. Gerald Paul	150% of base salary
Lori Lipcaman	25% of base salary
Dieter Wunderlich	35% of base salary
Johan Vandoorn	25% of base salary
David Valletta	25% of base salary

The number of RSUs granted annually to each executive is determined by multiplying the executive's base salary for the applicable year by the respective percentage set forth above and dividing by the closing price of the common stock on the New York Stock Exchange on the last trading day preceding January 1 of the applicable year.  The time-vested RSUs carry only a service condition and vest on January 1 of the third year following the grant.  The PBRSUs include performance conditions agreed to with the Compensation Committee in its role as administrator of the 2007 Program (based on adjusted net earnings, adjusted net earnings per share, and/or free cash over a three year period).  The PBRSUs contain both a three-year service period and are subject to the Compensation Committee certifying that all performance criteria have been satisfied.

In the event of voluntary termination by the executive (without "good reason") or termination for cause, the executive's outstanding RSUs (including PBRSUs) will be forfeited. In the event of (i) the termination of the executive's employment without cause, by the executive for "good reason", or as a result of death or disability, the executive's outstanding RSUs shall immediately vest and the outstanding PBRSUs shall vest on their normal vesting date to the extent applicable performance criteria are realized; and (ii) a change of control of Vishay, all of such executive's outstanding RSUs and PBRSUs shall immediately vest.  For financial accounting purposes, the grant-date fair value is determined on the date that the Compensation Committee approves the number of RSUs to be granted under this provision.  Accordingly, the value of the grant on that date will be different than the LTI Value described in the table above.

The Compensation Committee also considers the award of extra-contractual equity-based compensation, when appropriate.  However, no such additional equity awards were granted to any Named Executive Officers in 2013.

All of the PBRSUs granted in 2010 vested in 2013.  Actual free cash flow and adjusted net income for the applicable three year period significantly exceeded the target amounts.

The PBRSU awards granted in 2011 were amended by the Compensation Committee in the fourth fiscal quarter of 2013.  Pursuant to their original terms, the PBRSUs would vest only if all of the associated performance criteria were met for the 3-year period ending December 31, 2013.  Pursuant to the amended terms, 75% of the performance-based RSUs vested effective December 5, 2013 in light of the Compensation Committee's assessment that the performance criteria would be achieved in substantial part by December 31, 2013.  Actual achievements were 100.1% of the free cash flow target and 95.2% of the adjusted net income target.  Had the 2011 grants been subject to the proportional vesting formula applied to the March 2013 grants, 92.5% of the PBRSUs would have vested.

Deferred compensation

Executives are eligible to participate in a non-qualified deferred compensation plan, which is available to all employees who meet certain criteria under the Internal Revenue Code.  Vishay annually contributes $100,000 for each of Dr. Paul and Mr. Marc Zandman, pursuant to their respective employment agreements.  Mr. Valletta is eligible for contributions pursuant to the deferred compensation plan, similar to all eligible plan participants who formerly participated in the frozen Vishay Non-qualified Retirement Plan.  The remaining Named Executive Officers do not participate in the deferred compensation plan.

Amounts contributed to these plans prior to January 1, 2005 were deemed deferred until retirement or termination of employment.  Effective January 1, 2005, all employees that participate in the plan were given the option to choose shorter deferral periods for all or a portion of their deferred compensation.  The senior executives have elected to defer all eligible amounts of compensation until retirement or termination of employment, at which time, the amounts would be paid in a lump sum.  To the extent required to avoid tax penalties, the deferred amounts are not paid until six months after the termination of employment.
As noted, Dr. Paul and Mr. Marc Zandman each have a long-standing relationship with the Company, and we expect that each will continue to serve Vishay for so long as their services are desired and they can make effective management contributions.  The Compensation Committee therefore considers this deferred compensation in the nature of a retirement benefit and an anticipatory reward for loyalty to Vishay over time.  The deferral is also intended to delay payment until such time as the compensation should be deductible under Section 162(m) of the Internal Revenue Code.

While deferred, amounts are credited with "earnings" based on the performance of notional investment options available under the plan.  No portion of the earnings credited during 2013 was "above market" or "preferential."

Phantom stock units

A phantom stock unit is the right to receive a share of common stock upon termination of employment.  Pursuant to their employment agreements, Dr. Paul and Mr. Marc Zandman receive annual grants of 5,000 phantom stock units.  The grants are made under the Company's Senior Executive Phantom Stock Plan, which was approved by stockholders at our 2004 annual meeting.  Proposal Four includes the merger of the Senior Executive Phantom Stock Plan with and into the 2007 Program.  See Proposal Four.

Similar to the deferred cash compensation described above, the Compensation Committee considers the grant of phantom stock units in the nature of a retirement benefit and an inducement to loyalty to Vishay over time.

The number of units to be granted annually was determined based on the market price of Vishay common stock in 2004, at the time the deferred compensation program was adopted, of approximately $20 per share, so that the deferred cash and stock compensation would be of similar magnitude.  The cumulative increase in the number of phantom stock units held by the executives over time also is intended to strengthen the alignment of executive and stockholder interests in the long-term appreciation of Vishay's equity value.

No other Named Executive Officers currently receive phantom stock units.

Retirement benefits

The Compensation Committee believes that providing adequate postretirement benefits commensurate with position is essential to retaining qualified individuals for long-term employment.  Vishay maintains pension and retirement programs for most employees in the United States, Germany, and Belgium, including its executive officers.  All U.S. pension benefits were frozen as of January 1, 2009. To mitigate the loss in benefits of these employees, effective January 1, 2009, we increased the company match portion of our 401(k) defined contribution savings plan for employees impacted by the pension freeze.  The retirement benefits for executive officers are not materially preferential to those of other employees.

As part of the amendments to the employment agreements for Dr. Paul and Mr. Marc Zandman in 2010, the Compensation Committee determined to extend the termination benefits for these executives to also include termination through normal retirement at age 62.  This provision was added in light of the long-standing tenure of these executives and to ensure a smooth transition upon their retirement.

Perquisites

We provide executive officers with perquisites and other personal benefits that Vishay and the Compensation Committee believe are reasonable and consistent with our overall compensation program.  These perquisites are not intended, however, to constitute a material portion of the executive's compensation package.  In general, the perquisites, while not integral to the performance of an executive's duties, must bear some relationship to the executive's employment and be of perceived benefit to Vishay.  The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to Named Executive Officers.

Severance
The Compensation Committee believes that severance payments in the event of an involuntary termination of employment are part of a standard compensation package for senior executives.  The terms of these severance provisions are discussed in "Potential Payments Upon Termination or a Change in Control."

2013 Executive Compensation

The components of 2013 compensation for our Named Executive Officers were consistent with their employment agreements and consisted of:

•	base salary;
•	cash performance-based bonuses;
•	equity-based compensation;
•	retirement benefits; and
•	perquisites and other personal benefits.

The compensation for Dr. Paul, Mr. Marc Zandman, and Mr. Valletta included contributions into the Company's deferred compensation plan.

The tables and accompanying footnotes that follow provide additional information regarding the compensation earned, held by, or paid to each of our Named Executive Officers in 2013.

Base salary

The approved base salaries for 2013 are set forth below:

Name	2013 Base Salary
Marc Zandman	ILS 3,079,601 (approximately $852,000)(1)
Dr. Gerald Paul	€853,870 (approximately $1,133,000)(2)
Lori Lipcaman	€334,750 (approximately $444,000)(2)
Dieter Wunderlich	€386,250 (approximately $512,000)(2)
Johan Vandoorn	€375,950 (approximately $499,000)(2)
David Valletta	$437,750

(1)	Paid in new Israeli shekels (ILS).
(2)	Paid in euro.

As part of a temporary cost cutting initiative, after the Compensation Committee and Board of Directors approved the 2013 salary increases for the Named Executive Officers, the Company froze all salaries for the period January 1, 2013 through April 1, 2013.  While each of the Named Executive Officers was entitled to his/her higher base salary rate during the first three months of 2013, each voluntarily agreed to defer his/her respective base salary increase until April 1, 2013, and continued to be paid at the 2012 base salary rate.

Performance-based bonus

Dr. Paul and Mr. Marc Zandman are entitled to receive performance bonuses in accordance with the 162(m) Plan.  The performance bonuses are calculated as a percentage of adjusted net earnings.  There is no minimum adjusted net earnings threshold, and accordingly, the bonuses for Dr. Paul and Mr. Marc Zandman begin to accrue with the first dollar of adjusted net earnings.  Since January 1, 2012, Mr. Marc Zandman's annual bonus is 1.0% of adjusted net earnings.  The bonuses for Dr. Paul and Mr. Marc Zandman are limited to three times base salary.

Pursuant to their employment agreements, Ms. Lipcaman, and Messrs. Wunderlich, Vandoorn, and Valletta have maximum bonuses of 50%, 75%, 60%, and 60%, respectively, of their respective base salaries.  Performance goals for purposes of the annual bonus award are recommended by the Chief Executive Officer and approved by the Compensation Committee and the Board.

Overall, the business conditions in 2013 were better than the 2012 conditions, but both years were below our expected run-rate.  However, most key financial metrics were slightly less than budget.  Revenues, adjusted net income, and adjusted earnings per share all increased versus the prior year.

The following sections describe the incentive compensation structure and achievements for 2013 for Ms. Lipcaman, and Messrs. Wunderlich, Vandoorn, and Valletta (each element is expressed as a percentage of base salary at target and at maximum).

Ms. Lipcaman

For 2013, Ms. Lipcaman's incentive compensation was structured as follows:

•	Target of 12%, up to a maximum of 20%, based on Company performance, measured based on the achievement of budgeted adjusted net earnings;
•	Target (and maximum) of 10%, based on Company performance, measured based on the achievement of budgeted free cash;
•	Target (and maximum) of 5% based on the achievement of budgeted fixed costs in Ms. Lipcaman's areas of responsibility;
•	Target (and maximum) of 5% based on the achievement of the budgeted tax rate; and
•	Target (and maximum) of 10% for achievement of personal objectives.

With respect to the adjusted net earnings performance metric, Ms. Lipcaman would not be eligible to receive a bonus if actual performance were less than 70% of budget.  If actual adjusted net earnings were between 70% and 100% of budget, Ms. Lipcaman would be eligible to receive a bonus with respect to adjusted net earnings, increasing ratably from 0% to 12% of her base salary.  If actual adjusted net earnings were between 100% and 150% of budget, she would be eligible to receive a bonus with respect to adjusted net earnings, increasing ratably from 12% to 20% of her base salary.  Ms. Lipcaman earned a bonus equal to 7.5% of her base salary for 88.8% achievement of this metric.

With respect to the free cash performance metric, Ms. Lipcaman would be eligible to receive a bonus if actual performance were greater than or equal to the budget.  To the extent actual free cash was less than the budget, the determination of an appropriate partial bonus percentage would be made by the Compensation Committee in consultation with the CEO.  Ms. Lipcaman earned a bonus equal to 10% of her base salary for achievement of this metric.

Ms. Lipcaman met the fixed costs budget for her areas of responsibility and accordingly earned a bonus equal to 5% of her base salary for achievement of this objective.

With respect to the tax rate metric, Ms. Lipcaman would be eligible to receive a bonus if the tax rate was less than or equal to the budget.  To the extent the actual tax rate was greater than the budget, the determination of an appropriate partial bonus percentage would be made by the Compensation Committee in consultation with the CEO.    Ms. Lipcaman earned a bonus equal to 4% of her base salary related to this metric.

Ms. Lipcaman's individual performance goals for 2013 (with related bonus opportunity as a percentage of base salary in parentheses) included: serving as executive sponsor of a finance-related IT pilot project (2.0%); facilitating quarterly meetings of the investment committee (2.0%); integrating acquisitions into all aspects of financial and operating reporting (2.0%); implementing a more efficient tax structure for certain business units (2.0%); and developing a five-year plan for finance and controlling function including efficiency targets (2.0%).  The achievement of these goals was evaluated and measured in the aggregate, and as a result of her achievement in relation to these goals, Ms. Lipcaman earned a bonus equal to 8.7% of her base salary.

In total, Ms. Lipcaman earned a bonus equal to 35.2% of her base salary for 2013.

Mr. Wunderlich

For 2013, Mr. Wunderlich's incentive compensation was structured as follows:

•	Target of 15%, up to a maximum of 25%, based on Company performance, measured based on the achievement of budgeted adjusted operating margin;
•	Target (and maximum) of 15%, based on Company performance, measured based on the achievement of budgeted free cash;
•	Target (and maximum) of 15% based on the achievement of budgeted variable margin percentage;
•	Target (and maximum) of 10% based on the achievement of budgeted fixed costs in Mr. Wunderlich's areas of responsibility; and
•	Target (and maximum) of 10% for achievement of personal objectives.

With respect to the adjusted operating margin performance metric, Mr. Wunderlich would not be eligible to receive a bonus if actual performance were less than 75% of budget.  If actual adjusted operating margin were between 75% and 100% of budget, Mr. Wunderlich would be eligible to receive a bonus with respect to adjusted operating margin, increasing ratably from 0% to 15% of his base salary.  If actual adjusted operating margin were between 100% and 135% of budget, he would be eligible to receive a bonus with respect to adjusted operating margin, increasing ratably from 15% to 25% of his base salary.  Mr. Wunderlich earned a bonus equal to 10.8% of his base salary for 93.0% achievement of this metric.

With respect to the free cash performance metric, Mr. Wunderlich would be eligible to receive a bonus if actual performance were greater than or equal to the budget.  To the extent actual free cash was less than the budget, the determination of an appropriate partial bonus percentage would be made by the Compensation Committee in consultation with the CEO.  Mr. Wunderlich earned a bonus equal to 15% of his base salary for achievement of this metric.

With respect to the variable margin percentage performance metric, Mr. Wunderlich would be eligible to receive a bonus if actual performance were greater than or equal to the budget.  To the extent the actual variable margin percentage was less than the budget, the determination of an appropriate partial bonus percentage would be made by the Compensation Committee in consultation with the CEO. Mr. Wunderlich earned a bonus equal to 12% of his base salary related to this metric.

Mr. Wunderlich met the fixed costs budget for his areas of responsibility and accordingly earned a bonus equal to 10% of his base salary for achievement of this objective.

Mr. Wunderlich's individual performance goals for 2013 (with related bonus opportunity as a percentage of base salary in parentheses) included: controlling capital spending (1.0%); achieving service targets (1.5%); achieving quality targets (2.5%); supporting growth plan R&D projects (1.5%); successfully integrating acquisitions (1.5%); and implementing various strategic operations projects including adding capacity for certain divisions and moving certain production (2.0%).  The achievement of these goals was evaluated and measured in the aggregate, and as a result of his achievement in relation to these goals, Mr. Wunderlich earned a bonus equal to 7.5% of his base salary.

In total, Mr. Wunderlich earned a bonus equal to 55.3% of his base salary for 2013.

Mr. Vandoorn

For 2013, Mr. Vandoorn's incentive compensation was structured as follows:

•	Target (and maximum) of 15% based on the achievement of budgeted variable margin for defined projects with new products;
•	Target (and maximum) of 10% based on the achievement of budgeted third party net sales for defined projects with new products;
•	Target of 6%, up to a maximum of 10%, based on Company performance, measured based on the achievement of budgeted adjusted operating margin;
•	Target (and maximum) of 10%, based on Company performance, measured based on the achievement of budgeted free cash;
•	Target (and maximum) of 5% based on the achievement of budgeted fixed costs in Mr. Vandoorn's areas of responsibility; and
•	Target (and maximum) of 10% for achievement of personal objectives.

With respect to the variable margin for defined projects with new products performance metric, Mr. Vandoorn would be eligible to receive a bonus of 15% of his base salary if actual performance was 100% of budget.  If actual variable margin for defined projects with new products was greater than zero but less than 100% of budget, Mr. Vandoorn would be eligible to receive a bonus with respect to variable margin for defined projects with new products, increasing ratably from 0% to 15% of his base salary.  Mr. Vandoorn earned a bonus equal to 7.5% of his base salary for 50.0% achievement of this metric.

With respect to the third party net sales for defined projects with new products metric, Mr. Vandoorn would be eligible to receive a bonus of 10% of his base salary if actual performance was 100% of budget.  If actual third party net sales for defined projects with new products were greater than zero but less than 100% of budget, Mr. Vandoorn would be eligible to receive a bonus with respect to third party net sales, increasing ratably from 0% to 10% of his base salary.  Mr. Vandoorn earned a bonus equal to 5.1% of his base salary for 51% achievement of this objective.

With respect to the adjusted operating margin performance metric, Mr. Vandoorn would not be eligible to receive a bonus if actual performance were less than 75% of budget.  If actual adjusted operating margin were between 75% and 100% of budget, Mr. Vandoorn would be eligible to receive a bonus with respect to adjusted operating margin, increasing ratably from 0% to 6% of his base salary.  If actual adjusted operating margin were between 100% and 135% of budget, he would be eligible to receive a bonus with respect to adjusted operating margin, increasing ratably from 6% to 10% of his base salary.  Mr. Vandoorn earned a bonus equal to 4.3% of his base salary for 92.9% achievement of this metric.

With respect to the free cash performance metric, Mr. Vandoorn would be eligible to receive a bonus if actual performance were greater than or equal to the budget.  To the extent actual free cash was less than the budget, the determination of an appropriate partial bonus percentage would be made by the Compensation Committee in consultation with the CEO.  Mr. Vandoorn earned a bonus equal to 10% of his base salary for achievement of this metric.

Mr. Vandoorn met the fixed costs budget for his areas of responsibility and accordingly earned a bonus equal to 5% of his base salary for achievement of this objective.

Mr. Vandoorn's individual performance goals for 2013 (with related bonus opportunity as a percentage of base salary in parentheses) included: meeting R&D milestones (3.0%); defining new innovation projects to achieve sales target (2.0%); updating 5-year plan for all divisions (2.0%); fostering acquisition plans (2.0%); and supporting investor relations (1.0%).  The achievement of these goals was evaluated and measured in the aggregate, and as a result of his achievement in relation to these goals, Mr. Vandoorn earned a bonus equal to 5.6% of his base salary.

In total, Mr. Vandoorn earned a bonus equal to 37.5% of his base salary for 2013.

Mr. Valletta

For 2013, Mr. Valletta's incentive compensation was structured as follows:

•	Target of 5%, up to a maximum of 15%, based on Company performance, measured based on achievement of budgeted third party net sales;
•	Target (and maximum) of 12.5%, based on Company performance, measured based on the standard variable margin on actual sales;
•	Target (and maximum) of 10%, based on Company performance, measured based on the achievement of budgeted free cash;
•	Target of 6% up to a maximum of 10%, based on Company performance, measured based on the achievement of budgeted adjusted operating margin;
•	Target (and maximum) of 5% based on the achievement of budgeted fixed costs in Mr. Valletta's areas of responsibility; and
•	Target (and maximum) of 7.5% for achievement of personal objectives.

With respect to the third party net sales metric, Mr. Valletta would not be eligible to receive a bonus if actual performance were less than 90% of budget.  If actual third party net sales were between 90% and 100% of budget, Mr. Valletta would be eligible to receive a bonus with respect to third party net sales, increasing ratably from 0% to 5% of his base salary.  If actual third party net sales were between 100% and 120% of budget, he would be eligible to receive a bonus with respect to third party net sales, increasing ratably from 5% to 15% of his base salary.  Mr. Valletta earned a bonus equal to 3.9% of his base salary for 97.8% achievement of this metric.

With respect to the standard variable margin metric, Mr. Valletta would be eligible to receive a bonus if actual performance were greater than or equal to the budget.  To the extent this metric was less than the budget, the determination of an appropriate partial bonus percentage would be made by the Compensation Committee in consultation with the CEO. The use of standard variable margin based on actual sales (rather than actual variable margin) allows Mr. Valletta's profitability achievement to be measured independent of production efficiencies/inefficiencies over which he has no control.  Mr. Valletta earned a bonus equal to 4.6% of his base salary related to this metric.

With respect to the adjusted operating margin performance metric, Mr. Valletta would not be eligible to receive a bonus if actual performance were less than 75% of budget.  If actual adjusted operating margin was between 75% and 100% of budget, Mr. Valletta would be eligible to receive a bonus with respect to adjusted operating margin, increasing ratably from 0% to 6% of his base salary.  If actual adjusted net earnings were between 100% and 135% of budget, he would be eligible to receive a bonus with respect to adjusted operating margin, increasing ratably from 6% to 10% of his base salary.  Mr. Valletta earned a bonus equal to 4.3% of his base salary for 92.9% achievement of this metric.

With respect to the free cash performance metric, Mr. Valletta would be eligible to receive a bonus if actual performance were greater than or equal to the budget.  To the extent actual free cash was less than the budget, the determination of an appropriate partial bonus percentage would be made by the Compensation Committee in consultation with the CEO.  Mr. Valletta earned a bonus equal to 10% of his base salary for achievement of this metric.

Mr. Valletta met the fixed costs budget for his areas of responsibility and accordingly earned a bonus equal to 5% of his base salary for achievement of this objective.

Mr. Valletta's individual performance goals for 2013 (with related bonus opportunity as a percentage of base salary in parentheses) included: achieving accounts receivable aging targets (1.5%); maintaining consignment inventories at specific inventory turnover target (1.5%); supporting the growth plan, particularly in Asia, including specific performance metrics (2.0%); initiating new performance metrics related to market share growth (1.0%); support global quality program, including the definition of meaningful goals for the sales organization (1.0%); and meeting certain cost reduction initiatives (0.5%).  The achievement of these goals was evaluated and measured in the aggregate, and as a result of his achievement in relation to these goals, Mr. Valletta earned a bonus equal to 6.5% of his base salary.

In total, Mr. Valletta earned a bonus equal to 34.3% of his base salary for 2013.

Stock-based compensation

In 2013, the Compensation Committee awarded the following RSUs (including PBRSUs) to certain executive officers:

Name	Time-vested RSUs	PBRSUs	Total
Marc Zandman	23,470	70,409	93,879
Dr. Gerald Paul	38,673	116,019	154,692
Lori Lipcaman	2,527	7,581	10,108
Dieter Wunderlich	4,082	12,246	16,328
Johan Vandoorn	2,838	8,514	11,352
David Valletta	2,574	7,721	10,295

The time-vested RSUs carry only a service condition and vest over a three-year period.  The PBRSUs contain both a three-year service period and performance criteria tied to three year adjusted net earnings per share results.  The Company does not expect the performance criteria for the 2013 grants to be fully met and reversed 50% of the compensation expense recognized for these grants in the third fiscal quarter of 2013 at the time that it was determined that all of the performance-based vesting criteria were not expected to be achieved.

On December 5, 2013, the Compensation Committee approved certain amendments to PBRSUs granted to Mr. Marc Zandman, Dr. Paul, and Lori Lipcaman in 2011.  Pursuant to their original terms, the PBRSUs would have vested on January 1, 2014 only if all of the associated performance criteria were met for the three-year period ending December 31, 2013.  Pursuant to the amendments, 75% of the PBRSUs of each of Mr. Zandman, Dr. Paul and Lori Lipcaman vested effective December 5, 2013, in light of the Committee's assessment that the performance criteria were achieved in substantial part by December 31, 2013.

Other Considerations Regarding Executive Compensation

Israeli benefits

Mr. Marc Zandman is employed by Vishay Israel Ltd., an Israeli subsidiary of Vishay Intertechnology, Inc., and is a resident of Israel.  As a result, he is entitled to certain benefits that are generally available to employees in Israel on a non-discriminatory basis, but are not afforded to the other Named Executive Officers, including:

•	advanced training fund, 7.5% of base salary
•	severance fund, 8.33% of base salary
•	disability insurance, 2.5% of base salary
•	pension fund, 5% of base salary

These benefits are required by Israeli law or employment practices generally, and were taken into account by the Compensation Committee in formulating the overall compensation package for our executive officers.

Foreign currency considerations

Dr. Paul is employed by Vishay Europe GmbH, a German subsidiary of Vishay, and is a German citizen.  Accordingly, our employment agreement with Dr. Paul provides for his base salary to be denominated (and paid) in euro.  Lori Lipcaman is also employed by Vishay Europe GmbH, and her employment agreement provides for her base salary to be denominated (and paid) in euro.  Dieter Wunderlich is employed by Vishay Electronic GmbH and is a German citizen.  Johan Vandoorn is employed by Vishay Capacitors Belgium NV and is a citizen of Belgium.  Their respective employment agreements provide for their base salaries to be denominated (and paid) in euro. Mr. Marc Zandman, as a resident of Israel, has his base salary denominated (and paid) in new Israeli shekels.  The amounts reported in U.S. dollars as compensation for these executives fluctuate based on changes in exchange rates.

Tax deductibility of executive compensation
Section 162(m) of the Internal Revenue Code limits to $1 million the annual tax deduction for compensation paid to each of the Chief Executive Officer and any of the three other highest paid executive officers, other than the Chief Executive Officer and the Chief Financial Officer.  However, compensation that qualifies as performance-based compensation is deductible even in excess of $1 million.  As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code.  Vishay believes that the compensation it pays to its executive officers generally is fully deductible for federal income tax purposes.  The annual bonuses under the 162(m) Plan are based on Vishay's earnings, and therefore qualify as performance-based compensation.  All stock options awarded by Vishay also qualify as performance-based compensation, as do most awards of restricted stock and restricted stock units, if vesting is subject to the Company's achievement of performance targets of a type contemplated by a plan approved by stockholders.

In certain situations, the Compensation Committee may approve compensation that will not satisfy the requirements of Section 162(m), in order to ensure competitive levels of total compensation for its executive officers.  The Compensation Committee may request that the Named Executive Officers defer certain compensation until the payment of the compensation would be deductible by Vishay for income tax purposes.

Certain covenants

Under the terms of their employment arrangements, the executives are subject to customary non-competition, non-solicitation, non-disparagement and confidentiality covenants.  The non-competition and non-solicitation covenants for executives remain in force through the second anniversary of the date of termination of the executive's employment with the Company.  While the payments and benefits to the executives are made in consideration of the executives' compliance with these covenants, there are no specific forfeiture provisions in the employment contracts for a breach of the covenants.

Executive Compensation Advisory Vote and Its Frequency

At the Company's 2011 Annual Meeting of Stockholders, a majority of the votes cast by stockholders voted, on an advisory basis, to hold an advisory vote on executive compensation triennially. In line with this recommendation by the Company's stockholders, the Company's Board of Directors has decided that it will include an advisory stockholder vote on executive compensation in its proxy materials triennially until the next stockholder vote on the frequency of an advisory vote on executive compensation, which will be no later than the Company's Annual Meeting of Stockholders in 2017.  An advisory vote on executive compensation is included as Proposal Three.

REPORT OF THE COMPENSATION COMMITTEE

To Our Stockholders:

We have reviewed and discussed with management the Compensation Discussion and Analysis.  Based on that review and discussion, we have recommended to the Board of Directors and the Board has approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Wayne M. Rogers, Chairman
Dr. Abraham Ludomirski
Thomas C. Wertheimer

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be "soliciting material" or "filed" with the SEC and shall not be deemed to be incorporated by reference into any such filing.

COMPENSATION TABLES
Summary Compensation Table
The following table summarizes information regarding compensation earned, held by, or paid to our Named Executive Officers during the years 2011 - 2013.  Standard columns which are zero for all periods presented are omitted.  The information included in the table should be read in conjunction with the footnotes which follow, the descriptions of the employment agreements with each Named Executive Officer described in "Compensation Discussion and Analysis," and the "Grants of Plan Based Awards," "Outstanding Equity Awards," "Option Exercises and Stock Vested," "Pension Benefits," and "Non-qualified Deferred Compensation" tables on the pages which follow:

					Change in
					Pension
					Value and
					Non-qualified
				Non-Equity	Deferred
			Stock Awards	Incentive	Comp.	All Other
		Salary	(2) (3) (4) (5)	Plan Comp.	Earnings	Comp.
Name and Principal		(1)	(6)	(7)	(8) (9) (10)	(11)	Total
Position	Year	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(e)	(g)	(h)	(i)	(j)
Marc Zandman	2013	$845,949	$1,651,932	$1,194,640	$-	$376,891	$4,069,412
Executive Chairman of the Board, Chief	2012	775,089	1,544,156	1,106,800	387,954	365,047	4,179,046
Business Development Officer, and	2011	729,486	886,752	1,300,195	1,861,287	524,014	5,301,734
President - Vishay Israel Ltd.

Dr. Gerald Paul	2013	1,124,655	2,876,267	1,493,300	661,179	155,761	6,311,162
President and Chief Executive Officer	2012	1,064,321	2,524,762	1,383,500	-	939,161	5,911,744
2011		1,153,119	2,035,367	2,767,118	1,053,298	146,223	7,155,125

Lori Lipcaman (12)	2013	440,908	207,372	155,288	303,380	27,744	1,134,692
Executive Vice President and	2012	417,255	161,927	81,365	10,372	25,885	696,804
Chief Financial Officer	2011	404,640	117,073	102,142	57,851	17,278	698,984

Dieter Wunderlich (13)	2013	508,740	215,366	281,232	599,960	25,275	1,630,573
Executive Vice President and	2012	481,448	261,567	156,466	43,340	21,000	963,821
Chief Operating Officer	2011	430,580	-	100,755	106,472	18,957	656,764

Johan Vandoorn (14)	2013	495,174	149,733	185,740	-	138,524	969,171
Executive Vice President and	2012	468,610	181,853	114,338	-	132,858	897,659
Chief Technical Officer	2011	452,942	-	143,190	-	109,971	706,103

David Valletta (15)	2013	434,563	135,791	148,838	-	22,513	741,705
Executive Vice President - Worldwide Sales	2012	425,000	152,229	104,125	65,527	22,278	769,159
2011		382,554	-	88,428	35,883	21,615	528,480

(1)
Column (c) reflects base salary earned during the respective years and, for Mr. Valletta, includes amounts deferred in accordance with the provisions of our 401(k) plan.  The employment agreements for Dr. Paul, Messrs. Wunderlich and Vandoorn, and Ms. Lipcaman specify that their salaries be denominated and paid in euro.  The employment agreement for Mr. Marc Zandman provides for his salary to be denominated and paid in Israeli shekels.  The amounts presented have been converted into U.S. dollars at the weighted average exchange rate for the year.

(2)
Column (e) represents the grant-date fair value of RSUs and PBRSUs granted in the respective years determined in accordance with FASB ASC Topic 718 in the year of grant and the assumptions set forth in Note 12 of our consolidated financial statements included in our Form 10-K filed on February 19, 2014.  The grant-date fair value is recognized for accounting purposes over the vesting periods of the respective awards.  At the grant date, the Company expected all performance-based vesting criteria to be achieved.  Accordingly, Column (e) includes the grant-date fair value for these performance-based awards.   The common stock underlying these awards is not received until the awards are vested, including performance conditions, and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized.

(3)
The 2011 awards were amended by the Compensation Committee of the Board of Directors in the fourth fiscal quarter of 2013.  Pursuant to their original terms, the performance-based RSUs would vest only if all of the associated performance criteria were met for the 3-year period ending December 31, 2013.  Pursuant to the amended terms, 75% of the performance-based RSUs vested effective December 5, 2013 in light of the Compensation Committee's assessment that the performance criteria would be achieved in substantial part by December 31, 2013.  The fair value of these modified awards as of the modification date is included in Column (e).

(4)	The Company no longer expects the performance-based vesting criteria for the 2012 awards to be achieved.

(5)	The Company expects that the Named Executive Officers will meet 50% of the performance-based vesting criteria for the 2013 awards.

(6)
Column (e) also includes the grant-date fair value of 5,000 phantom stock units awarded annually to certain Named Executive Officers pursuant to the terms of their employment agreements.  The common stock underlying these awards is not received until termination of employment, and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized.

(7)	Column (g) reflects non-equity incentive compensation earned by our executive officers during the respective years.

(8)
Column (h) reflects the change in the actuarial present value of the Named Executive Officer's pension and other post employment benefits under respective defined benefit retirement plans, from the plan measurement date used in preparing the prior year consolidated financial statements to the plan measurement date used in preparing the current year consolidated financial statements, determined using the same interest rate, mortality, and other actuarial assumptions used in our consolidated financial statements as set forth in Note 11 thereof.   No amounts are presented for 2013 for Mr. Marc Zandman and Mr. Valletta because changes in actuarial assumptions resulted in a decrease in the present value of such benefits by $54,154 and $42,272, respectively.  No amounts are presented for 2012 for Dr. Paul because changes in actuarial assumptions and currency translation rates resulted in a net decrease in the present value of such benefits by $223,902.  Mr. Vandoorn does not participate in any defined benefit retirement plans.

(9)
The Company includes in these pension and post employment benefits certain termination benefits for Dr. Paul and Mr. Marc Zandman which are payable at normal retirement if such executives are employed by the Company at age 62.  See "Pension and Retirement Benefits" beginning on page 51.

(10)
Dr. Paul and Mr. Marc Zandman also receive annual contributions to our non-qualified deferred compensation plan under which amounts deferred are credited with earnings based on the performance of notional investment options available under the plan.  No portion of the earnings credited during 2013, 2012, or 2011 was "above market" or "preferential."  Consequently, no deferred compensation plan earnings are included in the amounts reported in column (h).  See the "Non-qualified Deferred Compensation" table for more information on the benefits payable under the non-qualified deferred compensation plan.

(11)
All other compensation includes amounts deposited on behalf of each Named Executive Officer into Vishay's non-qualified deferred compensation plan pursuant to the employment agreements with each Named Executive Officer, personal use of company car, Company contributions to 401(k) plans or other similar defined contribution plans outside of the United States, benefits generally available to employees in Israel, medical benefits in excess of normal group or government health insurance in country of residence, and other perquisites, as described below (asterisk denotes amounts paid in foreign currency and translated at average exchange rates for the year):

	2013	2012	2011
Marc Zandman	$100,000	$100,000	$100,000	Company contribution to non-qualified deferred compensation plan
	30,861	34,542	28,000	Personal use of Company car*
	191,817	179,362	167,741	Israeli employment benefits*
	54,213	51,143	51,484	Medical and prescription drug insurance premiums (Blue Cross / Blue Shield)
	-	-	176,789	Tax reimbursement related to medical benefits
	$376,891	$365,047	$524,014	Total

Dr. Gerald Paul	$100,000	$100,000	$100,000	Company contribution to non-qualified deferred compensation plan
	40,663	39,346	41,700	Personal use of Company car*
	15,098	14,815	4,523	Company-paid medical costs*
	-	785,000	-	Settlement of payroll tax audit*
	$155,761	$939,161	$146,223	Total

Lori Lipcaman	$12,929	$12,510	$13,554	Personal use of Company car*
	14,815	13,375	3,724	Company-paid medical costs*
	$27,744	$25,885	$17,278	Total

Dieter Wunderlich	$9,500	$6,003	$14,434	Personal use of Company car*
	15,775	14,997	4,523	Company-paid medical costs*
	$25,275	$21,000	$18,957	Total

Johan Vandoorn	$13,892	$14,426	$3,491	Personal use of Company car*
	119,544	113,707	101,327	Contribution to defined contribution retirement plan and related life insurance*
	311	103	145	Company-paid medical costs*
	4,777	4,622	5,008	Allowances*
	$138,524	$132,858	$109,971	Total

David Valletta	$10,166	$10,000	$9,772	Company contribution to non-qualified deferred compensation plan
	1,403	1,363	1,189	Personal use of Company car
	9,702	9,673	9,412	Company match to 401(k) plan
	1,242	1,242	1,242	Group Term Life imputed income
	$22,513	$22,278	$21,615	Total

(12)
Lori Lipcaman was appointed Executive Vice President and Chief Financial Officer on September 1, 2011.  Amounts presented for 2011 include amounts earned in her previous position as Executive Vice President and Chief Accounting Officer.

(13)
Dieter Wunderlich was appointed Executive Vice President and Chief Operating Officer on August 1, 2011.  Amounts presented for 2011 include amounts earned in his previous position as Executive Vice President – Semiconductors.

(14)
Johan Vandoorn was appointed Executive Vice President and Chief Technical Officer on August 1, 2011.  Amounts presented for 2011 include amounts earned in his previous position as Executive Vice President – Passive Components.

(15)	David Valletta was designated an executive officer in 2011.

2013 Grants of Plan Based Awards

The following table provides information with regard to plan based awards granted to each Named Executive Officer during 2013.  The information included in the table should be read in conjunction with the footnotes which follow and the description of Vishay's Senior Executive Phantom Stock Plan described in "Compensation Discussion and Analysis."

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards: Number of Shares of Stock or Units			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards

		(1)			(2)			(3)	(4)
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
Marc Zandman	1/1/2013	-	1,450,000	2,537,847	-	-	-	5,000	53,750
	3/7/2013	-	-	-	-	70,409	70,409	23,470	1,238,264
	12/5/2013	-	-	-	-	29,096	29,096	-	359,918

Dr. Gerald Paul	1/1/2013	-	1,812,500	3,373,965	-	-	-	5,000	53,750
	3/7/2013	-	-	-	-	116,019	116,019	38,673	2,040,387
	12/5/2013		-	-		63,228	63,228	-	782,130

Lori Lipcaman	1/1/2013	-	185,181	220,454	-	-	-	-	-
	3/7/2013	-	-	-	-	7,581	7,581	2,527	133,325
	12/5/2013	-	-	-	-	5,986	5,986	-	74,047

Dieter Wunderlich	1/1/2013	-	330,681	381,555	-	-	-	-	-
	3/7/2013	-	-	-	-	12,246	12,246	4,082	215,366

Johan Vandoorn	1/1/2013	-	277,297	297,104	-	-	-	-	-
	3/7/2013	-	-	-	-	8,514	8,514	2,838	149,733

David Valletta	1/1/2013	-	199,899	260,738	-	-	-	-	-
	3/7/2013	-	-	-	-	7,721	7,721	2,574	135,791

(1)	Amounts in these columns represent the threshold, target and maximum bonus levels for each executive officer.
(2)	Included in this column are PBRSUs granted pursuant to the respective employment agreements of the Named Executive Officers and the modification date fair value of PBRSUs modified on December 5, 2013.
(3)
Included in this column are awards of phantom stock granted to Dr. Paul and Mr. Marc Zandman and annual awards of RSUs granted pursuant to the respective employment agreements of the Named Executive Officers.

(4)	Amounts in this column include:
•
the grant-date fair value of the RSUs.  The amount is calculated using the closing price of Vishay stock on the date of grant of $13.19 for the March 7, 2013 grants.  The common stock underlying these awards is not received until the awards are vested, including performance conditions, and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized.

•
the grant-date fair value of 5,000 phantom stock units awarded annually to certain executive officers pursuant to the terms of their employment agreements.  The amount is calculated using the closing price of Vishay stock on the grant date of $10.75.  The common stock underlying these awards is not received until termination of employment, and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized.

Outstanding Equity Awards at Fiscal Year End
The following table provides information regarding unexercised stock options and stock awards (RSUs) held by our Named Executive Officers as of December 31, 2013.

	Option Awards						Stock Awards
Name	Grant Date (1)(2)(3)(4)	Number of Securities Underlying Unexercised Options (#) Exerciseable (5)	Number of Securities Underlying Unexercised Options (#) Unexerciseable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (5)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)

Marc Zandman	2/27/2007	27,619	-	-	12.90	2/27/2017	-	-	-	-
	2/28/2011	-	-	-	-	-	9,452	125,334	-	-
	8/17/2011	-	-	-	-	-	3,480	46,145	-	-
	2/21/2012	-	-	-	-	-	29,066	385,415	87,200	1,156,272
	3/7/2013	-	-	-	-	-	23,470	311,212	70,409	933,623
Total		27,619	-	-			65,468	868,106	157,609	2,089,895

Dr. Gerald Paul	5/22/2007	77,334	-	-	16.29	5/22/2017	-	-	-	-
	2/28/2011	-	-	-	-	-	28,101	372,619	-	-
	2/21/2012	-	-	-	-	-	48,100	637,806	144,300	1,913,418
	3/7/2013	-	-	-	-	-	38,673	512,804	116,019	1,538,412
Total		77,334	-	-	-	-	114,874	1,523,229	260,319	3,451,830

Lori Lipcaman	8/17/2011	-	-	-	-	-	2,661	35,285	-	-
	2/21/2012	-	-	-	-	-	3,143	41,676	9,429	125,029
	3/7/2013	-	-	-	-	-	2,527	33,508	7,581	100,524
Total		-	-	-	-	-	8,331	110,469	17,010	225,553

Dieter Wunderlich	2/21/2012	-	-	-	-	-	5,077	67,321	15,231	201,963
	3/7/2013	-	-	-	-	-	4,082	54,127	12,246	162,382
Total		-	-	-	-	-	9,159	121,448	27,477	364,345

Johan Vandoorn	2/21/2012	-	-	-	-	-	3,530	46,808	10,589	140,410
	3/7/2013	-	-	-	-	-	2,838	37,632	8,514	112,896
Total		-	-	-	-	-	6,368	84,440	19,103	253,306

David Valletta	2/21/2012	-	-	-	-	-	2,955	39,183	8,864	117,537
	3/7/2013	-	-	-	-	-	2,574	34,131	7,721	102,380
Total		-	-	-	-	-	5,529	73,314	16,585	219,917

(1)	Options vested in six equal annual installments beginning on the first anniversary of the date of grant.
(2)	RSUs granted February 28, 2011 and August 17, 2011 cliff-vested on January 1, 2014. This table omits certain RSUs granted on these dates for which performance-based criteria were not met.
(3)
RSUs granted February 21, 2012 cliff-vest on January 1, 2015. Some of the RSUs include performance-based vesting criteria which also must be met as represented in the column entitled "Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested."

(4)
RSUs granted March 7, 2013 cliff-vest on January 1, 2016. Some of the RSUs include performance-based vesting criteria which also must be met as represented in the column entitled "Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested."

(5)	For awards granted before July 6, 2010, the number of stock options and exercise prices were adjusted for the VPG spin-off effective July 6, 2010.
(6)	Based on the closing price of Vishay common stock on December 31, 2013 of $13.26.

2013 Option Exercises and Stock Vested

The following table provides information with regard to amounts paid to or received by our Named Executive Officers during 2013 as a result of the exercise of stock options and vesting of restricted stock units.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Marc Zandman	-	-	80,651	1,035,252
Dr. Gerald Paul	-	-	298,362	3,744,142
Lori Lipcaman	-	-	5,986	74,047

The table above excludes RSUs that vested on January 1, 2014.

Pension and Retirement Benefits

Vishay maintains various retirement benefit plans and arrangements.

Vishay's German subsidiaries have a noncontributory defined benefit plan governed by German law covering its management and executive employees.  Dr. Paul, Lori Lipcaman, and Dieter Wunderlich are the only Named Executive Officers that participate in this plan.  Dr. Paul also has an individual contractual pension arrangement with Vishay Europe GmbH that will pay an annual benefit upon retirement at age 65 based on his years of service (up to 25) and average salary and bonus in the three highest of his final ten years of employment ("final average compensation").  The retirement benefit will not exceed 40% of such final average compensation, and the individual contractual pension amount will be reduced by pension amounts payable under the noncontributory defined benefit plan of Vishay Europe GmbH and its subsidiaries.  Dr. Paul has voluntarily agreed to a maximum limit of €180,000 per year with respect of such final average compensation.  The Compensation Committee may, however, in its sole discretion, elect to increase the €180,000 limitation to reflect Dr. Paul's actual salary and bonus, to take into account cost of living adjustments, or as it may otherwise deem appropriate.

In the United States, Vishay maintained a pension plan which provided defined benefits to U.S. employees whose benefits under the qualified pension plan would be limited by the Employee Retirement Income Security Act of 1974 ("ERISA") and the Internal Revenue Code.  Effective January 1, 2009, the U.S. pension plans were frozen.  Benefits accumulated as of December 31, 2008 will be paid to employees upon retirement, but no further benefits will accrue beyond that date.  To mitigate the loss in benefits of these employees, effective January 1, 2009, the Company increased the Company-match portion of its 401(k) defined contribution savings plan for employees impacted by the pension freeze.  (Some of these contributions are made to the non-qualified deferred compensation plan for highly-compensated employees.)  David Valletta is the only Named Executive Officer that currently participates in this plan.

The Vishay Non-qualified Retirement Plan was contributory and, other than the fact that it is non-qualified under ERISA, provided substantially the same benefits that are available under Vishay's qualified retirement plan.  Employees with five or more years of service were entitled to annual pension benefits beginning at normal retirement age on the first day of the month following the participant's 65th birthday equal to the sum of 2.1% of the first $10,000 of earnings plus 2.64% of the annual earnings in excess of $10,000 with a new pension unit earned each year. The final pension is the sum of all units earned during the employee's career.  The plan permits early retirement if the participant is at least age 55 and has at least five years of service.  Employees may elect to receive their pension benefits in the form of a joint and survivor annuity or other contingent annuities.  Employees are 100% vested immediately in their contributions.  If employees terminate before rendering five years of service, they forfeit the right to receive the portion of their accumulated plan benefits attributable to the Company's contributions.  Employees receive the value of their accumulated benefits as a life annuity payable monthly from retirement.  For each employee electing a life annuity, payments will not be less than the greater of (a) the employee's accumulated contributions plus interest or (b) an annuity for five years.

Mr. Valletta was a participant in the Vitramon, Inc. Pension Plan (the "Vitramon Plan"), which was a pension plan qualified under ERISA.  Vitramon, Inc. was acquired by Vishay in 1994, and the Vitramon Plan was frozen effective December 31, 1998.  Benefits accumulated as of December 31, 1998 will be paid to employees upon retirement, but no further benefits will accrue beyond that date.   Highly compensated participants in the Vitramon Plan had the option to begin participating in the contributory Vishay Non-qualified Retirement Plan, which Mr. Valletta elected to do effective January 1, 2004.  The Vitramon Plan was subsequently merged into the qualified Vishay Retirement Plan, which is why Mr. Valletta has benefits payable under both the qualified and non-qualified pension plans.

On June 16, 2010, the Compensation Committee determined to modify Dr. Gerald Paul's and the Compensation Committee recommended to the Board of Directors, and the Board of Directors determined to modify Mr. Marc Zandman's employment arrangements such that upon any termination (other than for cause) after attaining age 62, the executive would be entitled to the same payments and benefits he would have received if his respective employment was terminated by Vishay without cause or by the respective executive for good reason. These modifications were included in formal amendments signed on August 8, 2010. The expense associated with the modifications to the employment arrangements of Dr. Gerald Paul and Mr. Marc Zandman effectively represents a defined retirement benefit that will be recognized for financial accounting purposes over the remaining service period of the individuals.

Mr. Vandoorn does not participate in any defined benefit retirement plans.

2013 Pension and Retirement Benefits Table

The following table provides information regarding the present value of benefits accrued under these retirement benefit plans and arrangements:

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit (1) ($) (d)	Payments During Last Fiscal Year ($) (e)
Marc Zandman	Individual contractual post-employment medical arrangement	n/a	110,527	-
	Individual contractual termination benefits(3)	n/a	4,360,106	-
Dr. Gerald Paul(2)	Vishay Europe GmbH Pension Plan and individual contractual arrangement	n/a	3,038,372	-
	Individual contractual post-employment medical arrangement	n/a	210,198	-
	Individual contractual termination benefits(3)	n/a	7,390,901	-
Lori Lipcaman(2)	Vishay Europe GmbH Pension Plan	24	719,276	-
Dieter Wunderlich(2)	Vishay Europe GmbH Pension Plan	38	1,211,213	-
David Valletta	Vishay Retirement Plan	8	59,119	-
	Vishay Non-qualified Retirement Plan	5	201,786	-

(1)
These amounts have been calculated using interest rate, mortality, and other actuarial assumptions consistent with those used for financial reporting purposes set forth in Note 11 to Vishay's consolidated financial statements included in our 2013 Annual Report on Form 10-K.

(2)	Dr. Paul's, Ms. Lipcaman's, and Mr. Wunderlich's benefits are denominated in euro. The dollar amount shown in the table is based on the weighted average conversion rate for 2013.

(3)	These termination benefits are payable upon normal retirement and accordingly the present value is included in this table. See "Potential Payments Upon Termination or a Change in Control."

Non-qualified Deferred Compensation

The Named Executive Officers participate in a non-qualified deferred compensation plan, which is available to all employees which meet certain criteria under the Internal Revenue Code.  Certain executive officers are entitled under their respective employment agreements to annual contributions to this plan by Vishay, less certain applicable taxes.  The Named Executive Officers are also eligible to elect to defer additional amounts of compensation, subject to certain limitations.

Amounts contributed to these plans prior to January 1, 2005 were deemed deferred until retirement or termination of employment.  Effective January 1, 2005, all employees that participate in the plan were given the option to choose shorter deferral periods for all or a portion of their deferred compensation.  All of the Named Executive Officers have elected to defer all amounts of compensation until retirement or termination of employment, at which time, the amounts would be paid in a lump sum.  To the extent required to avoid tax penalties, the deferred amounts are not paid until six months after the termination of employment.

While deferred, amounts are credited with "earnings" based on the performance of notional investment options available under the plan.  No portion of the earnings credited during 2013 was "above market" or "preferential."

2013 Non-qualified Deferred Compensation Table

The following table sets forth information relating to the activity in the non-qualified deferred compensation plan accounts of the Named Executive Officers during 2013 and the aggregate balance of the accounts as of December 31, 2013:

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year (1) ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)

Marc Zandman	-	100,000	187,877	-	1,410,701
Dr. Gerald Paul	-	100,000	258	-	1,060,927
David Valletta	21,716	10,166	108,552	-	462,078

(1)
These amounts are included in column (i) of the "Summary Compensation Table" as a component of "All Other Compensation." No portion of the earnings credited during 2013 was "above market" or "preferential."  Accordingly, no amounts related to earnings on deferred compensation have been included in the "Summary Compensation Table."

Potential Payments Upon Termination or a Change in Control

Our employment agreements with our Named Executive Officers provide incremental compensation in the event of termination, as described below.  Generally, Vishay does not provide any incremental severance or other benefits specifically upon a change in control.  Termination of employment also impacts outstanding stock options, restricted stock units, phantom stock units, and non-qualified deferred compensation balances.

Mr. Marc Zandman and Dr. Paul

The executive employment contracts of Dr. Paul and Mr. Marc Zandman contain severance provisions providing generally for three years of compensation in the case of a termination without cause, a voluntary termination by the executive for "good reason" (as defined in the employment agreement), or any termination (other than for cause) after attaining age 62.  As Dr. Paul has already attained age 62, any voluntary termination of his employment would result in his receiving the severance described below.

Specifically, severance items include:

•	salary continuation for three years, payable over three years;

•	5,000 shares of common stock annually for three years. Because these shares are granted after termination of employment, actual shares – rather than phantom stock units – are granted;

•	bonus for the year of termination;

•	$1,500,000 lump sum cash payment. This payment replaces the annual deferred compensation credits and the annual bonus for the 3-year severance period;

•	lifetime continuation of executive's life insurance benefit;

•
the immediate vesting of the executive's outstanding RSUs and the outstanding PBRSUs shall vest on their normal vesting date to the extent applicable performance criteria are realized (provided that upon a change in control, the outstanding PBRSUs would immediately vest as if the performance criteria had been satisfied); and

•
continuation of executive's medical benefit for a maximum of three years if the termination occurs before attaining age 62 and lifetime continuation up to $15,000 annual premium value if the termination occurs after attaining age 62.

On August 8, 2010, the Compensation Committee determined to modify Dr. Paul's employment agreement, and the Compensation Committee recommended to the Board of Directors, and the Board of Directors determined to modify Mr. Marc Zandman's employment arrangement, such that upon any termination (other than for cause) after attaining age 62, the executive would be entitled to the same payments and benefits he would have received if his respective employment was terminated by Vishay without cause or by the respective executive for good reason.

In addition, Dr. Paul will receive payment of his individual contractual pension in the event of a termination for any reason, as well as accrued benefits under the Vishay Europe GmbH pension plan.

Other Executives

The employment agreements of Lori Lipcaman, Dieter Wunderlich, John Vandoorn, and David Valletta have an evergreen three-year term, which effectively provides for salary continuation for three years, payable over three years, in the event of termination without cause.  Additionally, upon such a termination of employment or upon the termination by the executive for good reason, the executive's outstanding RSUs would immediately vest and the executive's outstanding PBRSUs would vest on their normal vesting date to the extent applicable performance criteria are realized (provided that upon a change in control, the outstanding PBRSUs would immediately vest as if the performance criteria had been satisfied).

Summary of Potential Payments Upon Termination or a Change in Control

The following table sets forth the compensation that would have been received by each of the Company's executive officers had they been terminated as of December 31, 2013.

	Salary cont.	Bonus	Stock options	Stock grants	Lump sum termination payment	Pension	Life insurance /Medical benefit	Non-qualified deferred compensation
	(1)	(2)	(3)	(4)(5)		(6)	(6)	(7)
Marc Zandman	$2,556,463	$1,194,640	$9,943	$3,156,901	$1,500,000	$-	$110,527	$1,410,701
Dr. Gerald Paul	3,398,803	1,493,300	-	5,173,959	1,500,000	3,038,372	210,918	1,060,927
Lori Lipcaman	1,332,462	-	-	336,022	-	719,276	-	-
Dieter Wunderlich	1,537,456	-	-	485,793	-	1,211,213	-	-
Johan Vandoorn	1,496,457	-	-	337,746	-	-	-	-
David Valletta	1,313,250	-	-	293,231	-	260,905	-	462,078

(1)	Equals 3 times U.S. dollar value of the salary at December 31, 2013, paid over three years.
(2)	Consists of bonus and non-equity incentive plan compensation for 2013 as reflected in the "Summary Compensation Table."
(3)	Equals the value of "in the money" options held at December 31, 2013.
(4)
For Mr. Marc Zandman and Dr. Gerald Paul, includes 15,000 shares, multiplied by $13.26, which was the closing price of Vishay's common stock on December 31, 2013.  The shares are to be paid out over three years.

(5)	Includes the value of RSUs outstanding as of December 31, 2013, and assumes all performance criteria will be met.
(6)	Present value of accumulated benefit reflected in the "Pension Benefits" table, paid annually until death, exclusive of contractual termination payments for Dr. Paul and Mr. Marc Zandman.
(7)	Aggregate balance at year end as reflected in the "Non-qualified Deferred Compensation" table.

The table above does not include the amounts that would be received for the reimbursement of excise taxes for Mr. Zandman and Dr. Paul, as further described in the section "Golden Parachute Gross-up" below.

Golden Parachute Gross-up

Section 4999 of the Internal Revenue Code imposes a 20% excise tax on certain compensation paid upon a change in control if the compensation exceeds three times the executive's average annual compensation.  Vishay does not provide any severance or other benefits specifically upon a change in control, but under the Internal Revenue Service interpretations of the Section 4999 rules, if a termination of employment occurred in connection with a change in control, the severance could be subject to the excise tax depending upon several factors (including the amount of severance, the average compensation of the affected Named Executive Officer, and certain other compensation amounts that vest or are paid in connection with a change of control).  The employment agreements of Mr. Marc Zandman and Dr. Paul entered into prior to 2010 provide for Vishay to reimburse such Named Executive Officers for any excise tax.  The Compensation Committee believed that it would be unfair for the executive to be taxed in such a case because the payments are not intended to be made exclusively with respect to a change in control.  Current practice among our peer group companies is to not provide such benefits.  The employment agreements for Ms. Lipcaman, Mr. Wunderlich, Mr. Vandoorn, and Mr. Valletta do not provide such a provision.

If a change in control had occurred on December 31, 2013 and if Mr. Zandman and Dr. Paul had been terminated on that date, we estimate that the Company would be required to pay approximately $4.9 million and $7.4 million, respectively, to reimburse Mr. Zandman and Dr. Paul.  In the event of an actual termination, the actual amounts that the Company would be required to pay would be based on specific facts and circumstances at the time.

Impact on Non-qualified Deferred Compensation Balances

As described above, certain Named Executive Officers participate in a non-qualified deferred compensation plan. All of the Named Executive Officers have elected to defer such compensation until retirement or termination of employment, at which time the amounts would be paid in a lump sum.

Impact on Outstanding Stock Options

Certain Named Executive Officers have stock options outstanding that were granted under the 1998 Stock Option Program or the 2007 Program. The outstanding stock options as of December 31, 2013 were as follows:

Name	1998 Program	2007 Program	Total

Marc Zandman	25,000	2,619	27,619
Dr. Gerald Paul	70,000	7,334	77,334

Pursuant to the 1998 Stock Option Program and the 2007 Program, upon termination by retirement, death, or disability, an optionee has up to 12 months to exercise any vested options (limited by the expiration date of the respective options).  Upon voluntary termination, the optionee has up to 60 days to exercise any vested options.  Unvested options would expire at the cessation of employment.  However, Vishay has, in the past, modified these terms as part of negotiated termination agreements.

As of December 31, 2013, Mr. Marc Zandman had options which were in the money.  The pretax aggregate intrinsic value (the difference between the closing stock price on the last trading day of 2013 of $13.26 per share and the exercise price, multiplied by the number of in-the-money options) that would have been received by Mr. Marc Zandman had he exercised his options on December 31, 2013 is $9,943.

Impact on RSUs

With respect to our Named Executive Officers in the event of (i) the termination of the executive's employment by the Company without cause, by the executive for "good reason", or as a result of death or disability, the executive's outstanding RSUs shall immediately vest and the outstanding PBRSUs shall vest on their normal vesting date to the extent applicable performance criteria are realized; and (ii) a change of control of Vishay, all of such executive's outstanding RSUs (including PBRSUs) shall immediately vest.  In the event of voluntary termination by the executive (without "good reason") or termination for cause, the executive's outstanding RSUs (including PBRSUs) will be forfeited.  At December 31, 2013, unvested time-vested RSUs and PBRSUs were as follows:

Name	Unvested Time-vested RSUs	Unvested PBRSUs
Marc Zandman	65,468	157,609
Dr. Gerald Paul	114,874	260,319
Lori Lipcaman	8,331	17,010
Dieter Wunderlich	9,159	27,477
Johan Vandoorn	6,368	19,103
David Valletta	5,529	16,585

The table above excludes the 2014 annual grant for the current Named Executive Officers and includes the RSUs that vested January 1, 2014.  It excludes RSUs that would have vested on January 1, 2014 subject to performance-based vesting criteria that were not met.

Impact on Phantom Stock Units

Certain executive officers receive an annual grant of 5,000 phantom stock units pursuant to their respective employment agreements.  Upon termination of employment, each executive will receive one share of Vishay common stock for each phantom stock unit held.

The table below shows the total phantom stock units held by certain executive officers and the value of the underlying common stock at December 31, 2013:

Name	Phantom Stock Units	Value

Marc Zandman	53,667	$711,624
Dr. Gerald Paul	53,667	$711,624

The table above excludes the 2014 annual grant to certain executive officers of 5,000 phantom stock units.

2014 Executive Compensation

On March 4, 2014, the Compensation Committee of the Board of Directors approved the 2014 base salary for Dr. Gerald Paul, President and Chief Executive Officer, and the Board of Directors approved the 2014 base salaries of our other Named Executive Officers, upon the recommendation of the Compensation Committee.

Base Salaries

The base salaries for 2014 are set forth below.

Name	2014 Base Salary(1)
Marc Zandman	ILS 3,171,990 (approximately $880,000)(2)
Dr. Gerald Paul	€879,490 (approximately $1,160,000)(3)
Lori Lipcaman	€344,790 (approximately $450,000)(3)
Dieter Wunderlich	€397,840 (approximately $520,000)(3)
Johan Vandoorn	€387,230 (approximately $510,000)(3)
David Valletta	$450,900

(1)	The amounts shown have been converted into U.S. dollars at the weighted average exchange rate for 2013.
(2)	Paid in new Israeli shekels (ILS).
(3)	Paid in euro.

Incentive Compensation

On March 4, 2014, the Board of Directors approved certain changes in the employment arrangements of certain Named Executive Officers, upon the recommendation of the Company's Compensation Committee. These arrangements are expected to be included in amendments to the employment agreements of these executive officers.

The employment agreements of Ms. Lipcaman, and Mssrs. Wunderlich, Vandoorn, and Valletta will be amended to provide for changes to their annual cash incentive bonus beginning in 2014.  Each executives' cash incentive bonus will be based in part on a percentage of adjusted net earnings, and in part on achievement of personal performance goals and objectives, recommended by the Chief Executive Officer and approved by the Compensation Committee.  Each of these executives' annual cash incentive bonus will be capped at 100% of base salary.

Long-term Equity Incentives

The employment agreements of the executive officers provide for annual grants of equity-based compensation in the form of RSUs. Of the total equity-based compensation grant, 25% are in the form of time-vested RSUs that carry only a service condition. The remaining 75% of the grant are in the form of PBRSUs. The PBRSUs will vest if certain defined performance criteria established by the Compensation Committee are realized. The grants are made pursuant to the 2007 Program. They are based upon a percentage of base salary for the then current year as follows:

Name	LTI Value
Marc Zandman	125% of base salary
Dr. Gerald Paul	150% of base salary
Lori Lipcaman	25% of base salary
Dieter Wunderlich	35% of base salary
Johan Vandoorn	25% of base salary
David Valletta	25% of base salary

The number of units granted annually to each executive is determined by multiplying the executive's base salary for the applicable year by the respective percentage set forth above and dividing by the closing price of the common stock on the New York Stock Exchange on the last trading day preceding January 1 of the applicable year. The time-vested RSUs carry only a service condition and vest on January 1 of the third year following the grant.  The PBRSUs include performance conditions agreed to with the Compensation Committee.  The PBRSUs contain both a three-year service period and are subject to the Compensation Committee certifying that all performance criteria have been satisfied.

The grants for 2014 under these equity compensation arrangements, which will time-vest on January 1, 2017, are as follows:

Name	Time-vested RSUs	PBRSUs	Total
Marc Zandman	20,685	62,056	82,741
Dr. Gerald Paul	33,000	99,001	132,001
Lori Lipcaman	2,156	6,469	8,625
Dieter Wunderlich	3,483	10,450	13,933
Johan Vandoorn	2,422	7,264	9,686
David Valletta	2,125	6,376	8,501

Additional Information on Equity Compensation Plans

The following table provides certain information concerning our equity compensation plans as of December 31, 2013.

	Number of Shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by stockholders (1)
1998 Stock Option Program	99,000	$15.24	-

2007 Stock Incentive Program (2) (6)
Stock options (3)	10,000	$15.24	(2)
Restricted Stock Units (4)	1,059,000	n/a	(2)
Total 2007 Stock Incentive Program	1,069,000		766,000

Senior Executive Phantom Stock Plan (5) (6)	107,000	n/a	75,000

Total approved by stockholders	1,275,000		841,000

Equity compensation plans not approved by stockholders	-		-
Total equity compensation plans	1,275,000		841,000

(1)
Additional information about these plans is presented in Note 12 to the Company's consolidated financial statements, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

(2)
The 2007 Program provides for the grant of stock options, restricted stock, unrestricted stock, and RSUs (including PBRSUs).  Therefore the shares available for future issuance are presented only in total for the program.

(3)	Includes adjustments made to all option awards as a consequence of the spin-off of VPG.

(4)
Each RSU entitles the recipient to receive a share of Vishay common stock.   In the event of voluntary termination by the executive (without "good reason") or termination for cause, the executive's outstanding RSUs (including PBRSUs) will be forfeited. In the event of: (i) the termination of the executive's employment by the Company without cause, by the executive for "good reason", or as a result of death or disability the executive's outstanding time-vested RSUs shall immediately vest and the outstanding PBRSUs shall vest on their normal vesting date to the extent applicable performance criteria are realized; or (ii) a change of control of Vishay, all of such executive's outstanding RSUs shall immediately vest.  Because these awards have no exercise price, there is no calculation of weighted average exercise price.

(5)
The Senior Executive Phantom Stock Plan provides for the granting of phantom stock units to individuals whose employment arrangements with the Company provide for such grants.  Each phantom stock unit entitles the recipient to receive a share of Vishay common stock at the individual's termination of employment or any other future date specified in the employment agreement.  Because these awards have no exercise price, there is no calculation of the weighted average exercise price.

(6)	Proposal Four would merge the Senior Executive Phantom Stock Plan with and into the 2007 Stock Incentive Program and increase the shares available for grant under the 2007 Stock Incentive Program.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse our pay program for Named Executive Officers by voting for or against the following resolution. This resolution is required pursuant to Section 14A of the Securities Exchange Act. While our Board of Directors intends to carefully consider the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.  Nonetheless, the Compensation Committee and the Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

At our 2011 annual meeting of stockholders, we provided our stockholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers as disclosed in our proxy statement for the 2011 annual meeting, and a majority of our stockholders approved the proposal.  At the 2011 annual meeting, we also asked our stockholders to indicate if we should hold an advisory vote on the compensation of our executive officers every one, two or three years, with our Board recommending a triennial advisory vote.  A majority of our stockholders supported and voted for a triennial advisory vote and so we are again asking our stockholders to approve the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules.

As described in the Compensation Discussion and Analysis section of this proxy statement, we believe that our executive compensation program is designed to support the Company's long-term success by achieving the following objectives: attracting and retaining talented senior executives, tying executive pay to Company and individual performance, supporting our annual and long-term business strategies, and aligning executives' interests with those of the stockholders.  The Compensation Committee continually reviews the compensation program for our Named Executive Officers to ensure they achieve the desired goals of aligning our executive compensation structure with the interests of our stockholders and current market practices.

Accordingly, the following resolution will be submitted for a stockholder vote at the 2014 annual meeting:

"RESOLVED, that the stockholders approve the compensation of the Company's Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption 'Compensation Discussion and Analysis' of this proxy statement."

The Board of Directors unanimously recommends that you vote FOR approval of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption 'Compensation Discussion and Analysis' of this proxy statement.

PROPOSAL FOUR

APPROVAL OF AMENDED AND RESTATED 2007 STOCK INCENTIVE PROGRAM

The Vishay Intertechnology, Inc. 2007 Stock Incentive Program, as amended and restated (the "2007 Program") currently allows the Company to grant executive officers, key employees and directors of the Company stock options, restricted stock, restricted stock units, and stock appreciation rights that are payable in cash.  The purpose of granting awards under the 2007 Program is to enhance the long-term performance of the Company and to provide the selected individuals with an incentive to improve the growth and profitability of the Company by acquiring a proprietary interest in the success of the Company.

In 2014, the Compensation Committee and the Board has approved and submitted for stockholder approval certain changes to the existing 2007 Program.  Among other changes, the Company's Senior Executive Phantom Stock Plan ("The Phantom Stock Plan") would be merged into the 2007 Program following stockholder approval.

The Phantom Stock Plan provides for the granting of shares of phantom stock to individuals whose employment agreements with the Company provide for such grants.  Dr. Gerald Paul and Mr. Marc Zandman currently have such employment agreements.  The agreements provide for an annual grant of 5,000 shares of phantom stock to each of the officers.  If the Company later enters into other employment agreements with other individuals that provide for the granting of phantom stock, those individuals also will be eligible for grants under the Phantom Stock Plan.  No grants may be made under the Phantom Stock Plan other than under the terms of employment agreements with the Company.

The proposed changes include an increase in the number of shares available for issuance under the 2007 Program to 6,500,000.  The total number of shares of common stock that were originally authorized for grant under the 2007 Program was 3,000,000. The total number of shares of common stock that were originally authorized for grant under the Phantom Stock Plan was 300,000.  As of April 3, 2014, 511,000 shares remain available for grant pursuant to the 2007 Program and 65,000 shares remain available for grant pursuant to the Phantom Stock Plan.  If the amended and restated plan is approved by stockholders, there will be 4,076,000 shares available for grant.

Additionally, as of April 3, 2014, 1,147,000 shares awarded under the 2007 Program and 117,000 shares awarded under the Phantom Stock Plan remain either unvested, unexercised, and/or unsettled, and accordingly would remain subject to the amended, restated, and merged 2007 Program.

The 2007 Program was first approved by the Company's stockholders at the 2007 Annual Meeting.  Amended and restated versions of the 2007 Program were approved by the Company's stockholders at the 2008 and 2013 Annual Meetings.

The Phantom Stock Plan was approved by the Company's stockholders at the 2004 Annual Meeting.

The Company's Board of Directors proposes that the stockholders approve the amended and restated 2007 Program.  If this proposal is not approved by the stockholders, the Company may continue to grant awards under the 2007 Program and the Phantom Stock Plan until the date all shares reserved under the 2007 Program and the Phantom Stock Plan have been issued or the earlier termination of the 2007 Program and/or the Phantom Stock Plan.

Program Changes

A listing of the proposed changes to the 2007 Program is summarized below:

•	increase the number of shares available for issuance under the 2007 Program from 3.0 million shares to 6.5 million shares;

•	merge the Phantom Stock Plan with and into the 2007 Program and provide for the future issuance of phantom stock units under the 2007 Program;

•	extend the term of the 2007 Program to the tenth anniversary of the Company's 2014 Annual Meeting of Stockholders;

•	clarify that shares underlying forfeited awards shall return to the pool of shares that is available for future issuance under the 2007 Program;

•	expand authorization of the issuance of awards in the form of stock appreciation rights to eligible employees resident in the United States;

•
clarify that the Compensation Committee shall make equitable adjustments to all forms of Award issued under the 2007 Program in connection with a stock dividend, stock split or other change in capitalization as provided in the 2007 Program; and

•
authorize the automatic exercise of any expiring in-the-money stock options with an expiration date after the effective date of the amendment and restatement of the 2007 Program, including on a retroactive basis with respect to any stock option that was granted before the effective date of the amended and restated 2007 Program and that remains outstanding and unexercised after the effective date.

Summary of Key Features of the Program

The following summary of the key features of the 2007 Program, as amended and restated, is qualified by reference to the full text of the 2007 Program, which is attached as Annex A to this Proxy Statement.

Administration of the Program

The 2007 Program is administered by the Compensation Committee of the Board of Directors. It is intended that the members of the Compensation Committee always will be "non-employee directors" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and "outside directors" within the meaning of Section 162(m) of the Code. If the Compensation Committee has not been appointed or for any other reason determined by the Board of Directors, the Board of Directors may act as the Committee.  The Board of Directors will administer the 2007 Program with respect to equity awards granted to non-employee directors, and any references to the Compensation Committee refer to the Board of Directors for purposes of non-employee directors.

The Compensation Committee may delegate to one or more officers of the Company the authority to designate the individuals (other than such officer(s)) who will receive awards and the size of each grant, as permitted by Section 157 of the Delaware General Corporation Law.

The Compensation Committee has the authority (a) to determine the individuals to whom awards shall be granted and the terms and provisions of the awards; (b) to exercise all of the powers granted to it under the 2007 Program; (c) to construe, interpret and implement the 2007 Program and all agreements related thereto; (d) to prescribe, amend, and rescind rules and regulations relating to the 2007 Program, including rules governing its own operations; (e) to make all determinations necessary or advisable in administering the 2007 Program; (f) to correct any defect or omission and reconcile any inconsistency in the 2007 Program; and (g) to determine the terms of any award agreement.

Upon a change of control, the Compensation Committee may, in its discretion, provide that an award will become vested in full or provide for the accelerated distribution of phantom units. "Change of Control" is defined in the 2007 Program to include (i) a person or group, other than certain permitted holders beneficially owning 50% or more the Company's outstanding voting stock. (ii) the consummation of a business combination transaction involving the Company, unless the Company's stockholders immediately prior to the transaction own more than 50% of the Company's outstanding voting stock of the surviving entity in the transaction, (iii) the Company's continuing directors (as defined) ceasing to constitute at least a majority of the Board and (iv) the approval by the Company's stockholders of a plan of liquidation or dissolution.
Eligible Participants

Officers and other employees of the Company or a majority-owned subsidiary who are responsible for or contribute to the management, growth, and profitability of the business of the Company or a subsidiary are eligible to receive grants under the 2007 Program. Additionally, non-employee directors of the Company are eligible to receive awards under the 2007 Program.  Approximately 1,000 individuals are eligible to receive awards under the 2007 Program.  Any employee who has entered into any employment agreement with the Company providing for the grant of phantom stock units shall be eligible to receive phantom stock awards.

Program Benefits

Awards are granted under the 2007 Program in the discretion of the Compensation Committee and the terms of such awards are also in the discretion of the Compensation Committee.  Accordingly, it is not possible to determine the number, name or positions of persons who will benefit from the 2007 Program in the current year, if it is approved by stockholders, or the terms of any such benefits. However, the following table sets forth information with respect to awards granted under the 2007 Program during 2013. The information with respect to PBRSUs is based on the target number of shares that may be realized upon attainment of the performance targets under the PBRSUs.

Vishay Intertechnology, Inc. 2007 Stock Incentive Program
Name & Position	Shares of Time-Based RSUs Awarded in 2013 and Grants of Common Stock RSUs	Shares of Performance- Based RSUs Awarded in 2013	Phantom Stock Units Awarded in 2013 (1)	Shares underlying Awards Made in 2013
Marc Zandman	23,470	70,409	5,000	98,879
Executive Chairman, Chief Business Development Officer, and President, Vishay Israel Ltd.
Dr. Gerald Paul	38,673	116,019	5,000	159,692
President and Chief Executive Officer
Lori Lipcaman	2,527	7,581	-	10,108
Executive Vice President and Chief Financial Officer
Dieter Wunderlich	4,082	12,246	-	16,328
Executive Vice President and Chief Operating Officer
Johan Vandoorn	2,838	8,514	-	11,352
Executive Vice President and Chief Technical Officer
David Valletta	2,574	7,721	-	10,295
Executive Vice President – Worldwide Sales
All Current Executive Officers	74,164	222,490	10,000	306,654
Non-Executive Director Group	77,500	-	-	77,500
Non-Executive Officer Employee Group	-	-	-	-

(1)	Granted under the Phantom Stock Plan, which will be merged with and into the 2007 Program pursuant to this proposal.

Maximum Number of Shares, Other Limitations

Up to 6,500,000 shares of the Company's common stock may be granted under the 2007 Program.  Shares delivered under the 2007 Program may be in the form of authorized and unissued shares or treasury shares.

No individual may be granted awards in any one year with respect to more than 300,000 shares of our common stock.

If there is any change in the outstanding shares by reason of a stock dividend or distribution, stock split, reverse stock split, recapitalization or similar corporate change, or by reason of any merger, consolidation, spinoff or other corporate reorganization in which the Company is the surviving corporation, the number of shares that may be delivered under the 2007 Program and the number of shares subject to each outstanding award, and, if appropriate, the exercise price under an award of options, shall be equitably adjusted by the Committee to prevent the enlargement or dilution of rights of a participant under the award.

Any awards which are forfeited by the holder may be re-granted to others, subject to the overall limit of 6,500,000 shares. However, if (i) the Company withholds shares of common stock from an award to satisfy a participant's minimum tax withholding requirements, (ii) a stock option is subject to a cashless exercise, (iii) shares of common stock are tendered to the Company in satisfaction of the exercise price of a stock option, or (iv) the shares underlying a stock option are repurchased by the Company, then, in any such case, such shares shall not again be available for award under the 2007 Program.

Term of the Program

The 2007 Program will terminate on May 20, 2024, the tenth anniversary of the date the stockholders approved the 2007 Program.

Type of Awards

As set forth in this proposal, the 2007 Program permits the granting of nonqualified stock options, restricted stock, unrestricted stock, RSUs, phantom stock units, and stock appreciation rights that are payable in cash.

Stock Options

The Compensation Committee will determine the number of shares of common stock issuable pursuant to each stock option and the exercise or purchase price per share of each stock option, provided that the exercise price may not be less than the fair market value of the common stock on the date of the grant. Options will be exercisable at such time or times as determined by the Compensation Committee, and will expire no later than ten years from the date the option is granted. Options may be exercised either by paying the purchase price in cash or by any other method permitted by the Compensation Committee.

Unless the Compensation Committee determines otherwise, when a recipient of an option terminates employment all of that individual's unvested options shall expire and terminate, and vested options shall expire as follows: (a) immediately upon a termination for cause (as defined in the 2007 Program); (b) 60 days after termination if the recipient's employment terminates for reasons other than cause, death, disability, or retirement; and (c) the earlier of the first anniversary of the death, disability, or retirement or the expiration date of the options, if sooner. If the recipient of an option violates the terms of certain types of agreements with the Company (e.g. noncompetition agreements) during the 12-month period following termination of employment, then the recipient's options will terminate and the recipient may be required to repay the Company any gain recognized upon the exercise of any options during the 12 months preceding the violation.

If an option that is unexercised, in whole or in part, on or after the effective date of the 2007 Program, including any option that was granted before the effective date, is "in the money", at the time of expiration, the option shall be deemed automatically exercised, subject to certain conditions.

The 2007 Program provides for the treatment of stock options in the event of a change in control of the Company. Generally, stock options either will be (i) replaced with equivalent options of the acquiring entity, (ii) cancelled in exchange for a payment equivalent to that received by stockholders or (iii) amended so that they become fully exercisable, at least two weeks before the occurrence of such event and expiring upon the occurrence of such event.

Restricted Stock

The Compensation Committee may grant restricted shares of common stock pursuant to the 2007 Program. Prior to the vesting of the shares, the shares are not transferable by the recipient of the grant and are forfeitable. Vesting of the shares may be based on continued employment with the Company and/or upon the achievement of specific performance goals. The Compensation Committee may at the time that shares of restricted stock are granted impose additional conditions to the vesting of the shares. Generally, unvested shares of restricted stock and any dividends paid on those shares are automatically and immediately forfeited upon the grant recipient's termination of employment for any reason.

Unrestricted Stock

The Compensation Committee may grant (or sell at a purchase price at least equal to par value) shares of common stock free of restrictions under the 2007 Program.  Unrestricted stock may be granted as part of another award, for example as an immediately vested component of a restricted stock or RSU grant.

Restricted Stock Units

The Compensation Committee may grant restricted stock units pursuant to the 2007 Program. A restricted stock unit entitles the recipient to receive a share of common stock when the RSU vests. Vesting of the RSUs may be based on continued employment with the Company and/or upon the achievement of specific performance goals. The Compensation Committee may at the time that RSUs are granted impose additional conditions to the vesting of the RSUs. Generally, unvested RSUs are forfeited upon the grant recipient's termination of employment for any reason.

Phantom Stock Units

The Compensation Committee may grant phantom stock units pursuant to the 2007 Program to any participant who has an employment agreement with the Company or any subsidiary that provides for the award of phantom stock units, in the amount of phantom stock units specified by the employment agreement.  Each phantom stock unit entitles the recipient to receive a share of common stock as of the date or dates specified in the employment agreement.  The phantom stock units are fully vested and non-forfeitable at all times.  If the Company grants dividends on its common stock, the dividend amounts with respect to the phantom stock units will be deemed reinvested in additional phantom stock units.

Stock Appreciation Rights

The Compensation Committee may grant cash-settled stock appreciation rights ("SARs") in lieu of options to employees, pursuant to the 2007 Program. Upon exercise of a SAR, the participant is entitled to receive a cash amount equal to the difference between the fair market value of our common stock underlying the SAR on the date of exercise and the fair market value of our common stock underlying the SAR on the date of grant.  SARs would otherwise be subject to the same terms and conditions as are applicable to stock options.

Performance Awards

The Compensation Committee may provide that the grant or vesting schedule of an award of stock options, restricted stock, unrestricted stock, or RSUs is based or partially based on the achievement of specified performance goals.

The performance goals may be expressed in terms of one or more of the following criteria: (a) earnings (either in the aggregate or on a per-share basis, either including or excluding any or all of interest, depreciation, and amortization, reflecting dilution of shares as the Compensation Committee deems appropriate and, if the Compensation Committee so determines, net of or including dividends); (b) adjusted net income (meaning net income, excluding restructuring and related severance costs, inventory write-downs and related purchase commitment charges, write-offs of purchased research and development, and individually material one-time gains or charges); (c) gross or net sales; (d) cash flow(s) (including either operating or net cash flows); (e) financial return ratios; (f) total stockholder return, stockholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price or share price appreciation; (g) value of assets, return or net return on assets, net assets or capital (including invested capital); (h) adjusted pre-tax margin; (i) margins, profits and expense levels; (j) dividends; (k) market share, market penetration or other performance measures with respect to specific designated products or product groups and/or specific geographic areas; (l) reduction of losses, loss ratios or expense ratios; (m) reduction in fixed costs; (n) operating cost management; (o) cost of capital; (p) debt reduction; (q) productivity improvements; (r) inventory turnover measurements; or (s) customer satisfaction, based on specified objective goals or a Company-sponsored customer survey.

Performance goals may be expressed (1) with respect to the Company as a whole or with respect to one or more divisions or business units, (2) on a pre-tax or after tax basis, and (3) on an absolute per share and/or relative basis. In addition, performance goals may employ comparisons with past performance of the Company (including one or more divisions) and/or the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders' equity and shares outstanding.

To the extent applicable, the measures used in performance goals set under the 2007 Program shall be determined in accordance with generally accepted accounting principles ("GAAP"), without regard to any of the following, unless otherwise determined by the Compensation Committee consistent with the requirements of Section 162(m)(4)(C) of the Code and the regulations thereunder: all items of gain, loss or expense for a fiscal year that are related to special, unusual or non-recurring items, events or circumstances affecting the Company or the financial statements of the Company; all items of gain, loss or expense for a fiscal year that are related to (i) the disposal of a business or discontinued operations or (ii) the operations of any business acquired by Company during the fiscal year; and all items of gain, loss or expense for a fiscal year that are related to changes in accounting principles or to changes in applicable law or regulations. To the extent a performance goal is expressed using an earnings or sales-based measure that requires deviations from GAAP, such deviations shall be at the discretion of the Compensation Committee and established at the time the applicable performance goals are established.

Amendments

The Board of Directors may amend the 2007 Program, except that stockholder approval is required for any amendment to the extent necessary to comply with applicable law or regulation. The Compensation Committee may amend any outstanding option, except that no amendment may materially impair any rights or increase any obligations of a recipient without the recipient's consent.

Repricing

Neither the Board of Directors nor the Compensation Committee may, without obtaining prior approval of the Company's stockholders: (i) reduce the exercise price of any issued and outstanding stock option (other than by adjustment relating to changes in capitalization); or (ii) authorize the Company to purchase stock options or exchange stock options for cash or other property, except due to tax withholding, cashless exercise, or upon a change in control.

Federal Income Tax Consequences

The following is a brief description of the U.S. federal income tax treatment that will generally apply to awards under the 2007 Program based on current federal income tax rules. The actual tax treatment may vary depending on each individual's circumstances.

Stock Options. There are generally no federal income tax consequences either to the recipient or to the Company upon the grant of a stock option. On exercise of a nonqualified option, the amount by which the fair market value of the common stock on the date of exercise exceeds the exercise price will generally be taxable to the recipient as compensation income, and will generally be deductible for tax purposes by the Company. The disposition of shares of common stock acquired upon exercise of a stock option will generally result in a capital gain or loss for the recipient, but will have no tax consequences for the Company.

Restricted Stock. Unless the recipient makes a section 83(b) election described below, a recipient of restricted stock will not realize taxable income at the time of grant and the Company will not be entitled to a deduction. When shares of restricted stock vest, the holder will realize ordinary income in an amount equal to the then fair market value of those shares, and the Company will be entitled to a corresponding deduction. Gains or losses realized upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to the grantee and the Company will be entitled to a corresponding deduction. Pursuant to section 83(b) of the Code, a recipient of restricted stock may elect to have income with respect to restricted stock recognized at the date of grant, in which case the applicable capital gain holding period commence as of that date and the Company will be entitled to a corresponding deduction.

Unrestricted Stock. A recipient of unrestricted stock will realize ordinary income at the time of grant in an amount equal to the then fair market value of the shares of common stock received, and the Company will be entitled to a corresponding deduction. Gains or losses realized upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares when granted to the grant recipient.

Restricted Stock Units. A recipient of a restricted stock unit will not realize taxable income at the time of grant and the Company will not be entitled to a deduction. When the recipient receives a share of common stock upon vesting of the RSU, the recipient will realize ordinary income in an amount equal to the then fair market value of the share, and the Company will be entitled to a corresponding deduction. Gains or losses realized upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares when the restricted stock units vest.

Phantom Stock Units.  A recipient of a phantom stock unit will not realize taxable income at the time of grant and the Company will not be entitled to a deduction.  When the recipient receives a share of common stock at the time or times specified in the recipient's employment agreement, the recipient will realize ordinary income in an amount equal to the then fair market value of the share, and the Company will be entitled to a corresponding deduction.  Gains or losses realized upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares on the date the shares were delivered to the recipient.

Section 162(m). Section 162(m) of the Code disallows a federal income tax deduction for certain compensation in excess of $1 million per year paid to each of the company's chief executive officer and its three other most highly compensated executive officers (other than the Chief Financial Officer). Compensation that qualifies as "performance-based compensation" is not subject to the $1 million limit. Stock options and SARs granted under the 2007 Program will satisfy the requirements applicable to performance-based compensation. Restricted stock and RSUs granted under the 2007 Program will be performance-based compensation if the grant or vesting is subject to one or more of the objective performance goals described above.

Tax withholding. The Company shall withhold any taxes required to be withheld by federal, state or local government in connection with an award.  The Company shall have the right to require an award holder to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for shares. An award holder may pay the withholding tax in cash, or, if the award agreement provides, may elect to have the number of shares of common stock the award holder is to receive reduced by the smallest number of whole shares of Common Stock which, when multiplied by the fair market value of the shares determined as of the date on which the amount of tax to be withheld is determined, is sufficient to satisfy federal, state and local, if any, withholding taxes arising from the award. Any such election must be made on or before the date on which the amount of tax required to be withheld is determined.  Any shares withheld to satisfy withholding taxes shall not again be available for award under the 2007 Program.

The Board of Directors recommends a vote "FOR" the approval of the Amended and Restated 2007 Stock Incentive Program.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board has adopted a written Related Party Transaction Policy that governs the review, approval, or ratification of related party transactions.  Related parties include our directors and executive officers, or any person who is an immediate family member of any director or executive officer; a stockholder owning in excess of five percent of any class of our securities; and any entity in which any of the foregoing is employed or is a partner, principal or owner of a 5% or more ownership interest.  A copy of the Related Party Transaction Policy is available to stockholders on our website and in print upon request.

The Nominating and Corporate Governance Committee has the responsibility of administering the policy.  Members of the Committee may not participate in any review, consideration, or approval of any transaction involving such member, any family member of such member, or any entity with which such member is affiliated.

All transactions with related parties meeting the disclosure thresholds established by the SEC must be approved or ratified by the Committee. All new employment relationships with a family member of a director or executive officer must be approved by the Committee.  The Committee also must undertake an annual review of on-going employment relationships of family members of any director or executive officer.

The Committee determines whether or not to approve or ratify a transaction or employment relationship based on all relevant facts and circumstances, including:

•	the extent of the related person's interest in the transaction and the materiality of the transaction to the Company;
•	the benefits to the Company of the transaction;
•	the availability of other sources of comparable products or services; and
•	the commercial reasonableness of the transaction.

The following related party relationships and transactions meet the threshold established by the SEC for disclosure in our annual proxy statement:

Yitzhak Shoshani is the brother of director Ruta Zandman.  Mr. Yitzhak Shoshani is Vice President and General Manager of, and owns 13.3% of, Ecomal Israel, a distributor of our products mainly in the Israeli market. In 2013, Mr. Yitzhak Shoshani's compensation (salary and car allowance) was $167,315.

Roy Shoshani is the brother of Ziv Shoshani.  He is currently Vice President of Vishay's Integrated Circuits Division.   In 2013, Mr. Roy Shoshani's compensation (salary, bonus, and car and housing allowances) was $502,402.

Vishay Precision Group, Inc.

On July 6, 2010, Vishay completed the spin-off of Vishay Precision Group, Inc. (VPG) to its stockholders as an independent, publicly-traded company.  Prior to July 6, 2010, Vishay Precision Group, Inc. was a wholly-owned subsidiary of the Company.

Following the spin-off, VPG and Vishay operate separately, each as independent public companies.  Vishay Intertechnology has no ownership interest in VPG.  However, Ruta Zandman, solely or on a shared basis with Marc Zandman and Ziv Shoshani, all of whom are members of our Board of Directors, control a large portion of the voting power of both Vishay and VPG.  Mrs. Zandman, solely or on a shared basis with Marc Zandman and Ziv Shoshani, controls approximately 42.4% of the voting power of our capital stock and approximately 34% of the total voting power of VPG's capital stock.  Marc Zandman, our Executive Chairman of the Board and an executive officer of Vishay, serves as the Chairman of VPG.  Ziv Shoshani, CEO of VPG and a nephew of Mrs. Ruta Zandman, serves as a director of Vishay.

In connection with the completion of the spin-off, on July 6, 2010, Vishay and its subsidiaries entered into several agreements with VPG and its subsidiaries that govern the relationship of the parties following the spin-off.  Among the agreements entered into with VPG and its subsidiaries were a trademark license agreement, transition services agreement, several lease agreements, and supply agreements. None of the agreements are expected to have a material impact on Vishay's financial position, results of operations, or liquidity.  We believe that the pricing associated with these agreements are equivalent to arms-length transactions between unrelated parties.  However, such agreements were negotiated when VPG was still a subsidiary of Vishay Intertechnology.  These agreements are described in the section entitled "Certain Relationships and Related Party Transactions," which is incorporated by reference herein, of the registration statement on Form 10 of Vishay Precision Group filed with the SEC on June 22, 2010.
Timothy V. Talbert, a director, is also a member of the Board of Directors of VPG.

OTHER MATTERS

This proxy statement includes all of the business that the Board of Directors intends to present at the annual meeting.  The Board of Directors is not aware of any other matters proposed to be presented at the meeting.  If any other matter or matters are properly brought before the annual meeting or any adjournment thereof, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

AVAILABILITY OF ANNUAL REPORT AND FORM 10‑K TO STOCKHOLDERS

Our Annual Report to Stockholders for the year ended December 31, 2013 accompanies this proxy statement.  Vishay will provide to any stockholder, upon written request and without charge, a copy of our most recent Annual Report on Form 10-K, including the financial statements, as filed with the Securities and Exchange Commission.  All requests for such reports should be directed to Investor Relations, Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355, telephone number (610) 644‑1300.  A copy of our Annual Report to Stockholders and our Annual Report on Form 10-K are also available on our investor relations website at ir.vishay.com.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Under SEC rules, if a stockholder wants us to include a proposal in our proxy materials for the 2015 annual meeting, a stockholder proposal must comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission and be received by our Corporate Secretary by the close of business on December 5, 2014.

The form of proxy issued with our 2015 proxy statement will confer discretionary authority to vote for or against any proposal made by a stockholder at our 2015 annual meeting and which is not included in our proxy statement. However, such discretionary authority is not permitted to be exercised if the stockholder proponent has given notice to our Secretary of such proposal before February 19, 2015 and certain other conditions provided for in the SEC's rules have been satisfied.

By Order of the Board of Directors,

Peter Henrici
Corporate Secretary

April 4, 2014

ANNEX A

VISHAY INTERTECHNOLOGY, INC. 2007 STOCK INCENTIVE PROGRAM
(AS AMENDED AND RESTATED)

            1.            Purpose.  The Vishay Intertechnology, Inc. 2007 Stock Incentive Program provides for the grant of stock options, restricted stock, restricted stock units, unrestricted stock, stock appreciation rights and phantom stock units to executive officers, key employees and directors of Vishay Intertechnology, Inc. and its subsidiaries.  The purpose of the Program is to enhance the long-term performance of the Company and to provide the selected individuals with an incentive to improve the growth and profitability of the Company by acquiring a proprietary interest in the success of the Company.  The Program as amended and restated reflects the merger of the Vishay Intertechnology, Inc. Senior Executive Phantom Stock Plan with and into the Program, and includes Awards of Phantom Stock Units. The effectiveness of the amendment and restatement of the Program, including the merger of the Vishay Intertechnology, Inc. Senior Executive Phantom Stock Plan with and into the Program is conditioned on and subject to the approval of the Company's stockholders at the Company's Annual Meeting of Stockholders to be held in 2014.

            2.         Definitions.  Whenever used in the Program, the masculine pronoun shall be deemed to include the feminine, the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases shall have the meaning set forth below unless the context plainly requires a different meaning:

              (a)        "Agreement" means the written agreement between the Company and a Participant, or other documentation, evidencing an Award.  A Participant's acceptance of an Award shall be deemed to reflect the Participant's agreement that the Award shall be subject to all of the terms and conditions of this Program and the applicable Agreement.

              (b)        "Award" means an Option, Restricted Stock, Unrestricted Stock, Restricted Stock Unit, Stock Appreciation Right or Phantom Stock Unit Award.

              (c)        "Board" means the Board of Directors of the Company.

              (d)        "Cause" means any of the following:

                      (i)  A Participant's conviction of a felony or any other crime involving moral turpitude (whether or not involving the Company or its Subsidiaries);

                      (ii)  Any act or failure to act by a Participant involving dishonesty, fraud, misrepresentation, theft or embezzlement of assets from Vishay or its Subsidiaries; or

                      (iii)            A Participant's (A) willful and repeated failure to substantially perform his duties under any applicable employment agreement, or the repeated refusal to follow the reasonable directions of the Board or any officer of the Company (other than as a result of Disability) or (B) willful and repeated failure to substantially comply with any policy of the Company or its Subsidiaries applicable to the Participant; in either case following the Participant's failure to cure within twenty (20) days after the Participant's receipt of written notice from the Company.

              (e)        "Class B Common Stock" means the Class B common stock, $0.10 par value per share, of the Company.

              (f)         "Code" means the Internal Revenue Code of 1986, as amended.

              (g)        "Committee" means the Compensation Committee of the Board, or the Board, if acting in place of the Compensation Committee.

              (h)        "Common Stock" means the common stock, par value $0.10 per share of the Company, other than Class B Common Stock.

              (i)         "Company" means Vishay Intertechnology, Inc. a Delaware corporation, or any successor organization.

              (j)         "Consent" has the meaning prescribed in Section 14.

              (k)        "Continuing Director" means a director who either (i) was a member of the Board on April 1, 2008 or (ii) becomes a member of the Board after April 1, 2008 and whose election, appointment or nomination for election by the stockholders of the Company is duly approved by a majority of the Continuing Directors on the Board at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the Board in which such individual is named as nominee for director.

              (l)         "Disability" means a physical or mental condition which, in the judgment of the Committee, permanently prevents a Participant from performing his usual duties for the Company or such other position or job which the Company makes available to him and for which the Participant is qualified by reason of his education, training and experience.  In making its determination the Committee may, but is not required to, rely on advice of a physician competent in the area to which such Disability relates.  The Committee may make the determination in its sole discretion and any decision of the Committee shall be binding on all parties.

              (m)       "Effective Date" means the date of the Company's Annual Meeting of Stockholders to be held in 2014.

              (n)        "Employee" means a full-time, nonunion, salaried, common law employee of the Company or any Subsidiary.  The term "Employee" shall not include an individual who is not classified by the Committee as an employee, even if such individual is retroactively recharacterized as an employee by the Company, a Subsidiary or a third party.

              (o)        "Exercise Price" means the price per share at which Common Stock may be purchased upon exercise of an Option.

              (p)        "Expiration Date" means the last date upon which an Option can be exercised, as described in Section 6(b).

              (q)        "Fair Market Value" means:

                      (i)            If Shares are listed on a stock exchange, Fair Market Value shall be determined based on the last reported sale price of a Share on the principal exchange on which Shares are listed on the date of determination, or if such date is not a trading day, the next trading date.

                      (ii)           If Shares are not so listed, but trades of Shares are reported on the Nasdaq National Market, Fair Market Value shall be determined based on the last quoted sale price of a Share on the Nasdaq National Market on the date of determination, or if such date is not a trading day, the next trading date.

                      (iii)          If Shares are not so listed nor trades of Shares so reported, Fair Market Value shall be determined by the Committee in good faith.

              (r)         "Immaculate Cashless Exercise" means an arrangement for the exercise of Options under which the Participant receives Shares having an aggregate Fair Market Value equal to the excess of the Fair Market Value of the Common Stock subject to Option exercise over the aggregate Option exercise price for such Options.

              (s)         "Involuntary Termination" means a Termination of Employment but does not include a Termination of Employment for Cause or a Voluntary Resignation.

              (t)          "Option" means a right to purchase Shares granted pursuant to Section 6 of this Program, which shall not be treated as an incentive stock option under section 422 of the Code.

              (u)         "Participant" means an individual to whom an Award is granted pursuant to the Program, provided that with respect to Section 12, the term "Participant" shall mean any Employee of the Company who has entered into an employment agreement with the Company that provides for the grant of Phantom Stock Units pursuant to the Program.

              (v)         "Permitted Holder" means each of the Estate of Dr. Felix Zandman, Dr. Felix Zandman's surviving spouse, his children or lineal descendants, the Estate of Mrs. Luella B. Slaner or her children or lineal descendants, any trust established for the benefit of such persons, or any "person" (as such term is used in Section 13(d) or Section 14(d) of the Exchange Act), directly or indirectly, controlling, controlled by or under common control with any such person referenced in this Section 2(v) or any trust established for the benefit of such persons or any charitable trust or non-profit entry established by a Permitted Holder, or any group in which such Permitted Holders hold more than a majority of the voting power of the Common Stock and Class B Common Stock deemed to be beneficially owned by such group.

              (w)        "Phantom Stock Unit" shall mean a right to receive a Share on a future date referenced in a Participant's employment agreement between the Company or a Subsidiary and the Participant.

              (x)         "Phantom Stock Plan" means the Vishay Intertechnology, Inc. Senior Executive Phantom Stock Plan which was merged with and into the Program, as amended and restated.

              (y)         "Program" means the Vishay Intertechnology, Inc. 2007 Stock Incentive Program, as amended and restated, and as may be amended from time to time.

              (z)         "Program Action" has the meaning prescribed in Section 14.

              (aa)       "Restricted Stock" means restricted Shares that are forfeitable on the date of grant and that may not be transferred until vested.

              (bb)       "Restricted Stock Unit" means the right to receive a Share on a date determined by the Committee and set forth in the applicable Agreement.

              (cc)       "Retirement" means a Termination of Employment from the Company or a Subsidiary, with the consent of the Company, on or after the "normal retirement age" defined under any tax qualified retirement plan maintained by the Company.

              (dd)      "SAR Spread" has the meaning prescribed in Section 2(ff).

              (ee)       "Share" means a share of Common Stock.

              (ff)        "Stock Appreciation Right" means the right to receive in cash or Shares the excess, if any, of the Fair Market Value of a Share on the exercise date over the Fair Market Value of a Share on the grant date (the SAR Spread), and otherwise shall have the same terms and conditions as an Option granted hereunder.

              (gg)       "Subsidiary" means any trade or business, including, without limitation, a corporation (other than the Company), partnership or limited liability company in an unbroken chain of trades or businesses beginning with the Company if, at the time of the granting of the Award, each of the trades or businesses other than the last trade or business in the unbroken chain owns ownership interests equal to 50% or more of the total combined voting power of all ownership interests in one of the other trades or businesses in the chain.

              (hh)       "Termination of Employment."

                      (i)            In General.  "Termination of Employment" means the termination of the employee-employer relationship between an Employee and the Company or a Subsidiary, or the termination of service as a member of the Board, regardless of the fact that severance or similar payments are made to the Participant, for any reason, including, but not limited to, a Voluntary Resignation, Involuntary Termination, termination for Cause, death, Disability or Retirement.  The Committee shall, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment, or whether a Termination of Employment is for Cause.  If a Participant is both an Employee and a member of the Board or if a Participant ceases to be an Employee or Board member and immediately commences service in the other capacity, then a Termination of Employment shall occur when the Participant is neither an Employee nor a member of the Board.
                      (ii)           Special Provisions Relating to Section 409A of the Code.
                                (A)            To the extent compliance with the requirements of Treasury Regulation § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under section 409A of the Code to payments due to a Participant upon or following his Termination of Employment, then notwithstanding any other provision of the Program, any such payments that are otherwise due within six months following the Participant's Termination of Employment, including but not limited to payments described in Section 12(d), will be deferred and paid to  the Participant in a lump sum immediately following that six-month period.
                                (B)            Notwithstanding any other provision of the Program to the contrary, any payment or benefit provided to a Participant upon or following his or her Termination of Employment that represents a "deferral of compensation" within the meaning of section 409A of the Code shall only be paid or provided to the Participant upon his or her "separation from service" within the meaning of Treas. Reg. § 1.409A-1(h) (or any successor regulation).

              (ii)        "Unrestricted Stock" means Shares that are fully and immediately vested at the date of grant of an Award.

              (jj)        "Voluntary Resignation" means a Termination of Employment as a result of the Participant's resignation.

            3.            Administration.

              (a)         The Program shall be administered by the Committee, which shall consist of at least two directors who are not Employees of the Company or a Subsidiary.  The members of the Committee shall be appointed by, and serve at the pleasure of, the Board.  To the extent required for transactions under the Program to qualify for the exemptions available under Rule 16b‑3 promulgated under the Securities Exchange Act of 1934, the members of the Committee shall be "non-employee directors" within the meaning of Rule 16b‑3.  To the extent required for compensation realized from Awards to be deductible by the Company pursuant to section 162(m) of the Code, the members of the Committee shall be "outside directors" within the meaning of section 162(m).  Notwithstanding the foregoing, no grant of an Award shall be invalidated if the Committee is not so constituted.  If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Program that would otherwise be the responsibility of the Committee.

              (b)         The Committee shall have full authority, in its discretion, to:

                      (i)            determine the Employees of the Company or any Subsidiary to whom Awards shall be granted and the terms and provisions of each Award, subject to the provisions of this Program;

                      (ii)           exercise all of the powers granted to it under this Program;

                      (iii)          construe, interpret and implement the Program and any Agreement;

                      (iv)          prescribe, amend and rescind rules and regulations relating to this Program, including rules governing its own operations;

                      (v)           determine the terms and provisions of the respective Agreement with each Participant;

                      (vi)          make all determinations necessary or advisable in administering the Program; and

                      (vii)         correct any defect, supply any omission and reconcile any inconsistency in the Program.

The Committee's determinations under the Program need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Program (whether or not such persons are similarly situated).  The Committee's decisions shall be final and binding on all Participants.

              (c)           Action of the Committee shall be taken by the vote of a majority of its members.  The determination of the Committee on all matters relating to the Program or any Agreement (including, without limitation, the determination as to whether an event has occurred resulting in forfeiture or a termination or reduction of the Company's obligations in accordance with the terms of this Program) shall be final, binding and conclusive.  No member of the Committee shall be liable for any action or determination made in good faith with respect to the Program or any award thereunder.

              (d)           Notwithstanding any other provision of the Program, the Committee (or the Board acting instead of the Committee), may delegate to one or more officers of the Company the authority to designate the individuals (other than such officer(s) or any member of the Board), among those eligible to receive awards pursuant to the terms of the Program, who will receive Awards and the size of each such grant, to the fullest extent permitted by Section 157 of the Delaware General Corporation Law (or any successor provision thereto).  The Committee may additionally delegate to one or more officers of the Company the day-to-day administrative management of the Program to the fullest extent permitted by Section 157 of the Delaware General Corporation Law (or any successor provision thereto).

              (e)            With respect to Awards granted to members of the Board who are not Employees of the Company, the Program shall be administered as otherwise set forth in this Section 3, including determining which individuals shall receive Awards and the terms of any such Awards, solely by the Board.

              (f)            All expenses of the Program shall be borne by the Company.

        4.            Shares Available.

              (a)            Number of Shares Available.  Subject to adjustment in accordance with Section 4(c), the number of Shares for which Awards may be granted under this Program is 6,500,000, including 300,000 Shares previously reserved for issuance under the Phantom Stock Plan, which may consist of treasury shares, authorized but unissued Shares or Shares acquired by the Company for purposes of the Program.  The maximum number of Shares subject to Awards granted under this Program to any participating Employee for any year shall not exceed 300,000, subject to adjustment in accordance with Section 4(c).  To the extent permitted by law, any Shares attributable to the unexercised, unearned or otherwise unsettled portion of any Award that is forfeited, canceled, expires or terminates for any reason without being exercised, earned or otherwise settled in full, including such Shares underlying Awards granted before the Effective Date, shall again be available for the grant of Awards under this Program.

              (b)            Effect of Share Withholding and Immaculate Cashless Exercise.   If (i) with respect to any form of Award, the Company withholds Shares to satisfy its minimum tax withholding requirements as provided in Section 18, (ii) an Option covering Shares is exercised pursuant to an Immaculate Cashless Exercise arrangement or (iii) Shares are tendered to the Company in payment of the Exercise Price of an Option, other Options may not be granted covering (A) the Shares so withheld to satisfy the Company's tax withholding requirements, (B) the Shares that were subject to such Option but not delivered because of the application of such Immaculate Cashless Exercise provisions or (C) the Shares so tendered to pay the Exercise Price, as applicable.  In addition, for the avoidance of doubt, Awards may not be granted covering Shares repurchased by the Company on the open market with proceeds, if any, received by the Company on account of the payment of the option price for an Option by Participants.

              (c)            Changes in Capitalization.  If there is any change in the outstanding Shares by reason of a stock dividend or distribution, stock split, reverse stock split, recapitalization or similar corporate change, or by reason of any merger, consolidation, spinoff or other corporate reorganization in which the Company is the surviving corporation, the number of shares that may be delivered under the Program and the number of Shares subject to each outstanding Award, and, if appropriate, the Exercise Price under an Award of Options, shall be equitably adjusted by the Committee to prevent the enlargement or dilution of rights of a Participant under the Award.  After any adjustment made pursuant to this Section 4(c), the number of shares subject to each outstanding Award shall be rounded down to the nearest whole number.

            5.            Eligibility.  Officers, other Employees of the Company or a Subsidiary, and members of the Board, who are responsible for or contribute to the management, growth, and profitability of the business of the Company or a Subsidiary, are eligible to participate in the Program.  Subject to Section 3(d), the selection of individuals for participation in the Program shall be made by the Committee, based on a subjective evaluation of each individual's performance and expected future contribution to the Company and its Subsidiaries, and may take into account the recommendations of the Chief Executive Officer of the Company, provided that any Employee of the Company who has entered into an employment agreement with the Company providing for the granting of Phantom Stock Units pursuant to the Program shall be eligible to receive a Phantom Stock Awards as provided in such employment agreement.

       6.            Options.

              (a)            Grant of Options.  The Committee, in its discretion, may grant Options during any year that this Program is in effect to any eligible Employee.  The terms of each Option shall be contained in an Agreement, which shall contain the number of Shares covered by the Option, the period during which the Option may be exercised, the Exercise Price, and any additional terms and conditions not inconsistent with this Program that the Committee deems to be appropriate.  The Committee shall have complete discretion in determining the number of Shares subject to each Option grant (subject to the share limitations set forth in Section 4(a)) and, consistent with the provisions of this Program, the terms, conditions and limitations pertaining to each Option.  The terms of Options need not be uniform among Participants.

              (b)            Option Term.  The duration of each Option shall be specified in the Agreement and shall not exceed ten (10) years.

              (c)            Option Price.  The Exercise Price of the Common Stock purchasable under any Option shall be determined by the Committee and set forth in each Agreement, subject to adjustment in accordance with Section 4(c).  The Exercise Price shall not be less than the Fair Market Value of a Share on the date the Option is granted.

              (d)            Exercise of Options.  Each Agreement shall contain a vesting schedule, which shall specify when the Option shall become vested and thus exercisable; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part, and may permit the Participant or any other designated person acting for the benefit of the Participant to exercise all or any part of the Option during all or part of the remaining Option term specified in Section 6(a), notwithstanding any provision of the Agreement to the contrary.

              (e)            Termination of Employment.

                      (i)            Death or Disability.  If a Participant has a Termination of Employment as a result of death or Disability, the time at which the unexercised portion of any Option becomes exercisable may be accelerated, including to make the Option immediately exercisable in full.  Except as otherwise provided in an applicable Agreement, the Option, to the extent that it is not exercisable on the date of termination, shall expire and terminate on such date of termination and the Option, to the extent that it is exercisable (including after any acceleration of vesting) on such date of termination, shall expire and terminate on the earlier of the Expiration Date or first anniversary of the Participant's death or disability.  Any exercise of an Option following a Participant's death shall be made only by the Participant's executor or administrator, unless the Participant's will specifically disposes of such award, in which case such exercise shall be made only by the recipient of such specific disposition.  If a Participant's personal representative or the recipient of a specific disposition shall be entitled to exercise an Option pursuant to the preceding sentence, such representative or recipient shall be bound by all the terms and conditions of the Program and the applicable Agreement which would have applied to the Participant.

                      (ii)            Retirement.  If a Participant has a Termination of Employment due to Retirement, the time at which the unexercised portion of an Option becomes exercisable may be accelerated, including to make the Option immediately exercisable in full.  Except as otherwise provided in an applicable Agreement, the Option, to the extent that it is not exercisable on the date of retirement, shall expire and terminate on such date of retirement and the Option, to the extent that it is exercisable (including after any acceleration of vesting) on such date of retirement, shall expire and terminate on the earlier of the Expiration Date or the first anniversary of the Participant's retirement.

                      (iii)           Other Termination.  Except as otherwise provided in an applicable Agreement, if a Participant has a Termination of Employment for reasons other than as provided in Sections 6(e)(i) and 6(e)(ii), the Option, to the extent that it is not exercisable on the date of termination, shall expire and terminate on such date of termination and the Option, to the extent that it is exercisable (including after any acceleration of vesting) on such date of termination, shall expire and terminate on the earlier of the Expiration Date of the Option or on the 60th day after the Participant's termination; provided, however, that the unexercised portion of any Option (including any vested portion) shall expire and terminate immediately upon a Termination of Employment for Cause.

                      (iv)           If the Company in its sole discretion determines that the Participant has, at any time during the 12-month period following Termination of Employment violated the terms of any agreement with the Company or a Subsidiary regarding (i) engaging in a business that competes with the business of the Company or any Subsidiary, (ii) interfering in any material respect with any contractual or business relationship of the Company or any Subsidiary, or (iii) soliciting the employment of any person who was during such 12-month period, a director, officer, partner, Employee, agent or consultant of the Company or a Subsidiary, then (x) all outstanding unexercised Options issued to the holder pursuant to the Program shall be forfeited and (y) upon written request from the Company, the Participant shall pay to the Company any gain realized upon the exercise of an Option within the 12-month period preceding the violation or such other period as may be set forth in the applicable Agreement.

              (f)             Transfer of Option.  Unless the Committee determines otherwise at the time an Option is granted, no Option granted under the Program shall be assignable or transferable other than by will or by the laws of descent and distribution, and all Options shall be exercisable during the life of the Participant only by the Participant or his legal representative.

              (g)             Substituted Options.  Notwithstanding anything to the contrary in this Section 6, any Option issued in substitution for an Option previously issued by another entity, which substitution occurs in connection with a transaction to which section 424(a) of the Code is applicable, may provide for an exercise price computed in accordance with such section of the Code and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued Option being replaced thereby.

              (h)            Exercise of Options.

                      (i)             In General.  An Option shall be exercised by the delivery of a written notice of exercise to the Corporate Secretary of the Company, or such other person specified by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment of the Exercise Price and any required withholding taxes.  Payment of the Exercise Price for the Shares being purchased shall be made:  (A) by certified or official bank check (or the equivalent thereof acceptable to the Company), or (B) at the discretion of the Committee and to the extent permitted by law, by such other provision as the Committee may from time to time prescribe.  The Committee may allow exercises to be made by means of Immaculate Cashless Exercise or other similar arrangement with the delivery of payment as permitted under Federal Reserve Board Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Program's purpose and applicable law.  Payment shall be made on the date that the Option or any part thereof is exercised, and no shares shall be issued or delivered upon exercise of an Option until full payment has been made by the Participant.  Promptly after receiving payment of the full Exercise Price, the Company shall, subject to the provisions of Section 14, deliver to the Participant, or to such other person as may then have the right to exercise the Option, a certificate for the Shares for which the Option has been exercised.

                      (ii)            Automatic Exercise.  The provisions of this Paragraph 6(h)(ii) shall apply to any Option that is unexercised, in whole or in part, on or after the Effective Date, including any such Option that was granted before the Effective Date.  Immediately before the time at which any such Option is scheduled to expire in accordance with the terms and conditions of the Program and the applicable Agreement, the Option shall be deemed automatically exercised, if such Option satisfies the following conditions:

                              (A)            Such Option is covered by a then-current registration statement or a Notification under Regulation A under the 1933 Act.

                              (B)            The last reported sale price of a Share on the principal exchange on which Shares are listed on the date of determination, or if such date is not a trading day, the last preceding trading day, exceeds the option price per Share by such amount as may be determined by the Committee or its delegate from time to time.  Absent a contrary determination, such excess per Share shall be $0.01.

                              (C)            The Participant to whom such Option has been granted has not terminated employment for Cause, and, immediately before the time at which any such Option is scheduled to expire in accordance with the terms and conditions of the Program and the applicable Agreement, there is no basis for a Termination of Employment for Cause.

                              (D)            An Option subject to this Section 6(h)(ii) shall be exercised via Immaculate Cashless Exercise, such that subject to the other terms and conditions of the Program, following the date of exercise, the Company shall deliver to the Participant Shares having a value, at the time of exercise, equal to the excess, if any, of (A) the value of such Shares based on the  last reported sale price of such Shares on the principal exchange on which Shares are listed on the date of determination, or if such date is not a trading day, the last preceding trading date, over (B) the sum of (x) the aggregate option price for such Shares, plus (y) the applicable tax withholding amounts (as determined pursuant to Section 18) for such exercise; provided that in connection with such cashless exercise that would not result in the issuance of a whole number of Shares, the Company shall pay cash in lieu of any fractional Share.

            7.            Employees Based Outside of the United States.  Notwithstanding any provision of this Program to the contrary, in order to foster and promote the achievement of the purposes of the Program, or to comply with these provisions in other countries in which the Company or any Subsidiary operates or has Employees, the Committee, in its sole discretion, shall have the power and authority to (i) determine which Employees employed by the Company or any Subsidiary outside the United States, are eligible to participate in the Program; (ii) modify the terms and conditions of any options granted to Employees who are employed outside the United States (including the grant of Stock Appreciation Rights, as described in Section 8 in lieu of Options); and (iii) establish subprograms, modified Option exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable.

            8.            Stock Appreciation Rights.  The Committee in its discretion may grant Stock Appreciation Rights in lieu of Options to Employees, having terms and conditions similar to terms and conditions applicable to Options under Section 6.  Stock Appreciation Rights granted under this Section 8 shall be treated as Options for the application of the limitations in Section 4(a).

            9.             Restricted Stock.

              (a)            Restricted Stock Grants.  The Committee may grant Restricted Stock to such persons, in such amounts, and subject to such vesting and forfeiture provisions and other terms and conditions as the Committee shall determine in its sole discretion, subject to the provisions of the Program.  The terms of a grant of Restricted Stock shall be contained in an Agreement, which shall contain the number of Shares of Restricted Stock granted, when the Restricted Stock vests and any additional terms and conditions not inconsistent with this Program that the Committee deems to be appropriate.  If the Restricted Stock is newly issued by the Company, the Participant must make payment to the Company or its exchange agent in an amount at least equal to the par value of the shares as required by the Committee and in accordance with the Delaware General Corporation Law.

              (b)            Issuance of Stock Certificate(s).  Promptly after the Committee grants Restricted Stock to a Participant, the Company or its exchange agent shall issue to the Participant a stock certificate or stock certificates for the Shares covered by the Award or shall establish an account evidencing ownership of the stock in uncertificated form.  Upon the issuance of such stock certificate(s) or establishment of such account, the Participant shall have the rights of a stockholder with respect to the Restricted Stock, subject to:

                      (i)                The nontransferability restrictions and forfeiture provision described in Section 9(d) and Section 9 (e);

                      (ii)                In the Committee's discretion, a requirement that any dividends paid on such shares shall be held in escrow until all restrictions on such shares have lapsed; and

                      (iii)               Any other restrictions and conditions contained in the applicable Agreement.

              (c)            Custody of Stock Certificate(s).  Unless the Committee shall otherwise determine, any stock certificates issued evidencing Shares of Restricted Stock shall remain in the possession of the Company until such shares are free of any restrictions specified in the applicable Agreement.  The Committee may direct that such stock certificate(s) bear a legend setting forth the applicable restrictions on transferability or, if the Restricted Stock is in book entry form, that such book entry or account be subject to electronic coding or stop order indicating that such Shares of Restricted Stock are restricted by the terms of the Program.  Such legend, electronic coding or stop order shall not be removed until such Shares of Restricted Stock vest.

              (d)            Nontransferability.  Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as otherwise specifically provided in this Program or the applicable Agreement.  The Committee at the time of grant shall specify the date or dates (which may depend upon or be related to a period of continued employment with the Company, the attainment of performance goals or other conditions or a combination of such conditions) on which the nontransferability of the Restricted Stock shall lapse.

              (e)            Termination of Employment.  Except as may otherwise be provided by the Committee at any time prior to a Participant's termination of employment, a Participant's termination of employment for any reason (including death) shall cause the immediate forfeiture of all Restricted Stock that has not yet vested as of the date of such termination of employment.  Unless the Board or the Committee determines otherwise, all dividends paid on such shares also shall be forfeited, whether by termination of any escrow arrangement under which such dividends are held, by the Participant's repayment of dividends received directly, or otherwise.

            10.            Unrestricted Stock.  The Committee may grant (or sell at a purchase price at least equal to par value) Shares free of restrictions under the Program, to such persons and in such amounts as the Committee shall determine in its sole discretion, subject to the provisions of the Program.  Shares may be thus granted or sold in respect of past services or other valid consideration.

        11.       Restricted Stock Units.

              (a)            Restricted Stock Unit Grants.  The Committee may grant Restricted Stock Units to such persons, in such amounts, and subject to such terms and conditions as the Committee shall determine in its discretion, subject to the provisions of the Program.  The terms of a grant of Restricted Stock Units shall be contained in an Agreement, which shall contain the number of Restricted Stock Units granted, when the Restricted Stock Units vest, when the Shares will be issued and any additional terms and conditions not inconsistent with this Program that the Committee deems to be appropriate.  Unless the applicable Agreement provides otherwise, a Share will be issued immediately upon vesting of a Restricted Stock Unit.

              (b)           Vesting.  Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as otherwise specifically provided in this Program or the applicable Agreement.  The Committee at the time of grant shall specify the date or dates (which may depend upon or be related to a period of continued employment with the Company, the attainment of performance goals or other conditions or a combination of such conditions) on which the Restricted Stock Units shall vest.

              (c)            Termination of Employment.  Except as may otherwise be provided by the Committee at any time prior to a Participant's Termination of Employment, a Participant's Termination of Employment for any reason (including death) shall cause the immediate forfeiture of all Restricted Stock Units that have not yet vested as of the date of such Termination of Employment.

        12.            Phantom Stock Units.

              (a)            Phantom Stock Unit Awards.  Each Participant who has an employment agreement with the Company or a Subsidiary that provides for the Award of Phantom Stock Units shall be granted the number of Phantom Stock Units specified in such Participant's employment agreement, as of the date or dates specified in such employment agreement.  Each grant of Phantom Stock Units shall be evidenced by an Agreement.

              (b)            Vesting of Phantom Stock Units.  Except as otherwise provided by the Committee and reflected in the Agreement, Phantom Stock Units granted shall be fully vested and nonforfeitable.

              (c)            Dividends.  If a dividend is distributed with respect to Shares, each Participant shall receive an Award of additional Phantom Stock Units determined by dividing the aggregate amount of cash dividends the Participant would have received with respect to the Phantom Stock Units (if the Phantom Stock Units were Shares) by the closing price per Share on the New York Stock Exchange, or such other national securities exchange or interdealer quotation service on which Shares are then traded, on the trading day on which the dividend distribution is made.

              (d)            Settlement of Phantom Stock Units.   Within 30 days after the Participant incurs a Termination of Employment, or such other time as may be specified in the applicable employment agreement or required by applicable law, the Company shall deliver Shares to the Participant equal to the number of the Participant's Phantom Stock Units.  Notwithstanding the foregoing, distribution of Shares to a Participant that represents a "deferral of compensation" within the meaning of section 409A of the Code shall only be paid or provided to a Participant at such time and in such form as shall avoid the application of an additional tax under section 409A.

              (e)            Phantom Stock Units Unfunded.  Phantom Stock Units granted to a Participant and the benefits payable in respect thereof represent merely unfunded, unsecured promises of the Company to distribute Shares in the future.

              (f)            Nontransferability of Phantom Stock Units.  No transfer (other than a transfer made by will or by the laws of descent and distribution) by the Participant of any right to any payment of Phantom Stock Units, whether voluntary or involuntary, by operation of law or otherwise, and whether by means of alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind, shall vest the transferee with any interest or right, and any attempt to so alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any such amount, whether presently or thereafter payable, shall be void and of no force or effect.

            13.            No Rights as a Stockholder.  No Participant (or other person having the right to exercise an Option or Stock Appreciation Right, vest in a Restricted Stock Unit or receive Shares on account of Phantom Stock Units) shall have any of the rights of a stockholder of the Company with respect to shares subject to such an Award until the issuance of a stock certificate to such person for such shares or the establishment of an account evidencing ownership of such shares in uncertificated form, except as otherwise provided in Section 4(c).

            14.       Consents and Approvals.  If the Committee shall at any time determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the issuance of shares under the Program or the taking of any other action thereunder (each such action being hereinafter referred to as a Program Action), then such Program Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Committee.  The term Consent as used herein with respect to any Program Action means (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (b) any and all written agreements and representations by the Participant with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and (c) any and all consents, clearances and approvals in respect of a Program Action by any governmental or other regulatory bodies.

     15.       Change in Control.

              (a)            Change in Control Defined.  A "Change in Control" shall be deemed to have occurred at such time as:

                      (i)                A "person" or "group" within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than the Company or any of its Subsidiaries or any employee benefit plans of the Company or any of its Subsidiaries or any Permitted Holders) becomes the direct or indirect "beneficial owner", as defined in Rule 13d‑3 under the Exchange Act, of 50% or more, in the aggregate, of the voting power of the (x) Common Stock and Class B Common Stock then outstanding or (y) other capital stock into which the Common Stock or Class B Common Stock is reclassified or changed;

                      (ii)               The consummation of any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any person other than to a Subsidiary of the Company; provided, however, that a transaction where the holders of the Common Stock and the Class B Common Stock immediately prior to such transaction own, directly or indirectly, more than 50% of aggregate voting power of all classes of common equity of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a Change in Control;

                      (iii)              The Continuing Directors cease to constitute at least a majority of the Company's board of directors; or

                      (iv)              The stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

              (b)            Effect of a Change in Control.

                      (i)                Upon the occurrence of a Change in Control, the Committee may (A) cause all or some of the Awards outstanding under the Program to be fully vested as of the effective date of the Change in Control or (B) provide for the accelerated distribution of Phantom Stock Units.

                      (ii)               Upon the occurrence of a Change in Control that results in (A) a dissolution or liquidation of the Company, (B) a sale of all or substantially all of the Company's assets, (C) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (D) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of Shares receive securities of another corporation and/or other property, including cash, the Committee shall, with respect to Options and Stock Appreciation Rights, in its absolute discretion (which may include not treating all Options and Stock Appreciation Rights uniformly), elect to either:

                              (1)            Amend each Option or Stock Appreciation Right so that it becomes exercisable in full at least two weeks before the occurrence of such event and expires upon the occurrence of such event;

                              (2)            Cancel, effective immediately prior to the occurrence of such event, each Option or Stock Appreciation Right outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant an amount in cash, for each Stock Appreciation Right, equal to the spread (on the same basis as determined for an Option under this Section 15(b)(ii)(2), and for each Share subject to such Option equal to the excess, if any, of (x) the value, as determined by the Committee in its absolute discretion, of the property (including cash) received by the holder of a Share as a result of such event over (y) the exercise price of such Option, provided that for the avoidance of doubt, such power of cancellation shall include the power to cancel any Option for which (y) is greater than or equal to (x) and the power to cancel any Stock Appreciation Right for which the spread is zero or negative; or

                      (iii)              With respect to Options, provide for the exchange of each Option outstanding immediately prior to such event (whether or not then exercisable) for an option on some or all of the property which a holder of the number of Shares subject to such Option would have received and, incident thereto, make an equitable adjustment as determined by the Committee in its absolute discretion in the exercise price of the Option, or the number of shares or amount of property subject to the Option or, if appropriate, provide for a cash payment to the Participant in partial consideration for the exchange of the Option, and with respect to Stock Appreciation Rights, provide for comparable exchanges.

            16.       Limitations Imposed by Section 162(m).

              (a)            Qualified Performance-Based Compensation.  The Committee may make the granting and/or vesting of an Award subject to the attainment of one or more pre-established objective performance goals during a performance period, as set forth below.  To the extent provided by the Committee in connection with any Award, it is intended that the compensation realized by the Participant from such Awards shall qualify as "qualified performance-based compensation" within the meaning of section 162(m) of the Code.

                      (i)            Performance Goals.  With respect to any Award that is intended to qualify as "qualified performance-based compensation" within the meaning of section 162(m) of the Code, prior to the ninety-first (91st) day of the applicable performance period or during such other period as may be permitted under section 162(m) of the Code, the Committee shall establish one or more objective performance goals with respect to such performance period.  Such performance goals shall be expressed in terms of one or more of the following criteria:  (A) earnings (either in the aggregate or on a per-share basis, either including or excluding any or all of interest, depreciation and amortization, reflecting dilution of shares as the Committee deems appropriate and, if the Committee so determines, net of or including dividends); (B) net income, adjusted as the Committee deems appropriate, including but not limited to adjustments to exclude any or all of  restructuring and related severance costs, inventory write-downs and related purchase commitment charges, and individually material one-time gains or charges); (C) gross or net sales; (D) cash flow(s) (including either operating or net cash flows); (E) financial return ratios; (F) total shareholder return, shareholder return based on growth measures or the attainment by the Shares of a specified value for a specified period of time, share price or share price appreciation; (G) value of assets, return or net return on assets, net assets or capital (including invested capital); (H) adjusted pre-tax margin; (I) margins, profits and expense levels; (J) dividends; (K) market share, market penetration or other performance measures with respect to specific designated products or product groups and/or specific geographic areas; (L) reduction of losses, loss ratios or expense ratios; (M) reduction in fixed costs; (N) operating cost management; (O) cost of capital; (P) debt reduction; (Q) productivity improvements; (R) inventory turnover measurements; or (S) customer satisfaction based on specified objective goals or a Company-sponsored customer survey.  Each such performance goal (1) may be expressed (x) with respect to the Company as a whole or with respect to one or more divisions or business units, (y) on a pre-tax or after-tax basis, (z) on an absolute and/or relative basis, and (2) may employ comparisons with past performance of the Company (including one or more divisions) and/or the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders' equity and shares outstanding.

                      (ii)            Applicability of GAAP.  To the extent applicable, the measures used in performance goals set under the Program shall be determined in accordance with generally accepted accounting principles ("GAAP") and in a manner consistent with the methods used in the Company's regular reports on Forms 10‑K and 10‑Q, without regard to any of the following, unless otherwise determined by the Committee consistent with the requirements of section 162(m)(4)(C) of the Code and the regulations thereunder:

                              (A)             All items of gain, loss or expense for a fiscal year that are related to special, unusual or non-recurring items, events or circumstances affecting the Company or the financial statements of the Company;

                              (B)            All items of gain, loss or expense for a fiscal year that are related to (1) the disposal of a business or discontinued operations or (2) the operations of any business acquired by Company during the fiscal year;

                              (C)            All items of gain, loss or expense for a fiscal year that are related to changes in accounting principles or to changes in applicable law or regulations.

                              (D)       To the extent any objective performance goals are expressed using cash flow(s) (including either operating or net cash flows) or any other earnings or sales-based measures that require deviations from GAAP, such deviations shall be at the discretion of the Committee and established at the time the applicable performance goals are established.

                      (iv)            Performance Period.  The Committee in its sole discretion shall determine the length of each performance period.

              (b)            Nonqualified Deferred Compensation.  Notwithstanding any other provision hereunder, if and to the extent that the Committee determines the Company's federal tax deduction in respect of an Award may be limited as a result of section 162(m) of the Code, with respect to Restricted Stock or Restricted Stock Units, the Committee may require the Participant to surrender to the Committee any certificates with respect to Restricted Stock and agreements with respect to Restricted Stock Units, in order to cancel the awards of such Restricted Stock or Restricted Stock Units.  In exchange for such cancellation, the Committee shall credit to a book account a cash amount equal to the Fair Market Value of the Shares subject to such Awards.  The amount credited to the book account shall be paid to the Participant within 30 days after the date that compensation paid to the Participant no longer is subject to the deduction limitation under section 162(m) of the Code.  The Participant shall have no rights in respect of such book account and the amount credited thereto shall not be transferable by the Participant other than by will or laws of descent and distribution.  The Committee may credit additional amounts to such book account as it may determine in its sole discretion.  Any book account created hereunder shall represent only an unfunded, unsecured promise by the Company to pay the amount credited thereto to the Participant in the future.

            17.            Designation of Beneficiary.  The Participant shall have the right to designate in writing from time to time a beneficiary or beneficiaries for any Award by filing a written notice of such designation with the Committee.  If the Participant's beneficiary predeceases the Participant and no successor beneficiary is designated, or if no valid designation has been made, the Participant's beneficiary shall be the Participant's estate.  In such an event, no payment shall be made unless the Committee shall have been furnished with such evidence as the Committee may deem necessary to establish the validity of the payment.

            18.            Tax Withholding.  The Company shall withhold any taxes required to be withheld by federal, state or local government in connection with an Award.  The Company shall have the right to require a Participant to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for shares.  A Participant may pay the withholding tax in cash, or, with the consent of the Committee or its delegate, or if the Agreement provides, a Participant may also elect to have the number of Shares he is to receive reduced by the smallest number of whole Shares which, when multiplied by the Fair Market Value of the shares determined as of the date on which the amount of tax to be withheld is determined, is sufficient to satisfy federal, state and local, if any, withholding taxes arising from the Award.  Any such election must be made on or before the date on which the amount of tax required to be withheld is determined.

            19.            Right of Discharge Reserved.  Nothing in the Program or in any Agreement shall confer upon any Participant the right to continue as an Employee or executive officer of the Company or any Subsidiary, or affect any right which the Company may have to terminate such Employee or executive officer.

        20.            Amendment and Termination.

              (a)       In General.  The Board may terminate the Program at any time, the Board or the Committee may amend the Program at any time, and the Committee may amend any outstanding Agreement at any time in any respect whatsoever, except that, other than pursuant to Section 15(b), no termination of the Program and no amendment to the Program or to an outstanding Agreement shall materially impair any rights or materially increase any obligations of any Participant under any Award without the prior written consent of the Participant (or, after the Participant's death, the person succeeding to the Participant's interests with respect to the Award).  An amendment to an Award that is intended to qualify as qualified performance-based compensation within the meaning of section 162(m) of the Code shall be subject to stockholder approval to the extent necessary for the Award to continue to so qualify under section 162(m) of the Code.  Any other amendment to an Award shall be subject to stockholder approval to the extent necessary to comply with other applicable laws or regulations.

              (b)       Repricing of Options and Cash Buyouts.  Notwithstanding any provision in the Program to the contrary, neither the Board nor the Committee may, without obtaining prior approval by the Company's shareholders:

                      (i)            Reduce the option price of any issued and outstanding Option granted under the Program at any time during the term of such option or increase the SAR Spread with respect to any Stock Appreciation Right (other than by adjustment pursuant to Section 4(c) relating to changes in capitalization);

                      (ii)            Authorize the Company to purchase Options or exchange Options for cash or other property, except to the extent specifically authorized under circumstances described in Section 4(b), Section 15(b) or Section 18 relating to Immaculate Cashless Exercise, change in control and tax withholding, respectively.

            21.            Term of the Program.  This Program initially became effective on May 22, 2007, the date approved by the stockholders of the Company, and was most recently amended and restated, prior to the 2014 Annual Meeting of Stockholders, effective February 23, 2011.  The effectiveness of the amendment and restatement of the Program, including the merger of the Vishay Intertechnology, Inc. Senior Executive Phantom Stock Plan with and into the Program is conditioned on and subject to the approval of the Company's stockholders at the Company's Annual Meeting of Stockholders to be held in 2014.  The Program shall terminate upon the earlier of (i) the date on which all Common Stock available under this Program have been issued, (ii) the 10th anniversary of the Effective Date, or (iii) the termination of this Program by the Committee subject to approval of the Board of Directors of the Company.  No Award may be granted after the termination of the Program.  Any outstanding Awards as of the date the Program terminates shall remain in full force and effect, subject to the terms of the Program and the relevant Agreement relating to such Award.

       22.            Indemnification.  Each person who is or shall have been a member of the Committee, or of the Board of Directors, shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Program and against and from any and all amounts paid by such person in settlement thereof with the Company's approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled from the Company, as a matter of law, or otherwise.

            23.            Successors.  All obligations of the Company under the Program, with respect to any Award granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

            24.            Severability.  If any provision of the Program shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Program, and the Program shall be construed and enforced as if the illegal or invalid provision had not been included.

            25.            Governing Law.  This Program and any grant of Awards made and any action taken hereunder shall be subject to and construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.

VISHAY INTERTECHNOLOGY INC.
ANNEX A – ISRAEL
TO THE 2007 STOCK INCENTIVE PROGRAM

DEFINITIONS

For purposes of this Annex and the Agreement, the following definitions shall apply:

            (a)           "Affiliate" – any "employer" within the meaning of Section
 102(a) of the Ordinance.

            (b)           "Approved 102 Award" – an Award granted pursuant to Section 102(b) of the Ordinance and held in trust or controlled by a Trustee for the benefit of the Participant.

            (c)           "Award"  - for the purpose of this Annex, an Award shall include only Awards convertible into Shares.

            (d)           "Capital Gain Award (CGA)" – an Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

            (e)           "Controlling Shareholder" – shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

            (f)            "Employee" – a person who is employed by an Israeli resident Subsidiary of the Company (provided the Subsidiary is a company and not any other type of legal entity), including an individual who is serving as an office holder, but excluding any Controlling Shareholder of the Company, all as determined in Section 102 of the Ordinance.

            (g)           "ITA" – the Israeli Tax Authorities.

            (h)           "Non-Employee" – anyone that is not an Employee.

            (i)            "Ordinary Income Award (OIA)" – an Approved 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

            (j)            "102 Award" – any Award granted to Employees pursuant to Section 102 of the Ordinance.

            (k)           "3(i) Option" – an Option granted pursuant to Section 3(i) of the Ordinance to any person who is a Non-Employee.

            (l)            "Ordinance" – the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

            (m)           "Section 102" – Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

            (n)           "Trustee" – any individual or entity appointed by the Company or its Israeli Subsidiary to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

            (o)           "Unapproved 102 Award" – an Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

For the avoidance of any doubt, it is hereby clarified that any capitalized terms not specifically defined in this Annex shall be construed according to the interpretation given to it in the Program.

            1.          GENERAL

                1.1.            This Annex (the "Annex") shall apply only to Participant who are residents of the State of Israel or those who are deemed to be residents of the State of Israel for the payment of tax.  The provisions specified hereunder shall form an integral part of the 2007 Stock Incentive Program of Vishay Intertechnology Inc. as amended (hereinafter, the "Program"), which applies to the issuance of Awards to purchase Shares of Vishay Intertechnology Inc. (hereinafter, the "Company").  All capitalized terms that are not defined in this Annex A shall have the meaning given to such term in the Program.  According to the Program, Awards to purchase the Company's Shares may be issued to employees, and officers of the Company or its subsidiaries and members of the Board.

                1.2            This Annex is effective with respect to Awards granted following Amendment no. 132 of the Ordinance, which entered into force on January 1, 2003.

                1.3            This Annex is to be read as a continuation of the Program and only modifies awards granted to Israeli Participants so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 (as specified herein), as may be amended or replaced from time to time.  For the avoidance of doubt, this Annex does not add to or modify the Program in respect of any other category of Participants.

                1.4            The Program and this Annex are complimentary to each other and shall be deemed as one.  In any case of contradiction, whether explicit or implied, between the provisions of this Annex and the Program, the provisions set out in the Annex shall prevail.

            2.            ISSUANCE OF AWARDS

                2.1            The persons eligible for participation in the Program as Participants and which are subject to this Annex shall include any Employees and/or Non-Employees; provided, however, that (i) Employees may only be granted 102 Awards; and (ii) Non-Employees and/or Controlling Shareholders of the Company may only be granted 3(i) Options.

                2.2            The Company may designate Awards granted to Employees pursuant to Section 102 as Unapproved 102 Awards or Approved 102 Awards.

                2.3            The grant of Approved 102 Awards shall be made under this Annex adopted by the Board, and shall be conditioned upon the approval of this Annex by the ITA.

                2.4            Approved 102 Awards may either be classified as Capital Gain Awards ("CGAs") or Ordinary Income Awards ("OIAs").

                2.5            No Approved 102 Awards may be granted under this Annex to any eligible Employee, unless and until, the Company's election of the type of Approved 102 Awards as CGA or OIA granted to Employees (the: "Election"), is appropriately filed with the ITA.  Such Election shall become effective beginning the first date of grant of an Approved 102 Award under this Annex and shall remain in effect at least until the end of the year following the year during which the Company first granted Approved 102 Awards.  The Election shall obligate the Company to grant only the type of Approved 102 Award it has elected, and shall apply to all Participants who were granted Approved 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance.  For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Awards simultaneously.

                2.6            All Approved 102 Awards must be held in trust or controlled by a Trustee, as described in Section 3 below.

                2.7            For the avoidance of doubt, the designation of Unapproved 102 Awards and Approved 102 Awards shall be subject to the terms and conditions set forth in Section 102.

            3.            TRUSTEE

                3.1            Approved 102 Awards which shall be granted under this Annex and/or any Shares allocated or issued upon exercise or vesting of such Approved 102 Awards and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Participants or controlled by the Trustee for at least such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the: "Holding Period").  In the case the requirements for Approved 102 Awards are not met, then the Approved 102 Awards may be regarded as Unapproved 102 Awards, or 3(i) Options or shall be subject to any other applicable provision of the Ordinance all in accordance with the provisions of Section 102.

                3.2            Notwithstanding anything to the contrary, the Trustee shall not release any Shares allocated or issued upon exercise or vesting of Approved 102 Awards prior to the full payment of the Participant's tax liabilities arising from Approved 102 Awards which were granted to him and/or any Shares allocated or issued upon exercise or vesting of such Awards.

                3.3            With respect to any Approved 102 Award, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, a Participant shall not sell or release from trust any Share received upon the exercise or vesting of an Approved 102 Award and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance.  Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Participant.

                3.4             Upon receipt of Approved 102 Award, the Participant will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Annex, or any Approved 102 Award granted to him thereunder.

            4.            THE AWARDS

            The terms and conditions, upon which the Awards shall be issued and exercised, shall be as specified in the Agreement to be executed pursuant to the Program and to this Annex.  Each Agreement shall state, inter alia, the number of Shares to which the Award relates, the type of Award granted thereunder (whether a CGA, OIA, Unapproved 102 Award or a 3(i) Option), the vesting provisions and the Exercise Price.

            5.            FAIR MARKET VALUE

            Without derogating from the definition of "Fair Market Value" enclosed in the Program and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant the Company's shares are listed on any established stock exchange or a national market system or if the Company's shares will be registered for trading within ninety (90) days following the date of grant of the CGAs, the fair market value of the Shares at the date of grant shall be determined in accordance with the average value of the Company's shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

            6.            ASSIGNABILITY AND SALE OF AWARDS

                6.1            Notwithstanding any other provision of the Program, no Award or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Participant each and all of such Participant's rights to purchase Shares hereunder shall be exercisable only by the Participant.  Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

                6.2            As long as Options or Shares purchased pursuant to an Option are held by the Trustee on behalf of the Participant, all rights of the Participant over the shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

            7.            INTEGRATION OF SECTION 102 AND TAX ASSESSING OFFICER'S PERMIT

                7.1            With regards to Approved 102 Awards, the provisions of the Program and/or the Annex and/or the Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer's permit, and the said provisions and permit shall be deemed an integral part of the Program and of the Annex and of the Agreement.

                7.2            Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Program or the Annex or the Agreement, shall be considered binding upon the Company and the Participants, provided that such provision is not inconsistent with the Program.

            8.            DIVIDEND

            Subject to the Company's Incorporation Documents, with respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Awards) allocated or issued upon the exercise or vesting of Awards and held by the Participant or by the Trustee as the case may be, the Participant shall be entitled to receive dividends in accordance with the quantity of such shares, and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

            9.            TAX CONSEQUENCES

                9.1            Any tax consequences arising from the grant, vesting or exercise of any Award, from the payment for or sale of the Shares covered thereby or from any other event or act (of the Company, and/or its Subsidiaries, and the Trustee or the Participant), hereunder, shall be borne solely by the Participant.  The Company and/or its Subsidiaries, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source.  Furthermore, the Participant shall agree to indemnify the Company and/or its Subsidiaries and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

                9.2            Participant may pay the withholding tax in cash, or, if the Agreement provides, a Participant may also elect to have the number of Shares he is to receive reduced by the number of whole Shares which, when multiplied by the Fair Market Value of the shares determined as of the date on which the amount of tax to be withheld is determined, is sufficient to satisfy the withholding taxes arising from the Award.  Any such election must be made on or before the date on which the amount of tax required to be withheld is determined.

                9.3            The Company and/or, when applicable, the Trustee shall not be required to release any share certificate to a Participant until all required payments have been fully made.

                9.4            With respect to Unapproved 102 Award, if the Participant ceases to be employed by the Company or any Affiliate, the Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

                9.5            For avoidance of doubt it is clarified that the tax treatment of any Awards granted under the Plan and this Annex is not guaranteed and although Awards may be granted under a certain tax route, they may become subject to a different tax route in the future.

            10.            GOVERNING LAW & JURISDICTION

            This Annex, as it relates to Section 102 of the Ordinance, shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws.  The competent courts of the Tel-Aviv District in Israel will have exclusive jurisdiction in any matters pertaining to this Annex.

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VISHAY INTERTECHNOLOGY, INC. 59 MAIDEN LANE NEW YORK, NY 10038
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M70308-P47648	KEEP THIS PORTION FOR YOUR RECORDS
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VISHAY INTERTECHNOLOGY, INC. The Board of Directors recommends that you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors Nominees 01)Dr. Abraham Ludomirski 02)Wayne M. Rogers 03)Ronald Ruzic	¡	¡	¡

The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as Vishay's independent registered public accounting firm for the year ending December 31, 2014.				¡	¡	¡
3.	The advisory approval of the compensation of the Company's executive officers.				¡	¡	¡
4.	To approve the Amended and Restated 2007 Stock Incentive Program.				¡	¡	¡

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)					¡

			¡	¡
Please indicate if you plan to attend this meeting.			Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held May 20, 2014.

The following materials, also included with this Notice, are available for view on the Internet:

Proxy Statement for the 2014 Annual Meeting of Stockholders

2013 Annual Report to Stockholders

To view these materials, visit http://ir.vishay.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

VISHAY INTERTECHNOLOGY, INC.
2014 Annual Meeting of Stockholders

The undersigned hereby appoints Marc Zandman, Dr. Gerald Paul, and Lori Lipcaman, and each of them acting individually, with full power of substitution, to vote all shares of common stock and Class B common stock of Vishay Intertechnology, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Vishay Intertechnology, Inc. to be held at the Vishay Intertechnology, Inc. World Headquarters, 63 Lancaster Avenue, Malvern, PA 19355, at 9:30 a.m., local time, on Tuesday, May 20, 2014, and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as indicated on the reverse side:

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Changes/Comments :

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be dated and signed on the other side.)